Exhibit 10.74

BUILDING LOAN AGREEMENT

Dated as of December 26, 2007

Between

ACADIA ATLANTIC AVENUE LLC,

as Borrower

and

BEAR STEARNS COMMERCIAL MORTGAGE, INC.,
as Lender

MERS MIN: 8000101-0000007166-1

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SCHEDULES

Schedule I	–	Organizational Chart of Borrower
Schedule II	–	Development Budget
Schedule III	–	Plans and Specifications
Schedule IV	–	Construction Schedule
Schedule V	–	Rent Roll

EXHIBITS

Exhibit A	Legal Description of the Land
Exhibit B	Intentionally Omitted
Exhibit C	Form of Datedown Endorsement
Exhibit D	Section 22 Affidavit
Exhibit E	Affirmation of Payment (AIA Form G706)
Exhibit F	Architect’s Certificate
Exhibit G	General Contractor’s Certificate
Exhibit H	Form of Performance Letter
Exhibit I	Anticipated Cost Report Form
Exhibit J	Form of Lien Waivers
Exhibit K	Form of Insolvency Opinion -To Be Delivered Upon Completion
Exhibit L	Form of Borrower’s Requisition
Exhibit M	Application and Certificate for Payment (AIA Form G702)

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BUILDING LOAN AGREEMENT

THIS BUILDING LOAN AGREEMENT, dated as of December 26, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement” or sometimes, this “Building Loan Agreement”), is made by and between BEAR STEARNS COMMERCIAL MORTGAGE, INC., a New York corporation, having an address at 383 Madison Avenue, New York, New York 10179 (“Lender”) and ACADIA ATLANTIC AVENUE LLC, a Delaware limited liability company, having its principal place of business at c/o Acadia Realty Trust, 1311 Mamaroneck Avenue - Suite 260, White Plains, New York 10605, as Borrower (“Borrower”).

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Building Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Building Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1                      Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“ADA” shall mean the Americans with Disabilities Act of 1992, as amended from time to time.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c).

“Additional Interest Reserve Deposit” shall have the meaning set forth in Section 5.1.28 hereof.

“Additional Mezzanine Borrower” shall have the meaning set forth in Section 5.2.13(g) hereof.

“Additional Mezzanine Loan” shall have the meaning set forth in Section 5.2.13 hereof.

“Additional Mezzanine Loan Documents” shall have the meaning set forth in Section 5.2.13(f) hereof.

“Administration Fee” shall have the meaning set forth in the Administration Fee Agreement.

“Administration Fee Agreement” shall mean that certain Administration Fee Agreement dated as of the date hereof between Borrower and Lender.

 “Advance” or “Advances” shall mean any disbursement of the proceeds of the Building Loan by Lender pursuant to the terms of this Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

 “Affiliate Fees” shall mean collectively, any development fee, management fee, brokerage fee, commission, distribution, reimbursement, salary, consideration sum or amount, however characterized, payable to any Restricted Party with respect to the Property and/or the Project.

“Affirmation of Payment” shall have the meaning as set forth in Section 2.11.5(e).

“Aggregate Debt Service Coverage Ratio” shall have the meaning set forth in Section 5.2.13 hereof.

“Agreement” shall mean this Building Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Borrower in accordance with Section 5.1.11.(e) hereof for the applicable Fiscal Year or other period.

“Anticipated Costs Report” shall have the meaning as set forth in Section 2.11.5(a).

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Approved Bank” shall mean a bank or other financial institution which has a minimum long term unsecured debt rating of at least “AA” by S&P and Fitch and “Aa2” by Moody’s.

“Architect’s Certificate” shall have the meaning as set forth in Section 2.10.10.

“Architect’s Contract” shall mean that certain Professional Services Authorization between Borrower and Borrower’s Architect dated as of March 16 2007, as the same may be amended from time to time in compliance with the terms hereof.

“Assignment of Contracts” shall mean that certain Assignment of Agreement Permits and Contracts dated as of the date hereof from Borrower, as assignor, to Lender, as assignee.

“Assignment of Leases” shall mean, collectively, the Building Loan Assignment of Leases and the Project Loan Assignment of Leases.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, in which such Person colludes with, or otherwise assists such Person, or causes to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower’s Architect” shall mean Butz Wilbern, Ltd..

“Borrower’s Requisition” shall have the meaning set forth in Section 2.14.1 hereof.

“BSCMI” shall mean Bear Stearns Commercial Mortgage, Inc., a New York corporation, and its successors in interest.

“Budget Line” shall have the meaning set forth in Section 2.1.14 hereof.

“Building Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement in the principal amount of up to the Building Loan Amount.

“Building Loan Amount” shall mean Eleven Million, Two Hundred Twenty-Nine Thousand, Two Hundred Sixty and 33/100 Dollars ($11,229,260.33).

“Building Loan Assignment of Leases” shall mean that certain Building Loan Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee.

“Building Loan Budget” shall have the meaning set forth in Section 2.1.14 hereof.

“Building Loan Costs” shall mean all Project-Related Costs (including Hard Costs and Soft Costs) that are Costs of the Improvements.

“Building Loan Documents” shall mean, collectively, this Agreement, the Building Loan Note, the Building Loan Mortgage, the Building Loan Assignment of Leases, as well as all other documents now or hereafter executed and/or delivered with respect to the Building Loan.

“Building Loan Earn Out Advance” shall have the meaning set forth in Section 2.12.2 hereof.

“Building Loan Mortgage” shall mean that certain Building Loan Mortgage, Assignment of Leases and Rents and Security Agreement dated the date hereof, executed and delivered by Borrower to Lender as security for the Building Loan and encumbering the Property.

“Building Loan Note” shall mean that certain Building Loan Promissory Note, dated the date hereof, in the principal amount of up to the Building Loan Amount made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of any Servicer are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs).

“Carrying Costs” shall mean, the sum of the following costs associated with the Property for any specified period:  (a) Taxes, (b) Other Charges, (c) Insurance Premiums and (d) Operating Expenses.

“Cash” shall mean the legal tender of the United States of America.

“Cash and Cash Equivalents” shall mean any one or a combination of the following:  (i) Cash, and (ii) U.S. Obligations, and (iii) an irrevocable standby Letter of Credit.

“Cash Management Account” shall have the meaning set forth in Section 2.7.2(a) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Manager, Cash Management Bank and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean Wells Fargo Bank, N.A., a national banking association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“Cash Management Conditions” shall have the meaning set forth in Section 2.7 hereof.

“Cash Trap Event” shall mean the occurrence of any of the following: (a) an Event of Default; (b) any Bankruptcy Action of Borrower or Mezzanine Borrower; (c) any Bankruptcy Action of Manager; or (d) on or after the last day of the Construction Term, a DSCR Trigger.

“Cash Trap Event Cure” shall mean:

(a)           if the Cash Trap Event is caused solely by the occurrence of:

(i)           clause (a) in the definition of “Cash Trap Event”, a cure of the Event of Default which gave rise to the Cash Trap Event which is accepted or waived in writing by Lender, in its sole discretion, prior to Lender exercising any of its rights, to accelerate the Loan, move to appoint a receiver, or commence a foreclosure action;

(ii)           clause (c) in the definition of “Cash Trap Event”, either (A) if such Cash Trap Event is as a result of the filing of an involuntary petition against Manager and not consented to by Manager, upon the same being discharged, stayed or dismissed within thirty (30) days of such filing and such filing (after dismissal or discharge), provided, that such dismissal or discharge in Lender’s reasonable opinion does not adversely impact the Loan or the Property, or (B) if Borrower replaces the Manager with a Qualified Manager pursuant to a Replacement Management Agreement approved by Lender;

(iii)           a DSCR Trigger Event, if the Debt Service Coverage Ratio is greater than 1.05 to 1:00 based upon the trailing six (6) month period annualized as of two (2)  consecutive Debt Service Coverage Ratio Determination Dates occurring thereafter.

(b)           provided, that, each such Cash Trap Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default (other than that giving rise to the Cash Trap Event) shall have occurred and be continuing under this Agreement or any of the other Loan Documents, (ii) Borrower shall have notified Lender in writing of its election to cure the respective Cash Trap Event, (iii) a Cash Trap Event Cure under clauses (a)(i) and (a)(ii) may occur no more than 3 times during the term of the Loan, (iv) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such cure including, reasonable attorney’s fees and costs; and (v) in no event shall Borrower have the right to “cure” a Cash Trap Event occurring by reason of a Bankruptcy Action of Borrower or Mezzanine Borrower.

“Cash Trap Period” shall mean each period commencing on the occurrence of a Cash Trap Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Trap Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.2.4(d) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.2.4(e) hereof.

“Clearing Account” shall have the meaning set forth in Section 2.7 hereof.

“Clearing Account Agreement” shall have the meaning set forth in Section 2.7.1 hereof.

“Clearing Bank” shall have the meaning set forth in Section 2.7 hereof.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Completion of the Improvements” shall mean the substantial completion (i.e., completion of the Project Improvements other than Punch List Items) of the construction and renovation of the Project Improvements substantially in accordance with all Plans and Specifications, all Legal Requirements, all Permitted Encumbrances and this Agreement, and that all utilities necessary to service the Project Improvements have been connected and are in operation, such completion to be evidenced to the reasonable satisfaction of Lender and the Construction Consultant; together with the delivery to Lender of:

(i)           a permanent or temporary certificate(s) of occupancy for the Project Improvements and evidence that all other Governmental Approvals have been issued and all other Legal Requirements have been satisfied so as to allow the Project Improvements to be used and operated in accordance with the Loan Documents and the Plans and Specifications; and

(ii)           AIA Form G704 (Certificate of Substantial Completion) completed and executed by Borrower’s Architect certifying the substantial completion of the Project Improvements in accordance with the Plans and Specifications.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.2.1 hereof.

“Construction Advance Conditions” shall have the meaning set forth in Section 2.11 hereof.

“Construction Consultant” shall mean EMG Consulting Group, or such other Person as Lender may designate and engage as a replacement to inspect the Project Improvements and the Property as construction progresses and consult with and to provide advice to and to render reports to Lender, which Person may be, at Lender’s option upon notice to Borrower, either an officer or employee of Lender or consulting architects, engineers or inspectors appointed by Lender.

“Construction Schedule” shall mean the construction schedule attached hereto as Schedule IV, broken down by trade, of Borrower’s best good faith estimate of the dates of commencement and completion of the Project Improvements certified by Borrower to Lender in final form approved by Lender and the Construction Consultant prior to the Closing.

“Construction Term” shall mean the period commencing on the date hereof and ending on the first to occur of (i) the Maturity Date, whether by acceleration or otherwise, (ii) the 24th Payment Date, and (iii) the Final Advance.

“Contingency” shall mean the contingency Line Item in the Building Loan Budget and/or Project Loan Budget.

“Contract” shall mean shall mean any agreement (including the General Contractor’s Agreement) entered into by Borrower or by General Contractor, in which the Contractor or Subcontractor thereunder agrees to provide services, labor and/or materials in connection with the Project Improvements.  All Contracts shall require that the Contractor or Subcontractor thereunder use union labor.

“Contractor” shall mean any contractor hired by Borrower, including, without limitation, the General Contractor (including subsidiaries and affiliates), supplying services, labor and/or materials in connection with the Project.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.  “Controlled” and “Controlling” shall have correlative meanings.

“Costs of the Improvement” shall mean those items defined as an “improvement” and/or a “cost of improvement” under Section 2 of Article 1 the Lien Law.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Debt” shall mean the outstanding principal amount of the Building Loan set forth in, and evidenced by, this Agreement, the Building Loan Documents and the Building Loan Note, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Building Loan under the Building Loan Note, this Agreement, the Building Loan Mortgage or any other Building Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the aggregate scheduled principal and interest payments due under this Building Loan Agreement and the Building Loan Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a)
the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, adjusted for a vacancy rate equal to the greater of the actual vacancy rate, the market vacancy rate and an assumed vacancy rate equal to five percent (5%), without deduction for (i) actual management fees incurred in connection with the operation of the Property less (A) management fees equal to the greater of (1) assumed management fees of six percent (6%) of Gross Income from Operations or (2) the actual management fees incurred, and (B) Replacement Reserve Fund contributions equal to $16,500.00 per annum; and

(b)	the denominator is the Total Debt Service for such period assuming a thirty (30) year amortization schedule.

“Debt Service Coverage Ratio Determination Date” shall mean the earlier of the Required Completion Date and the date of the Final Advance and the first day of each calendar month thereafter.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law or (b) five percent (5%) above the Interest Rate.

“Defeasance Date” shall have the meaning set forth in Section 2.5.1(a)(i) hereof.

“Defeasance Deposit” shall mean an amount equal to the remaining principal amount of the Note, the Defeasance Payment Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of Section 2.5 hereof (including, without limitation, any fees and expenses of accountants, attorneys and the Rating Agencies incurred in connection therewith).

“Defeasance Event” shall have the meaning set forth in Section 2.5.1(a) hereof.

“Defeasance Expiration Date” shall mean the date that is two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC Trust.

“Defeasance Payment Amount” shall mean the amount (if any) which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

“Deferred Maintenance Condition” shall have the meaning set forth in Section 7.4.1.

“Development Budget” shall have the meaning set forth in Section 2.1.14 hereof.

“Disbursement Schedule” shall mean the schedule of the amounts of Advances hereunder and Project Loan Advances under the Project Loan anticipated to be requisitioned by Borrower each month during the term of the Loan, attached hereto as part of the Development Budget and in final form approved by Lender and the Construction Consultant prior to the Closing Date.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum or offering circular, or such other information reasonably requested by Lender, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Draw Request” shall mean, with respect to each Advance, Borrower’s Requisition for such Advance, along with such other documents required by this Agreement to be furnished to Lender as a condition to such Advance.

“DSCR Trigger Event” shall mean, that as of any Debt Service Coverage Ratio Determination Date, the Debt Service Coverage Ratio as determined by Lender based on the trailing six (6) month period (annualized) immediately preceding the date of such determination is less than 1.00 to 1.0.

“Earn Out Advance” shall have the meaning set forth in Section 2.12.2 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least Fifty Million and 00/100 Dollars ($50,000,000.00) and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 5.1.42 hereof.

“Environmental Engineer” shall mean such environmental engineering or similar inspection firms approved by Lender.

“Environmental Indemnity” shall mean that certain Environmental Indemnification Agreement, dated as of the date hereof, executed by Borrower and Acadia Strategic Opportunity Fund II, LLC in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning as set forth in the granting clause of the Building Loan Mortgage.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 3.4(i) of the Cash Management Agreement.

“Excess Cash Flow Funds” shall have the meaning set forth in Section 7.6 hereof.

“Excess Cash Flow Reserve” shall have the meaning set forth in Section 7.6 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(f) hereof.

“Final Advance” shall have the meaning set forth in Section 2.12.1.

“Final Project Loan Advance” shall mean the Final Advance as defined in the Project Loan Agreement.

“Final Project Report” shall mean the report to be prepared by the Construction Consultant of its review of the Development Budget, Building Loan Budget, Project Loan Budget, the Plans and Specifications, the Construction Schedule in final form, the Disbursement Schedule, all in final form, the General Contractor’s Agreement, the Contracts, the Major Contracts and such other documents and information reasonably required by the Construction Consultant.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall have the meaning set forth in the Mortgage.

“Force Majeure” shall mean, with respect to the obligations of any Person, actual delay beyond the reasonable control of such Person, which is due to any of the following (a) natural disaster, fire or other casualty, earthquake, flood, explosion, abnormally inclement weather for the season in question (as reported by an appropriate authority) or any other act of God, (b) declared or undeclared war, acts of domestic or international terrorism, riot, mob violence, insurrection or sabotage, (c) the inability to procure labor, equipment, facilities, energy, materials or supplies, the failure of transportation, any other labor disturbance, strikes, lockouts or actions of labor unions, in each such case, so long as such cause is not within the reasonable control of such Person, (d) condemnation, temporary restraining orders or injunctions, changes after the date hereof in the requirements or interpretations of relevant laws, in each such case, so long as such cause is not within the reasonable control of such Person, or (e) any other cause not within the reasonable control of such Person; provided that, with respect to any of the circumstances described in the foregoing clauses (a) through (e) inclusive: (i) for the purposes of this Agreement, any period of Force Majeure shall apply only to such person’s performance of the obligations necessarily affected by such circumstance and shall continue only so long as such person is continuously and diligently using all reasonable efforts to minimize the effect and duration thereof; and (ii) notwithstanding the foregoing, Force Majeure shall not include (A) the unavailability or insufficiency of funds as a result of the insolvency of such Person or any of its Affiliates, (B) any breach of contract or default by Borrower’s Architect, the General Contractor or any Major Contractor under their respective contracts and agreements concerning the Project Improvements.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“General Contractor” shall mean Designline Construction Services, Inc. or any other general contractor or construction manager, as applicable, approved by Lender and the Construction Consultant in accordance with the terms of this Agreement.

“General Contractor’s Agreement” shall have the meaning set forth in Section 2.10.9.

“General Contractor’s Certificate” shall have the meaning set forth in Section 2.10.10.

“Governmental Approvals” shall mean all approvals, consents, waivers, orders, acknowledgments, authorizations, permits and licenses required under applicable Legal Requirements to be obtained from any Governmental Authority for the performance of the demolition work and construction of the Project Improvements and/or the use, occupancy and operation of the Project Improvements before the commencement, during and following completion of construction and Building Loan, as the context requires, including, without limitation, all land use, building, subdivision, zoning and similar ordinances and regulations promulgated by any Governmental Authority.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all sustainable income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents from tenants in occupancy, open for business and paying full contractual rent without right of offset or credit, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, business interruption or other loss of income or rental insurance proceeds or other required pass-throughs and interest on Reserves, if any, but excluding Rents from tenants that are included in any Bankruptcy Action, sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income or rental insurance), Awards, unforfeited security deposits, utility and other similar deposits and any disbursements to Borrower from the Reserve Funds, if any.

“Guarantor” shall mean, collectively, Acadia Strategic Opportunity Fund II, LLC, a Delaware limited liability company, and Post Management, L.L.C., a Delaware limited liability company.

“Guaranty of Completion” shall mean that certain Guaranty of Completion, dated as of the date hereof, executed and delivered by Acadia Strategic Opportunity Fund II, LLC in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty of Recourse Carveouts” shall mean that certain Guaranty of Recourse Carveouts, dated as of the date hereof, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hard Costs” shall mean those Building Loan Costs which are for labor, materials, equipment and fixtures.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(a) hereof.

“Indemnified Persons” shall have the meaning set forth in Section 9.2(b) hereof.

“Indemnifying Person” shall mean Borrower and Guarantor.

“Independent Director” shall mean a director of a corporation or a limited liability company that is a Special Purpose Entity and “Independent Manager” shall mean a manager of a limited liability company that is a Special Purpose Entity, in either case, who is not at the time of initial appointment, or at any time while serving as an Independent Director or Independent Manager, as applicable, and has not been at any time during the preceding five (5) years:  (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager of a Special Purpose Entity), officer, employee, partner, member, attorney or counsel of Guarantor, Borrower, or any Affiliate of any of them (unless such natural person is an Independent Director or Independent Manager provided by a nationally recognized company that provides professional independent managers and which also provides other corporate services in the ordinary course of business, in which case such Person may receive reasonable fees for servicing as Independent Director or Independent Manager of a Special Purpose Entity); (b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with Guarantor, Borrower or any Affiliate of any of them; (c) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Initial Advance” shall have the meaning set forth in Section 2.10 hereof.

“Initial Advance Conditions” shall have the meaning set forth in Section 2.10 hereof.

 “Initial Interest Reserve Deposit” shall have the meaning set forth in Section 7.2.1.

“Initial Tax and Insurance Escrow Deposit” shall have the meaning set forth in Section 7.1 hereof.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Wachtel & Masyr, LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1.1(e) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.2.1.

“Intellectual Property” shall have the meaning set forth in Section 4.1.43 hereof.

“Interest Period” shall mean:  (a)  the period commencing on the Closing Date and  ending on the last day of the month in which the Closing Date occurs, both dates inclusive; and (b) the period commencing on and including the first day of each calendar month thereafter during the term of Loan and ending and including the last day of such calendar month.

“Interest Rate” shall mean seven and one hundred forty-four one-thousandths percent (7.144%), provided, however, in the event that on or before January 1, 2011, the Property shall have achieved a Debt Service Coverage Ratio as determined by Lender of 1.15 to 1.0 using a debt service constant of 7.50%, and Borrower delivers to Lender a MAI appraisal performed, at Borrower’s sole cost and expense, by an appraiser approved by Lender and dated, or updated, to a date within 30 days of such date made in compliance with FIRREA and reasonably satisfactory to Lender in all respects; the appraisal value shall be subject to review and confirmation and updating as to valuation by Lender’s internal appraisal staff, whose decision shall be final absent manifest error showing that loan-to-value ratio for the Property is no greater than 75% assuming a fully advanced Loan, Lender shall, upon Borrower's written request, reduce the Interest Rate to a per annum rate equal to five and seven hundred ninety-four one-thousandths percent (5.794%), commencing on the first Payment Date after Borrower's request.  Any reduction in the Interest Rate as set forth above shall be effective commencing on the first Payment Date after Borrower's request for such reduction and satisfaction of the conditions set forth above and no reduction in the Interest Rate shall be retroactive.  In the event that Borrower fails to satisfy the conditions for a reduction of the Interest Rate within the time periods set forth above, time being of the essence, Borrower shall have no further right to obtain a reduction in the Interest Rate.  Notwithstanding anything to the contrary contained herein, Lender shall have the right, in its sole discretion, at any time after the expiration of the Construction Term and prior to a Securitization of the Loan, to increase the Interest Rate by up to two-tenths of one percent (0.20%).

“Interest Reserve Account” shall have the meaning set forth in Section 7.2.1.

“Interest Reserve Deposit” shall have the meaning set forth in Section 7.2.1.

“Interest Reserve Fund” shall have the meaning set forth in Section 7.2.1.

“Interest Reserve Line Item” shall mean the interest reserve Line Item of the Project Loan Budget.

“Land” shall mean the land described on Exhibit “A” attached hereto.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit, as the same may be replaced, split, substituted, modified, amended, supplemented, assigned or otherwise restated from time to time, (either an evergreen letter of credit or a letter of credit which does not expire until at least two (2) Business Days after the Maturity Date or such earlier date as such Letter of Credit is no longer required pursuant to the terms of this Agreement) in favor of Lender and entitling Lender to draw thereon based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, or if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is the highest such rating then given by the Rating Agency or Rating Agencies, as applicable, to a domestic commercial bank.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“Lien” shall mean, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Lien Law” shall mean the Lien Law of the State of New York.

“Line Item” shall have the meaning set forth in Section 2.1.14 hereof.

“Liquidity” means unrestricted and unencumbered Cash and Cash Equivalents acceptable to Lender.

“Loan” shall mean collectively, the Building Loan and the Project Loan.

“Loan Agreement” shall mean collectively, this Building Loan Agreement, and the Project Loan Agreement.

“Loan Documents” shall mean collectively, the Building Loan Documents and the Project Loan Documents, the Environmental Indemnity, the Guaranty of Completion, the Guaranty of Recourse Carveouts, the Cash Management Agreement, the Clearing Account Agreement, the Assignment of Contracts, the Administration Fee Agreement, the Rate Lock Agreement, and all other documents executed and/or delivered in connection with the Loan.

“Loan-to-Cost Ratio” shall mean, as of any date, the ratio of (i) the Total Loan Amount to (ii) the aggregate amount of Project-Related Costs (excluding any Affiliate Fees) actually paid as of such date plus Project-Related Costs to be paid with the proceeds of the Advance(s) being requested by Borrower on such date hereunder and under the Project Loan Agreement.

“Major Contractor” shall mean any contractor hired by Borrower, including, without limitation, the General Contractor (including subsidiaries and affiliates), supplying services, labor and/or materials in connection with the Project which is for an aggregate contract price equal to or greater than $500,000, whether pursuant to one contract or agreement or multiple contracts or agreements, after taking into account all change orders, or which relates to major project elements such as steel, concrete, HVAC systems, windows, doors and other similar items.

“Major Contracts” shall mean any Contract with a Major Contractor or Major Subcontractor.

“Major Subcontractor” shall mean any subcontractor supplying services, labor and/or materials in connection with the Project which is for an aggregate contract price equal to or greater than $500,000, whether pursuant to one contract or agreement or multiple contracts or agreements, after taking into account all change orders, or which relates major project elements such as steel, concrete, HVAC systems, windows, doors and other similar items.

“Management Agreement” shall mean the Management Agreement dated as of October 23, 2007 by and between Borrower and Manager pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, the Replacement Management Agreement.

“Manager” shall mean Post Management, L.L.C., a Delaware limited liability company, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Action” means, with respect to any Person, to file any insolvency or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

 “Maturity Date” shall mean January 1, 2020 or such earlier date on which the final payment of principal of the Building Loan Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“MERS” shall have the meaning set forth in Section 10.25 hereof.

“Mezzanine Borrower” shall have the meaning set forth in Section 9.1.

“Mezzanine Loan Documents” shall have the meaning set forth in Section 9.1.

“Monthly Debt Service Payment Amount” shall mean (a) an amount equal to interest only on the outstanding principal balance of the Building Loan, calculated in accordance with Section 2.2 hereof, for each Payment Date commencing with the Payment Date occurring in February, 2008 through and including the Payment Date occurring in January, 2015, and (b) a constant monthly payment of $75,797.67 commencing with the Payment Date occurring in February, 2015 and on each Payment Date thereafter, provided, however, that in the event that the Interest Rate is modified in accordance with the provisions of the definition of “Interest Rate,” the Monthly Debt Service Payment Amount shall be adjusted by Lender based upon the modified Interest Rate and a thirty (30) year amortization schedule, Lender's determination of the Monthly Debt Service Payment Amount being binding absent manifest error.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, collectively, the Building Loan Mortgage and the Project Loan Mortgage, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.2.1 hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.2.4(g) hereof.

“Net Worth” means with respect to any Person for any period, assets less liabilities of such Person, determined in accordance with GAAP.

 “Note” shall mean, collectively, the Building Loan Note and the Project Loan Note.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower that is signed by an authorized officer of the general partner or managing member of Borrower.

“Open Period Date” shall have the meaning set forth in Section 2.4.1 hereof.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.

“Operating Reserve Account” shall have the meaning set forth in Section 7.7.1 hereof.

“Operating Reserve Deposit” shall have the meaning set forth in Section 7.7.1 hereof.

“Operating Reserve Funds” shall have the meaning set forth in Section 7.7.1 hereof.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Debt” shall mean the “Debt” as defined in both the Project Loan Agreement, and the Mezzanine Loan Documents, if applicable.

“Other Design Professionals” shall mean all architects (other than Borrower’s Architect) and engineers engaged by Borrower and/or Borrower’s agent to work on the Project Improvements.

“Other Obligations” shall have the meaning as set forth in the Mortgage.

“Payment Date” shall mean February 1, 2008, and the 1st day of every month thereafter during the term of the Loan until and including the Maturity Date or, if such day is not a Business Day, the immediately preceding Business Day.

“Performance Letter” shall have the meaning set forth in Section 2.10.11(a) hereof.

“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, unless and to the extent being contested by Borrower in compliance with the terms of this Agreement, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to complete the Project or repay the Loan.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Mezzanine Lender” shall have the meaning set forth in Section 5.2.13 hereof.

“Permitted Release Date” shall mean the earlier of (i) the Defeasance Expiration Date or (ii) the date that is the third (3rd) anniversary of the Completion of the Improvements.

“Permitted Transfer” means any of the following:

(a)  any transfer, directly as a result of the death of a natural Person, of stock, membership interests, partnership interests or other ownership interests in any Restricted Party previously held by the decedent in question to the spouse or any lineal descendant of such individual, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, so long as Borrower delivers notice to Lender as soon as practicable thereafter and that such Restricted Party is promptly reconstituted, if applicable, following the death of such member, partner or shareholder and there is no change in Control of such Restricted Party as a result of such transfer;

(b)  any transfer, directly as a result of the legal incapacity of a natural Person, of stock, membership interests, partnership interests or other ownership interests previously held by the such natural Person to the spouse or any lineal descendant of such individual, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, so long as Borrower delivers notice to Lender as soon as practicable thereafter and that such Restricted Party is promptly reconstituted, if applicable, following the death of such member, partner or shareholder and there is no change in Control of such Restricted Party as a result of such transfer,

(c)  transfers for estate planning purposes of a natural Person's stock, membership interests, partnership interests or other ownership interests in a Restricted Party by the current partner(s), shareholder(s) or member(s), as applicable, to the spouse or any lineal descendant of such individual, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, so long as such Restricted Party is reconstituted, if required, following such transfer and there is no change in Control of such Restricted Party as a result of such transfer;

(d)  transfers permitted pursuant to Section 5.2.10(d) of this Agreement;

(e)  the sale, transfer, or issuance of stock in Acadia Realty Trust, in the ordinary course of business, provided such stock is listed on the NYSE or other nationally recognized stock exchange; and

(f) a Transfer by Slayton Properties Atlantic, LLC of 100% of its membership interest in Borrower to Acadia 3319 Atlantic Avenue LLC or an Affiliate of Acadia Strategic Opportunity Fund II, LLC Controlled by Acadia Realty Trust.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Physical Conditions Report” shall mean, a structural engineering report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, confirm that the Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws).

“Plans and Specifications” shall mean the final plans and specifications for the performance of the Project Improvements prepared by Borrower’s Architect and the Other Design Professionals and approved by Lender, the Construction Consultant, as the same may be amended and supplemented from time to time in accordance with the terms of this Agreement.  The Preliminary Plans and Specifications submitted to Lender are listed on Schedule III attached hereto

“Policies” shall have the meaning specified in Section 6.1.1(e) hereof.

“Policy” shall have the meaning specified in Section 6.1.1(e) hereof.

“Prepayment Date” shall have the meaning set forth in Section 2.4.4 hereof.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in the “Treasury Bonds, Notes and Bills” section in The Wall Street Journal as of such Prepayment Rate Determination Date.  If more than one issue of United States Treasury Securities has the same remaining term to the Maturity Date, the “Prepayment Rate” shall be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date.  The rate so published shall control absent manifest error.  If the publication of the Prepayment Rate in The Wall Street Journal is discontinued, Lender shall determine the Prepayment Rate on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.

 “Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Principal” shall mean the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or member of Borrower, if Borrower is a limited liability company.

“Proceeds” shall mean Insurance Proceeds or Condemnation Proceeds.

“Project” shall mean the development and construction of Project Improvements, all in accordance with the Plans and Specifications, all Legal Requirements, this Agreement and the other Loan Documents.

“Project Improvements” shall mean the demolition of all existing improvements located on the Land and the development and construction thereon by Borrower of a modern self-storage facility containing approximately 110,000 square feet of floor area, substantially as depicted on the Plans and Specifications, as the same will be developed, renovated and constructed in accordance with the Plans and Specifications and all Legal Requirements.

“Project Loan” shall mean the loan being made by Lender to Borrower pursuant to the Project Loan Agreement in the principal amount of up to the Project Loan Amount.

“Project Loan Advance” shall mean “Advance” as such term is defined in the Project Loan Agreement.

“Project Loan Agreement” shall mean that certain Project Loan Agreement dated the date hereof among, Lender and Borrower.

“Project Loan Amount” shall mean Four Million, Nine Hundred Twenty Thousand, Seven Hundred Thirty-Nine and 67/100 Dollars ($4,920,739.67).

“Project Loan Assignment of Leases” shall mean that certain Project Loan Assignment of Leases and Rents, dated the date hereof, from Borrower, as assignor, to Lender, as assignee.

“Project Loan Budget” shall have the meaning set forth in Section 2.1.14.

“Project Loan Costs” shall mean all Projected Related Costs that are not Costs of the Improvements.

“Project Loan Documents” shall have the meaning as set forth in the Project Loan Agreement.

“Project Loan Earn Out Advance” shall have the meaning set forth in Section 2.12.1 hereof.

“Project Loan Mortgage” shall have the meaning as set forth in the Project Loan Agreement.

“Project Loan Note” shall have the meaning as set forth in the Project Loan Agreement.

“Project-Related Costs” shall mean all direct and indirect costs and expenses of acquiring the Property, demolishing the existing improvements on the Property, designing, inspecting, renovating, constructing and developing the Project Improvements, including, without limitation, Hard Costs and Soft Costs, along with all Carrying Costs, Debt Service, financing charges, Operating Expense and other costs and expenses associated with the Property during the Construction Term.

“Property” shall mean the Land, all Improvements now or hereafter located thereon, the easements and other rights, licenses and privileges and appurtenance to the Land, and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Mortgaged Property”.

“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, any Indemnifying Person with respect to the Property, Borrower, Principal, Guarantor and/or Manager, including, without limitation, any financial data or financial statements required under Section 5.1.11.

 “Punch List and Deferred Maintenance Reserve Deposit” shall have the meaning set forth in Section 7.4.1.

“Punch List and Deferred Maintenance Reserve Funds” shall have the meaning set forth in Section 7.4.1.

“Punch List Items” shall mean, collectively, any Punch List items identified by the Construction Consultant  and other minor or insubstantial details of construction, decoration, mechanical adjustment or installation, which do not hinder or impede the use, operation, or maintenance of the Property or the ability to obtain a permanent certificate of occupancy with respect thereto.

“Qualified Manager” shall mean in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that Borrower shall have obtained (i) prior written confirmation from the applicable Rating Agencies that management of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof and (ii) if such Person is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Rate Lock Agreement” shall mean that certain Extended Rate Lock Agreement-Application Stage dated April 23, 2007 between Borrower and Lender, as amended by that certain First Amendment to Extended Rate Lock Agreement-Application Stage dated as of the date hereof.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“Related Entities” shall have the meaning set forth in Section 5.2.10(e).

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds any portion of the Note.

“Rentable Space Percentage” shall have the meaning set forth in Section 6.2.4(a) (B)(iii).

“Rents” shall mean, all rents (including percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, Operating Expenses or other reimbursables payable to Borrower (or to the Manager, for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income or insurance.

“Replacements” shall have the meaning set forth in Section 7.3.1.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1.

“Requested Advance Date” shall have the meaning set forth in Section 2.14.2(a). hereof.

“Required Completion Date” shall mean June 1, 2009, provided, however, that the Required Completion Date may be extended by Lender to December 1, 2009 in Lender's sole discretion.

“Required Equity Funds” shall have the meaning set forth in Section 2.11.13.

“Required Initial Advance Date” shall mean March 21, 2008, provided that Lender shall have the right to extend the Required Initial Advance Date in Lender's sole discretion.

“Required Ratios at Completion” shall have the meaning set forth in Section 2.12(j) hereof.

“Reserve” or “Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Interest Reserve Funds, the Excess Cash Flow Reserve Funds, the Replacement Reserve Fund, the Punch List and Deferred Maintenance Fund, the Operating Reserve Fund and any other escrow fund established by the Loan Documents.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation to substantially the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Threshold” shall have the meaning set forth in Section 6.2.3(a) hereof.

“Restricted Party” shall mean collectively, (a) Borrower, any Guarantor, and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, any Guarantor, any Affiliated Manager or any non-member manager.

“Retainage” shall mean, for each Contract and Subcontract, the greater of (a) ten percent (10%) of all costs funded to the Contractor or Subcontractor under the Contract or Subcontract, or (b) the actual retainage required under such Contract or Subcontract.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.5.1(b)

“Second Tax and Insurance Escrow Deposit” shall have the meaning set forth in Section 7.1 hereof.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Shortfall” shall have the meaning set forth in Section 2.1.10.

“Soft Costs” shall mean those Building Loan Costs which are not Hard Costs, including but not limited to, architect’s, engineer’s and general contractor’s fees, interest on the Building Loan, recording taxes and title charges in respect of the Building Loan Mortgage and such other non-construction costs as are part of the Cost of the Improvements.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either prior consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, confirmation from each of the applicable Rating Agencies that such noncompliance would not result in the requalification, withdrawal, or downgrade of the ratings of any Securities or any class thereof:

(i)           is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (B) in the case of a Principal, acting as a general partner of the limited partnership that owns the Property or as member of the limited liability company that owns the Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii)           has not engaged and shall not engage in any business unrelated to (A) the acquisition, development, ownership, management or operation of the Property, or (B) in the case of a Principal, acting as general partner of the limited partnership that owns the Property or acting as a member of the limited liability company that owns the Property, as applicable;

(iii)           has not owned and shall not own any real property other than, in the case of Borrower, the Property;

(iv)           does not have, shall not have and at no time had any assets other than (A) in the case of Borrower, the Property and personal property necessary or incidental to its ownership and operation of the Property or (B) in the case of a Principal, its partnership interest in the limited partnership or the member interest in the limited liability company that owns the Property and personal property necessary or incidental to its ownership of such interests;

(v)           has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of a Principal, any transfer of its partnership or membership interests;

(vi)           shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii)           if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5% (or 0.1%, if the limited partnership is a Delaware entity);

(viii)           if such entity is a corporation, has and shall have at least two (2) Independent Director, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is a Principal, with respect to Borrower or any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two Independent Directors shall have participated in such vote and shall have voted in favor of such action;

(ix)           if such entity is a limited liability company (other than limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company (or 0.1% if the limited liability company is a Delaware entity);

(x)           if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as a manager of such company, (C) shall not take any Material Action and shall not cause or permit the members or managers of such entity to take any Material Action, either with respect to itself or, if the company is a Principal, with respect to Borrower, in each case unless one Independent Director then serving as a manager of the company shall have participated and consented in writing to such action, and (D) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi)           has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors or Independent Managers of itself or the consent of a Principal that is a member or general partner in it: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;

(xii)           has at all times been and shall at all times remain solvent and has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xiii)           has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv)           has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv)           has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi)           has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;

(xvii)           has held and shall hold its assets in its own name;

(xviii)           has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix)           (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xx)           has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxi)           has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xxii)           has not incurred any Indebtedness other than (i) acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property;

(xxiii)           shall have no Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, in amounts not to exceed $323,000, which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are permitted pursuant to this Agreement;

(xxiv)           has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as permitted pursuant to this Agreement;

(xxv)           has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi)           has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii)                      has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii)                      has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Property and no such pledge remains outstanding except to Lender to secure the Loan;

(xxix)           has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(xxx)           has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi)           has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii)                      has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxxiii)                      other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv)                      has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv)           if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi)                      has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(xxxvii)                      has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except that a Principal may acquire and hold its interest in Borrower;

(xxxviii)                      has complied and shall comply with all of the terms and provisions contained in its organizational documents.

(xxxix)                      has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion are true;

(xl)           has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts;

(xli)           is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(xlii)           has paid all taxes which it owes and is not currently involved in any dispute with any taxing authority;

(xliii)           is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;

(xliv)           has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances;

(xlv)           has provided Lender with complete financial statements that reflect a fair and accurate view of the entity's financial condition; and

(xlvi)           has no material contingent or actual obligations not related to the Property.

“Stabilized Net Cash Flow” shall mean underwritten Gross Income from Operations calculated using an vacancy rate equal to the greater of five percent (5%), the actual vacancy rate for the Property and the market vacancy rate (“Effective Gross Income”), less (i) Operating Expenses including a management fee of not less than six percent (6%) of Effective Gross Income and (ii) an adjustment for Replacement Reserves of $16,500.00 per annum.

“Stabilized Value” shall mean the value of the Property, determined following the Completion of the Improvements.  The Stabilized Value shall be determined based upon an MAI appraisal performed, at Borrower’s sole cost and expense, by an appraiser approved by Lender and dated, or updated, to a date within 30 days or the date of the Completion of the Improvement occurs made in compliance with FIRREA and reasonably satisfactory to Lender in all respects; the appraisal value shall be subject to review and confirmation and updating as to valuation by Lender’s internal appraisal staff, whose decision shall be final absent manifest error.

“Stabilized Loan-to-Value Ratio” shall mean the ratio of the Total Loan Amount to the Stabilized Value.

“State” shall mean, the State or Commonwealth in which the Property or any part thereof is located.

“Stored Materials” shall have the meaning set forth in Section 2.1.8 hereof.

“Subcontract” shall mean shall mean any agreement (other than the Architect’s Contract and the General Contractor’s Agreement) entered into by Borrower or by General Contractor, in which the Subcontractor thereunder agrees to provide services, labor and/or materials in connection with the Project Improvements.

“Subcontractor” shall mean any subcontractor supplying services, labor and/or materials in connection with the Project Improvements.

“Subordinate Financing” shall have the meaning set forth in Section 9.1.2(b).

“Successor Borrower” shall have the meaning set forth in Section 2.5.3 hereof.

“Survey” shall mean a survey of the Property prepared by a Surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Surveyor” shall mean Control Point Associates, Inc., or such other land surveyor registered as such in the State of New York.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.1 hereof.

 “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” shall mean the tenant under any Lease.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21(a) hereof.

“Title Company” shall have the meaning set forth in Section 3.1.3(b) hereof.

“Title Insurance Policy” shall mean, an ALTA mortgagee title insurance policy in the form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the lien of the Mortgage.

“Total Debt” shall mean, collectively, the Debt and Other Debt.

“Total Debt Service” shall mean, with respect to any particular period of time, scheduled payments of principal, if any, and interest under the Building Loan, the Project Loan and, if applicable, the Subordinate Financing.

“Total Loan Amount” shall mean the sum of the Building Loan Amount, the Project Loan Amount and the Subordinate Financing, if applicable.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e).

“Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“Unsatisfied Initial Advance Conditions” shall have the meaning set forth in Section 2.1.20.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Yield Maintenance Default Premium” shall mean an amount equal to the greater of (a) five percent (5%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) the Defeasance Payment Amount that would be required if a Defeasance Event were to occur at such time (whether or not then permitted) in an amount equal to the outstanding principal amount of the Loan to be prepaid or satisfied.

Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all outstanding principal and interest on the Loan is paid on the Open Period Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

Section 1.2                      Principles of Construction.  All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor).  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II.

GENERAL TERMS

Section 2.1                      Loan Commitment; Disbursement to Borrower.

2.1.1             Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept Advances in respect of the Building Loan as more particularly set forth in Section 2.10.

2.1.2             No Reborrowings.  Any amount borrowed and repaid hereunder in respect of the Building Loan may not be reborrowed.

2.1.3             The Note, Mortgage and Loan Documents.  The Building Loan shall be evidenced by the Building Loan Note and secured by the Building Loan Mortgage, the Building Loan Assignment of Leases and the other Building Loan Documents.

2.1.4             Use of Proceeds.  Borrower hereby agrees that Borrower shall use the proceeds of the Building Loan to pay or reimburse itself for Building Loan Costs actually incurred in connection with demolition and the construction of the Project Improvements if and to the extent that such Building Loan Costs are reflected in the Building Loan Budget, subject to reallocation pursuant to Sections 2.1.6, 2.1.7 and 5.1.33 (or other reallocations approved by Lender in its sole discretion).

2.1.5             Advances.  Lender shall not be required to Advance funds hereunder for any category or line item of Building Loan Costs in excess of the amount specified for such line item or category in the Building Loan Budget, subject to Sections 2.1.6, 2.1.7 and 5.1.33 (or other reallocations approved by Lender in its sole discretion).  No Advances shall be made to pay for Affiliate Fees.

2.1.6             Cost Overruns.  If Borrower becomes aware of any change in actual or projected Project-Related Costs which will increase any one or more category or line item of costs reflected in the Development Budget, Borrower shall immediately notify Lender in writing and promptly submit to Lender for its approval a revised Development Budget.  Any reallocation of any category or line items in the Development Budget in connection with cost overruns shall be subject to Lender’s approval in Lender’s sole discretion except as set forth in Sections 2.1.7 and 5.1.33, provided, however, under no circumstances shall Borrower be permitted, or Lender obligated to approve, the reallocation of line items from the Building Loan Budget to the Project Loan Budget.  Lender shall have no obligation to make any further Advances unless and until the revised Development Budget so submitted by Borrower is approved by Lender and Borrower has satisfied its obligations with respect to any resulting Shortfall under Section 2.1.10. Lender reserves the right to approve or disapprove any revised Development Budget in its sole and absolute discretion (except with respect to reallocations in accordance with Sections 2.1.7 and 5.1.33).

2.1.7             Contingency Reserve.  Following the satisfaction of the Initial Advance Conditions, and subject to the prior approval of Lender in its sole discretion, Borrower may revise the Building Loan Budget to move (i) amounts available under any Line Item for Hard Costs that are designated to “Contingency” to other Line Items for Hard Costs in the Building Loan Budget, or (ii) amounts available under any Line Item for Soft Costs that are designated “Contingency” to other Line Items for Soft Costs in the Building Loan Budget.  Any cost savings shall be allocated in accordance with Section 5.1.33 hereof.  In no event may the Contingency Line Item of the Building Loan Budget be reallocated to any Line Item in the Project Loan Budget.  The Contingency Line Item in the Building Loan Budget for Hard Costs shall contain at least five percent (5%) of the total projected Hard Costs, separate from the Contingency Line Items in the Project Loan Budget.

2.1.8             Stored Materials.  Lender shall not be required to disburse any funds for any materials, machinery or other Personal Property not yet incorporated into the Project Improvements (the “Stored Materials”), unless the following conditions are satisfied:

(a)           Borrower shall deliver to Lender bills of sale or other evidence reasonably satisfactory to Lender of the cost of, and, subject to the payment therefor, Borrower’s title in and to such Stored Materials;

(b)           The Stored Materials are identified to the Property and Borrower, are segregated so as to adequately give notice to all third parties of Borrower’s title in and to such materials, and are components in substantially final form ready for incorporation into the Project Improvements;

(c)           The Stored Materials are stored at the Property or at such other third-party owned and operated site as Lender shall reasonably approve, and are protected against theft and damage in a manner satisfactory to Lender, including, if requested by Lender, storage in a bonded warehouse in the greater metropolitan area in which the Property is located;

(d)           The Stored Materials will be paid for in full with the funds to be disbursed, and all lien rights or claims of the supplier will be released upon full payment;

(e)           Lender has or will have upon payment with disbursed funds a perfected, first priority security interest in the Stored Materials;

(f)           The Stored Materials are insured for an amount equal to their replacement costs in accordance with Section 6.1 of this Agreement;

(g)           The aggregate cost of Stored Materials stored at the Property is approved by the Construction Consultant and, if required by Lender, the Construction Consultant shall certify that it has inspected such Stored Materials and they are in good condition and suitable for use in connection with the Project Improvements; and

(h)           The aggregate cost of Stored Materials stored on the Property at any one time shall not exceed ten percent (10%) of the maximum amount of the Loan and the aggregate cost of Stored Materials stored off the Property at any one time shall not exceed five percent (5%) of the maximum amount of the Loan.

2.1.9             Amount of Advances.  In no event shall any Advance exceed the full amount of Building Loan Costs theretofore paid or to be paid with the proceeds of such Advance plus any Building Loan Costs incurred by Borrower through the date of the Draw Request for such Advance minus (i) the applicable Retainage for each Contract and Subcontract, and (ii) the aggregate amount of any Advances previously made by Lender.  It is further understood that the Retainage described above is intended to provide a contingency fund protecting Lender against failure of Borrower or Guarantor to fulfill any obligations under the Loan Documents, and that Lender may charge amounts to pay for Building Loan Costs against such Retainage in the event Lender is required or elects to expend funds to cure any Default or Event of Default, in either instance, in accordance with the terms of this Agreement.  No Advance of the Loan by Lender shall be deemed to be an approval or acceptance by the Lender of any work performed thereon or the materials furnished with respect thereto.

2.1.10             Loan-In-Balance. As used herein, a “Shortfall” shall mean, as to any Line Item in the Development Budget as of any date,  the amount determined by Lender,  in Lender’s sole but reasonable judgment,  by which (A) the cost of completing or satisfying such Line Item, exceeds (B) the remaining undisbursed portion of the Loan allocated to such Line Item in the Development Budget plus any sums deposited with Lender pursuant to this Section 2.1.10 to pay for such Line Item and not previously disbursed plus any Reserve Funds to the extent such Reserve Funds are available hereunder for the payment of such Line Item.  From time to time and at any time during the Construction Period, Lender shall have the right, but not the obligation, to notify Borrower that it has determined a Shortfall exists as to any one or more Line Items. If Lender at any time shall so notify Borrower, Borrower shall, at its option within five (5) days of Lender’s notification as aforesaid, either: (i) deposit with Lender an amount equal to such Shortfall, which Lender disburse to Borrower to the satisfaction of the costs of such Line Item prior to advancing any further Loan proceeds on account of such costs; (ii) post an irrevocable standby Letter of Credit in the amount of such Shortfall, in favor of Lender; (iii) to the extent permitted under Sections 2.1.7 and 5.1.33, and following the satisfaction of the Initial Advance Conditions allocate the Contingency Reserve, with respect to the Line Item(s) in question, to the Shortfall, and provided, further that the amount of the remaining Contingency Reserve for such Line Item(s) (following the allocation to the Shortfall) is sufficient for such Line Item(s), as determined by Lender in its sole discretion; and (iv) to the extent permitted under Section 5.1.33, and then only following the satisfaction of the Initial Advance Conditions, reallocate cost savings from the Development Budget in respect of the Loan (or other reallocations which are approved by Lender, in its sole discretion) in accordance with the terms of this Agreement, but only to the extent such cost savings can be allocated to the related Line Items.  Borrower hereby agrees that Lender shall have a lien on and security interest in, for the benefit of Lender, any sums deposited pursuant to clause (i) above and that Borrower shall have no right to withdraw any such sums except for the payment of the aforesaid costs as approved by Lender.  Lender shall have no obligation to make any further Advances of proceeds of the Loan as to any Line Item until the sums required to be deposited pursuant to clause (i) above as to such Line Item have been exhausted, or until Borrower has posted an irrevocable standby Letter of Credit pursuant to clause (iii) above, as the case may be, and, in any such case, the Loan is back “in balance”.  Any such sums not used as provided in said clause (i) shall be released to Borrower when and to the extent that Lender reasonably determines that the amount thereof is more than the excess, if any, of the remaining Project-Related Costs over the undisbursed balance of the Loan, provided, however, that should an Event of Default occur, Lender, in its sole discretion, may apply such amounts either to the remaining Project-Related Costs or to the immediate reduction of outstanding principal and/or interest under the Note.

2.1.11             Quality of Work

(k) .  No Advance or any portion thereof shall be made with respect to defective work or to any contractor that has performed work that is defective and that has not been cured, as confirmed by the report of the Construction Consultant, but Lender may disburse all or part of any Advance before the sum shall become due if Lender believes it advisable to do so, and all such Advances or parts thereof shall be deemed to have been made pursuant to this Agreement.

2.1.12             Required Equity Funds.  All Required Equity Funds shall be contributed (i.e., expended by Borrower and invested by Borrower in the Property, for Project–Related Costs set forth on the approved Development Budget) before the Closing Date.

2.1.13             Trust Fund.  Pursuant to Section 13 of the New York Lien Law, Borrower shall receive the Advances hereunder and shall hold the right to receive the Advances as a trust fund to be applied first for the purpose of paying the Costs of the Improvements and shall apply the Advances first to the payment of the Cost of the Improvements on the Property before using any part of the total of the same for any other purpose.

2.1.14             Final Project Report and Development Budget.  Attached hereto as Schedule II is Borrower’s detailed and definitive budget of all Project-Related Costs to be incurred by Borrower during the Construction Term and that will be disbursed out of Loan proceeds subject to availability and satisfaction of all applicable conditions to Advances hereunder and under the Project Loan Agreement, being so indicated, delineated by each category of Project-Related Costs (each a “Line Item” or “Budget Line”) and further broken down to segregate Building Loan Costs and Project Loan Costs, which budget has been approved by Lender and Construction Consultant (the “Development Budget”). The portion of the Development Budget that includes only Building Loan Costs is referred to herein as the “Building Loan Budget” and the portion of the Development Budget that includes only Project Loan Costs is referred to herein as the “Project Loan Budget.”

2.1.15             Miscellaneous.

(a)           The making of an Advance by Lender shall not constitute Lender’s approval or acceptance of the construction theretofore completed.  Lender’s inspection and approval of the Plans and Specifications, the construction of the Project Improvements, or the workmanship and materials used therein, shall impose no liability of any kind on Lender, the sole obligation of Lender as the result of such inspection and approval being to make the Advances if and to the extent, required by this Agreement.

(b)           ALL POTENTIAL LIENORS ARE HEREBY CAUTIONED TO EXERCISE SOUND BUSINESS JUDGMENT IN THE EXTENSION OF CREDIT TO BORROWER.  NO POTENTIAL LIENOR SHOULD EXPECT LENDER TO MAKE ADVANCES OF THE LOAN IN AMOUNTS AND AT TIMES SUCH THAT IT WILL NOT BE NECESSARY FOR EACH SUCH POTENTIAL LIENOR TO EXERCISE SOUND BUSINESS JUDGMENT IN THE EXTENSION OF CREDIT TO BORROWER.  MOREOVER, ALL POTENTIAL LIENORS ARE REMINDED THAT SUBDIVISION (3) OF SECTION 13 OF THE NEW YORK LIEN LAW PROVIDES THAT “NOTHING IN THIS SUBDIVISION SHALL BE CONSIDERED AS IMPOSING UPON THE LENDER ANY OBLIGATION TO SEE THE PROPER APPLICATION OF SUCH ADVANCES BY THE OWNER,” AND LENDER DOES NOT IMPOSE SUCH AN OBLIGATION ON ITSELF.

Section 2.2                      Interest Rate.

2.2.1             Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from (and include) the Closing Date to but excluding the Maturity Date at the Interest Rate calculated as set forth in Section 2.2.2 below.

2.2.2             Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance.

2.2.3             Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4             Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3                      Loan Payment.

2.3.1             Monthly Debt Service Payments.  Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from and including the Closing Date up to and including December 31, 2007, which interest shall be calculated in accordance with the provisions of Section 2.2 hereof, and (b) on each Payment Date commencing on the Payment Date occurring in February, 2008 and thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to interest due for the related Interest Period at the Interest Rate, for such related Interest Period and then to the principal amount of the Loan due in accordance with this Agreement, and lastly, to any other amounts due and unpaid pursuant to the Loan Documents hereto.  Borrower and Lender acknowledge and agree that, on the 15th calendar day of the month preceding each Payment Date during the Construction Term: (a) if and to the extent undrawn funds remain available for Advance under the Project Loan from the Interest Reserve Line Item of the Project Loan Budget, and provided that that no Event of Default or monetary Default then exists under any of the Loan Documents or would occur as a result of such Project Loan Advance, the Monthly Debt Service Amount then due and owing shall be advanced by Lender by a Project Loan Advance under Interest Reserve Line Item of the Project Loan Budget; and (b) if no amount remains available under the Interest Reserve Line Item but and to the extent Interest Reserve Funds are on deposit in the Interest Reserve Account,  and no Event of Default or monetary Default then exists under any of the Loan Documents, the Monthly Debt Service Payment Amount then due and payable shall be paid by application of funds from the Interest Reserve Account.  Borrower and Lender acknowledge and agree that Lender may automatically make a Project Loan Advance or apply Interest Reserve Funds on deposit in the Interest Reserve Account on each Payment Date occurring during the Construction Term, in either instance, in accordance with this Section 2.3.1, without the need for Borrower to submit a Draw Request or otherwise request such an Advance or application.

2.3.2             Payments Generally.  The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include December 31, 2007.  Thereafter each Interest Period shall commence on the first (1st) day of each calendar month during the term of this Agreement and shall end on and include the final calendar date of such calendar month.  For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date.  All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3             Payment on Maturity Date.  Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4             Late Payment Charge.  If any principal, interest or any other sums due under the Loan Documents (including the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5             Method and Place of Payment.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 A.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4                      Prepayments.

2.4.1             Voluntary Prepayments.  Except as otherwise provided in this Section 2.4.1 and Section 2.4.2, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.  If for any reason Borrower prepays the Loan on a date other than a Payment Date, Borrower shall pay Lender, in addition to the Debt, all interest which would have accrued on the amount of the Loan through and including the Payment Date next occurring following the date of such prepayment.  Notwithstanding anything to the contrary contained herein, commencing after the Payment Date three (3) months prior to the Maturity Date (the "Open Period Date"), or on any Payment Date thereafter (or on any date thereafter, provided that interest is paid through the next Payment Date), Borrower may, at its option, prepay the Debt in whole, but not in part, without payment of the Yield Maintenance Premium.

2.4.2             Mandatory Prepayments.  On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower shall prepay or authorize Lender to apply Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest through the end of the related Interest Period and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion.  Other than following an Event of Default, no Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

2.4.3             Prepayments After Default.  If following an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment and (b) deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof and Borrower shall pay, in addition to the Debt, an amount equal to the Yield Maintenance Default Premium.

2.4.4             Prepayment Prior to Defeasance Expiration Date.  If the Permitted Release Date has occurred but the Defeasance Expiration Date has not occurred, the Debt may be prepaid in whole (but not in part) prior to the date permitted under Section 2.4.1 hereof upon not less than thirty (30) days prior written notice to Lender specifying the Payment Date on which prepayment is to be made (a “Prepayment Date”) provided no Event of Default exists and upon payment of an amount equal to the Yield Maintenance Premium.  Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration.  If any notice of prepayment is given, the Debt shall be due and payable on the Prepayment Date.  Lender shall not be obligated to accept any prepayment of the Debt unless it is accompanied by the prepayment consideration due in connection therewith.  If for any reason Borrower prepays the Loan on a date other than a Payment Date, Borrower shall pay Lender, in addition to the Debt, all interest which would have accrued on the amount of the Loan through and including the Payment Date next occurring following the date of such prepayment.

2.4.5             Application of Prepayments to Components.  Any prepayment of the principal of the Loan, in whole or in part, voluntary or involuntary, shall be applied (a) first, to the reduction of the outstanding principal balance of the Project Loan until reduced to zero, and (b) second, to the reduction of the outstanding principal balance of the Building Loan until reduced to zero.  Subsequent to any Event of Default, any payment of principal from whatever source may be applied by Lender between the various components of the Loan in Lender’s sole discretion.

Section 2.5                      Defeasance.

2.5.1             Voluntary Defeasance(a)  Provided no Event of Default shall then exist, Borrower shall have the right at any time after the Defeasance Expiration Date and prior to the date voluntary prepayments are permitted under Section 2.4.1 hereof to voluntarily defease all, but not part, of the Loan by and upon satisfaction of the following conditions (such event being a "Defeasance Event")

(i)           Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the Payment Date (the “Defeasance Date”) on which the Defeasance Event is to occur;

(ii)           Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Loan to and including the Defeasance Date.  If for any reason the Defeasance Date is not a Payment Date, the Borrower shall also pay interest that would have accrued on the Note through and including the Payment Date immediately preceding the next Payment Date, provided, however, if the Defeasance Deposit shall include short-term interest computed from the date of such prepayment through to the next succeeding Payment Date, Borrower shall not be required to pay such short term interest pursuant to this sentence;

(iii)           Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iv)           Borrower shall use the Defeasance Deposit to purchase U.S. Obligations in accordance with Section 2.5.1(b) below;

(v)           Borrower shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.5 (the “Security Agreement”);

(vi)           Borrower shall deliver an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(vii)           Borrower shall deliver confirmation in writing from each of the applicable Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding.  If required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered an Additional Insolvency Opinion with respect to the Successor Borrower in form and substance satisfactory to Lender and the applicable Rating Agencies;

(viii)           Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.1(a) have been satisfied;

(ix)           Borrower shall deliver a certificate of Borrower’s independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x)           Borrower shall deliver such other certificates, documents or instruments as Lender may reasonably request; and

(xi)           Borrower shall pay all costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any costs and expenses associated with a release of the Lien of the Mortgage as provided in Section 2.6 hereof, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Rating Agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance and (E) the costs and expenses of Servicer and any trustee, including reasonable attorneys’ fees.

(b)           In connection with the Defeasance Event, Borrower shall use the Defeasance Deposit to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Payment Dates after the Defeasance Date upon which interest and principal payments are required under this Agreement and the Note, and in amounts equal to the scheduled payments due on such Payment Dates under this Agreement and the Note (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such Payment Dates) and assuming the Note is prepaid in full on the Open Period Date (the “Scheduled Defeasance Payments”).  Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to the Clearing Account (unless otherwise directed by Lender) and applied to satisfy the Debt Service obligations of Borrower under this Agreement and the Note.  Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.5 and satisfy Borrower’s other obligations under this Section 2.5 and Section 2.6 shall be remitted to Borrower.

2.5.2             Collateral.  Each of the U.S. Obligations that are part of the defeasance collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the defeasance collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests.

2.5.3             Successor Borrower.  In connection with any Defeasance Event, Borrower shall establish a successor entity (the “Successor Borrower”), which shall be a Special Purpose Entity, which shall not own any other assets or have any other liabilities or operate other property (except in connection with other defeased loans held in the same securitized loan pool with the Loan).  Borrower shall transfer and assign all obligations, rights and duties under and to the Note, together with the pledged U.S. Obligations to such Successor Borrower.  Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents.  Borrower shall pay One Thousand and 00/100 Dollars ($1,000) to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement.  Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this Section 2.5.3, but Borrower shall pay all costs and expenses incurred by Lender, including Lender’s attorneys’ fees and expenses and any fees and expenses of any Rating Agencies, incurred in connection therewith.

Section 2.6                      Release of Property.  Except as set forth in this Section 2.6, no repayment, prepayment or defeasance of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Property.

2.6.1             Release of Property.

(a)           If Borrower has elected to defease the Loan and the requirements of Section 2.5 and this Section 2.6 have been satisfied, all of the Property shall be released from the Lien of the Mortgage and the U.S. Obligations, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note.

(b)           In connection with the release of the Mortgage, Borrower shall submit to Lender, not less than thirty (30) days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for the Property for execution by Lender.  Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.

2.6.2             Release on Payment in Full

(b) .  Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Mortgage on the Property.

Section 2.7                      Clearing Account/Cash Management.  On or prior to the Closing Date, Borrower shall, at its sole cost and expense, cause each of the following to occur to the satisfaction of Lender (collectively, the “Cash Management Conditions”):   (a) Borrower shall establish an Eligible Account (the “Clearing Account”)  with an Eligible Institution selected by Borrower and approved by Lender (the “Clearing Bank”); (b) Borrower shall cause the Clearing Bank to execute and deliver the Clearing Account Agreement in accordance with Section 2.7.1(b); (c) Borrower shall establish an Eligible Account (the “Cash Management Account”) with an the Cash Management Bank  designated by Lender pursuant to and in accordance with the Cash Management Agreement and Section 2.7.2 hereof; (d) Borrower shall deliver a Payment Direction Letter to the Tenant under any Lease then or thereafter in effect and provide Lender with reasonably satisfactory evidence that the Tenant under such  Lease has confirmed that it shall comply with the terms thereof; (e) Borrower will take all actions necessary to establish and maintain in favor of Lender a perfected first priority security interest in the Clearing Account and Cash Management Account and all deposits at any time contained in either such account and the proceeds thereof, including, without limitation, executing and filing UCC-1 Financing Statements; (f) Borrower shall deliver to Lender an opinion of Borrower’s counsel with respect to the due execution, authority, enforceability of the Cash Management Agreement and Clearing Account Agreement and confirming that Lender has first priority  perfected security interest in the Cash Management Account and Clearing Account and such other matters as Lender may reasonably require, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel; and (g) Borrower shall reimburse Lender for any and all cost and expenses, including reasonable attorney’s fees and disbursements, resulting form the foregoing.

2.7.1             Clearing Account.

(a)           Borrower shall establish and maintain the Clearing Account with the Clearing Bank on or prior to the Closing Date, and thereafter Borrower shall maintain the Clearing Account at all times during the remainder of the term of the Loan.  The Clearing Account shall be entitled “Acadia Atlantic Avenue LLC, as Borrower and Bear Stearns Commercial Mortgage, Inc., as Lender, pursuant to Loan Agreement dated as of December 26, 2007 - Clearing Account”.  Borrower hereby grants to Lender a first-priority security interest in the Clearing Account and all deposits at any time contained therein and the proceeds thereof.  All monies now or hereafter deposited into the Clearing Account shall be deemed additional security for the Debt.

(b)           Borrower shall obtain from the Clearing Bank and deliver to Lender an agreement, in form and substance satisfactory to Lender (the “Clearing Account Agreement”), pursuant to which: (i) Borrower and Clearing Bank acknowledge and agree that during a Cash Trap Period, Lender shall have the sole right to make withdrawals from the Clearing Account and all costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower; (ii) upon notice from Lender that a Cash Trap Period exists, the Clearing Bank agrees to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Clearing Account once every Business Day during the term of the Loan.

(c)           Borrower shall (i) deliver irrevocable written instructions to all tenants under Leases to deliver all Rents (including additional rent, payable thereunder directly to the Clearing Account, and (ii) deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks with which Borrower or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to the Property directly to the  Clearing Account (collectively, the “Payment Direction Letters.”).  Borrower and Manager shall deposit all amounts received by Borrower or Manager constituting Rents into the Clearing Account within one (1) Business Day after receipt thereof.

(d)           Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Clearing Account to the payment of the Debt in any order in its sole discretion.

(e)           The Clearing Account shall be an Eligible Account and shall not be commingled with other monies held by Borrower or Clearing Bank.

(f)           Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g)           Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Clearing Account and/or the Clearing Account Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Clearing Account was established.

2.7.2             Cash Management Account.

(a)           Pursuant to and in accordance with the Cash Management Agreement, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by an Eligible Institution selected by Lender (the “Cash Management Bank”) in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender.  The Cash Management Account shall be entitled “Acadia Atlantic Avenue LLC as Borrower and Bear Stearns Commercial Mortgage, Inc., as Lender, pursuant to Loan Agreement dated as of December 26, 2007 - Cash Management Account.”  Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof.  Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof.  Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b)           During a Cash Trap Period, and provided no Event of Default shall have occurred, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day), all funds on deposit in the Cash Management Account shall be applied as set forth in the Cash Management Agreement

(c)           The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d)           Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower.

(e)           All funds on deposit in the Cash Management Account following the occurrence of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

(f)           Notwithstanding anything to the contrary herein, all transfers of Borrower's funds from the Cash Management Account or other sources to or for the benefit of any mezzanine lender under any Subordinate Financing pursuant to this Agreement or any of the other Loan Documents shall constitute distributions from Borrower to the Mezzanine Borrower and must comply with the requirements as to distributions of the Delaware Limited Liability Company Act.  No provision of any of the Loan Documents shall create a debtor-creditor relationship between Borrower and any mezzanine or subordinate lender.

2.7.3             Payments Received Under the Cash Management Agreement.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited on a monthly basis into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.8                      Intentionally Omitted.

Section 2.9                      Payments Not Conditional.  All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.10                      Initial Advance.  The obligation of Lender to make the initial Advance of the Building Loan (the “Initial Advance”) shall be subject to the following conditions precedent (collectively, the “Initial Advance Conditions”) on or prior to the Required Initial Advance Date, all of which conditions precedent must be satisfied prior to Lender making any such Initial Advance:

2.10.1             Prior Conditions Satisfied.  All conditions precedent to closing shall continue to be satisfied as of the date of the Initial Advance (in the same manner in which they were satisfied for the closing without reimposing any one-time condition).

2.10.2             Performance; No Default.  Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it at or prior to the date of such Initial Advance, and on the date of such Initial Advance there shall exist no Default or Event of Default.

2.10.3             Representations and Warranties.  The representations and warranties made by Borrower or Guarantor in the Loan Documents or otherwise made by or on behalf of Borrower or Guarantor in connection therewith after the date thereof shall have been true and correct in all material respects on the date on which made and shall also be true and correct in all material respects on the date of the Initial Advance.

2.10.4             No Damage.  The Project Improvements shall not have been injured or damaged by fire, explosion, accident, flood or other casualty, unless Lender shall be satisfied that sufficient insurance proceeds will be available in the reasonable judgment of Lender to effect the satisfactory restoration of the Project Improvements and to permit the Completion of the Improvements prior to the Required Completion Date.

2.10.5             Government Approvals.  Borrower shall have delivered to Lender evidence satisfactory to Lender that all Governmental Approvals necessary for the demolition of the existing improvements as contemplated by the Plans and Specifications, have been obtained and are in full force and effect.

2.10.6             Final Project Report.  The Final Project Report shall have been delivered to Lender by the Construction Consultant.

2.10.7             Development Budget.  Borrower shall have prepared and Lender and Construction Consultant shall have approved the Development Budget (including both the Building Loan Budget and the Project Loan Budget) and the Disbursement Schedule.

2.10.8             Plans and Specifications.  Two (2) complete sets of the Plans and Specifications and any and all modifications and amendments made thereto which have been reviewed and approved by (A) Lender, and (B) the Construction Consultant.  Borrower shall deliver to Lender a list identifying the Plans and Specifications and any and all modifications and amendments made thereto.

2.10.9             General Contractor’s Agreement.  Borrower and an unaffiliated General Contractor have entered into a Standard Form of Agreement between Owner and Contractor (Where the basis for payment is a STIPULATED SUM), dated as of October 18, 2007, that obligates the General Contractor to cause the Completion of the Improvements to occur prior to the Required Completion Date at a fixed price, reasonably acceptable to Lender and the Construction Consultant in both form and substance (once approved, the “General Contractor’s Agreement”).  The General Contractor’s Agreement, shall have been duly executed and delivered by the parties thereto, shall be in full force and effect and Lender shall have received a certified copy or a fully executed duplicate original thereof.  The General Contractor shall have duly executed and delivered to Lender a consent to the assignment of the General Contractor’s Agreement, in form and substance reasonably satisfactory to Lender, and Lender shall have received a certified copy or a fully executed duplicate original thereof.  If General Contractor consist of more than one Person, then each such Person shall deliver a consent to the assignment of the General Contractor’s Agreement, in form and substance satisfactory to Lender, and Lender shall have received a certified copy or a fully executed duplicate original thereof.

2.10.10             Architect’s and General Contractor’s Certificates.  Certificates from the Borrower’s Architect (the “Architect’s Certificate”) substantially in the form attached hereto as Exhibit F and from the General Contractor (the “General Contractor’s Certificate”) substantially in the form attached hereto as Exhibit G.

2.10.11             Contracts and Subcontracts.  Borrower shall have delivered to Lender, and Lender and Construction Consultant shall have approved a list, certified by Borrower, of all Contractors and Subcontractors who have been or, to the extent identified by Borrower, will be supplying labor or materials for the Property.  The list of Contractors and Subcontractors may be amended from time to time subject to the approval of Lender and Construction Consultant, in accordance with the terms hereof.  Borrower shall have delivered to Lender all Contract and Major Contracts for all of the work necessary for Completion of the Improvements, and Lender and Construction Consultant shall have approved all such Major Contracts.  No Advance shall be made by Lender with regard to work done by or on behalf of any Contractor or Subcontractor unless Borrower shall have delivered to Lender and Construction Consultant originals of the following documents as to such Contractor or Subcontractor, each in form and substance reasonably satisfactory to Lender:

(a)           Performance Letters.  if requested by Lender, a performance letter (“Performance Letter”) substantially in the form attached hereto as Exhibit H from such Contractors and/or Subcontractors as Lender shall designate.

(b)           Other Documents.  Such other documents and certificates as Lender or its counsel may reasonably require.

2.10.12             Contractors’ Consent to Assignment.  Each Contractor, Sub-Contractor and Other Design Professionals shall have delivered  a consent to the assignment of each of their Contracts, in form and substance satisfactory to Lender, and Lender shall have received a certified copy or a fully executed duplicate original of each such Contract.

2.10.13             Cash Management.  Lender has determined that the Cash Management Conditions have been satisfied.

2.10.14             Notices.  All notices required by any Governmental Authority or by any applicable Legal Requirement to be filed prior to commencement of construction of the Project Improvements shall have been filed.

2.10.15             Deliveries.  Lender shall have received:

(a)           Draw Request.  A Draw Request complying with the requirements hereof;

(b)           Affirmation of Payment.  An Affirmation of Payment;

(c)           Title Insurance Policy.  A Title Insurance Policy for the full amount of the Loan, which includes a pending disbursement clause to increase the coverage of the Title Insurance Policy by the amount of the any Construction Advance, insuring the lien of the Mortgage subject to no liens or encumbrances other than the Permitted Encumbrances;

(d)           Lien Waivers.  Duly executed lien waivers, which shall be conditional lien waivers or unconditional lien waivers, as determined by Lender in its sole discretion, and otherwise substantially in the form set forth in Exhibit J from the General Contractor and all Contractors and Subcontractors who have performed work, for the work so performed, and/or who have supplied labor and/or materials, for the labor and/or materials so supplied, except for such work or labor and/or materials for which payment thereof is requested, as to which duly executed lien waivers shall be delivered to Lender with the next request for an Advance;

(e)           Ratios.  Evidence satisfactory to Lender that following the Initial Advance, the Loan-to-Cost Ratio shall be no greater than 75%;

(f)           Evidence of Sufficiency of Funds.  Evidence satisfactory to Lender that the proceeds of the Loan plus the Required Equity Funds will be sufficient to cover all Project-Related Costs reasonably anticipated to be incurred and to satisfy the Obligations of Borrower to Lender and under this Agreement and the other Loan Documents;

(g)           Anticipated Costs Report.  An Anticipated Costs Report; and

(h)           Other Documents.  Such other documents and certificates as Lender or its counsel may reasonably require.

2.10.16             Building Loan Agreement Filed.  This Building Loan Agreement shall have been filed in the Kings County Clerk’s Office.

2.10.17             Initial Project Loan Advance.  All conditions to the initial advance of the Project Loan set forth in Section 2.10 of the Project Loan Agreement shall have been satisfied.

2.10.18             Rate Lock Agreement.  Simultaneously with the Initial Advance, Lender shall return to Borrower, a pro-rata portion of the deposit held by Lender pursuant to the Rate Lock Agreement in such proportion as the amount of the Initial Advance bears to the Total Loan Amount.

2.10.19             Initial Reserve Deposits Borrower shall have deposited the Initial Tax and Insurance Escrow Deposit and the Initial Interest Reserve Deposit with Lender. The Initial Tax and Insurance Escrow Deposit and the Initial Interest Reserve Deposit shall be funded on the date of the Initial Advance with a portion of the Initial Advance under the Project Loan.

2.10.20             Satisfaction of Initial Advance Conditions.  Borrower acknowledge that certain Initial Advance Conditions, including, without limitation, [SUBJECT TO REVIEW BY LENDER] [(i) delivery to and approval by Lender of final Plans and Specifications, (ii) delivery to and approval by Lender of the final Development Budget, Building Loan Budget, and Project Loan Budget, (iii) delivery to Lender of all permits required for the demolition of  the existing improvements on the Property, (iv) delivery to Lender of evidence that Borrower maintains the Policies required under this Agreement, and (v) delivery to Lender of Borrower's Requisition and all required accompanying documents with respect to the Initial Advance in accordance with Section 2.14.1 of this Agreement (the "Unsatisfied Initial Advance Conditions")].  Borrower covenants and agrees that, prior to the Required Initial Advance Date, time being of the essence, it shall cause all of the Initial Advance Conditions, including, without limitation, the Unsatisfied Initial Advance Conditions, to be satisfied.  Borrower shall not perform any work at the Property, including, without limitation, any demolition of the existing improvements, until all of the Initial Advance Conditions including, without limitation, the Unsatisfied Initial Advance Conditions, have been satisfied.  Borrower’s failure to satisfy, or cause the satisfaction of, any of the Initial Advance Conditions on or prior to the Required Initial Advance Date shall, at Lender’s election, constitute an Event of Default.  In addition to any and all other remedies that may be available to Lender hereunder, under the other Loan Documents, at law or in equity, upon the occurrence of an Event of Default resulting from the failure of any Initial Advance Condition to have been satisfied, Borrower hereby irrevocably empowers Lender, in the name of Borrower as its true and lawful attorney-in-fact, with full power of substitution to complete or undertake such steps as may be necessary, in Lender’s sole determination, to satisfy the Initial Advance Condition in the name of Borrower.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.  Borrower empowers said attorney-in-fact as follows: (i) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iii) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such Initial Advance Conditions, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the Project; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement and the other Loan Documents.  In addition, upon such Event of Default,. Lender shall have the right to unwind any interest rate hedge entered into by Lender and apply any deposits or other amounts held by Lender pursuant to the Rate Lock Agreement to costs and expenses incurred by Lender under this Agreement, the Rate Lock Agreement or any of the other Loan Documents.

Section 2.11                      Construction Advances.  The obligation of Lender to make the Advances of the Building Loan after the Initial Advance shall be subject to the following conditions precedent (collectively, the “Construction Advance Conditions”), all of which conditions precedent must be satisfied prior to Lender making any such Advance:

2.11.1             Prior Conditions Satisfied.  All conditions precedent to any prior Advance (in the same manner in which they were satisfied for the Initial Advance or prior Advance, as applicable, and without reimposing any one-time requirement) shall continue to be satisfied as of the date of such subsequent Advance.

2.11.2             Performance; No Default.  Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it at or prior to the date of such Advance, and on the date of such Advance there shall exist no Default or Event of Default or Shortfall.

2.11.3             Representations and Warranties.  The representations and warranties made by Borrower and Guarantor in the Loan Documents or otherwise made by or on behalf of Borrower or Guarantor in connection therewith after the date thereof shall have been true and correct in all material respects on the date on which made and shall also be true and correct in all material respects on the date of such Advance.

2.11.4             No Damage.  The Improvements shall not have been injured or damaged by fire, explosion, accident, flood or other casualty, unless Lender shall have received insurance proceeds sufficient in the reasonable judgment of Lender to effect the satisfactory restoration of the Improvements and to permit the Completion of the Improvements prior to the Required Completion Date.

2.11.5             Deliveries.  The following items or documents shall have been delivered to Lender:

(a)           Anticipated Costs Report.  An anticipated cost report (“Anticipated Costs Report”) in the form set forth in Exhibit I executed by the General Contractor which sets forth the anticipated costs to complete construction of the Project Improvements, after giving effect to costs incurred during the previous month and any anticipated change orders;

(b)           Endorsement to Title Insurance Policy.  A “datedown” endorsement to Lender’s title insurance policy as described in the form set forth in Exhibit C hereto, which continuation or endorsement shall increase the coverage of the Title Insurance Policy by the amount of the Advance through the pending disbursement clause (but not the overall policy amount which shall be for the full amount of the Loan), amend the effective date of the Title Insurance Policy to the date of such Advance, continue to insure the lien of the Mortgage subject to no liens or encumbrances other than the Permitted Encumbrances and which shall state that since the last disbursement of the Loan there have been no changes in the state of title to the Property (other than Permitted Encumbrances) and that there are no additional survey exceptions not previously approved by Lender;

(c)           Evidence of Sufficiency of Funds.  Evidence satisfactory to Lender that the proceeds of the Loan plus the Required Equity Funds will be sufficient to cover all Project-Related Costs reasonably anticipated to be incurred and to satisfy the Obligations of Borrower to Lender and under this Agreement and the other Loan Documents.

(d)           Draw Request. A Draw Request complying with the provisions of this Agreement which shall constitute Borrower’s representation and warranty to Lender that:  (a) any completed construction is substantially in accordance with the Plans and Specifications, (b) all costs for the payment of which Lender have previously advanced funds have in fact been paid, (c) all the representations and warranties contained in Article IV of this Agreement continue to be true and correct in all material respects, (d) no Event of Default shall have occurred and be continuing hereunder, and (e) Borrower continues to be in compliance in all respects with all of the other terms, covenants and conditions contained in this Agreement.

(e)           Affirmation of Payment.  General Contractor’s Affirmation of Payment (“Affirmation of Payment”) (AIA Form G706) in the form attached hereto as Exhibit E.

(f)           Other Documents.  Such other documents and certificates as Lender or its counsel may reasonably require.

2.11.6             Construction Consultant Certificate.  Each draw request relating to Hard Costs shall be accompanied by a certificate or report of the Construction Consultant to Lender based upon a site observation of the Property made by the Construction Consultant not more than thirty (30) days prior to the date of such draw, in which the Construction Consultant shall in substance:  (i) verify that the portion of the Project Improvements completed as of the date of such site observation has been completed substantially in accordance with the Plans and Specifications; and (ii) state its estimate of (1) the percentages of the construction of the Project Improvements completed as of the date of such site observation on the basis of work in place as part of the Project Improvements and the Building Loan Budget, (2) the Hard Costs actually incurred for work in place as part of the Improvements as of the date of such site observation, (3) the sum necessary to complete construction of the Project Improvements in accordance with the Plans and Specifications, and (4) the amount of time from the date of such inspection that will be required to achieve Completion of the Improvements.

2.11.7             Other Bids.  If in the reasonable judgment of Lender and the Construction Consultant all Contracts, Major Contracts, and the General Contractor’s Agreement do not cover all of the work necessary for Completion of the Improvements, Borrower shall cause to be furnished firm bids from responsible parties, or estimates and other information reasonably satisfactory to Lender, for the work not so covered, to enable Lender to ascertain the total estimated cost of all work done and to be done.

2.11.8             Certification Regarding Chattels.  Lender shall have received a certification from the Title Company or other service satisfactory to Lender or counsel satisfactory to Lender (which shall be updated from time to time at Borrower’s expense upon request by Lender in connection with future Advances) that a search of the public records disclosed no significant or material changes since the Closing Date including no judgment or tax liens affecting Borrower or Guarantor, the Property or the Personal Property, and no conditional sales contracts, chattel mortgages, leases of personalty, financing statements (other than those in favor of Lender) or title retention agreements which affect the Property.

2.11.9             Lien Waivers.  Borrower shall have delivered duly executed lien waivers, which shall be conditional lien waivers or unconditional lien waivers, as applicable, and otherwise substantially in the form set forth in Exhibit J, from the General Contractor, all Major Contractors and Major Subcontractors for all work performed, and all labor or material supplied for which payment thereof has been made prior to the date of the Advance.

2.11.10             Construction Consultant Approval.  Lender has received advice from the Construction Consultant, satisfactory to Lender, as to Construction Consultant’s determination, acting reasonably, based on on-site inspections of the Improvements and the data submitted to and reviewed by it as part of Borrower’s Requisition of the value of the labor and materials in place, that the construction of the Project Improvements is proceeding satisfactorily and according to schedule and that the work on account of which the Advance is sought has been completed in a good and workmanlike manner to such Construction Consultant’s satisfaction and substantially in accordance with the Plans and Specifications.

2.11.11             Ratios.  Following such Advance (and any Project Loan Advance being made on such date), the Loan-to-Cost Ratio shall be no greater than 75%.

2.11.12             Administration Fee.  Borrower shall have paid the Administration Fee in accordance with the provisions of the Administration Fee Agreement.

2.11.13             Required Equity Funds.  Borrower shall furnish Lender with evidence in form and content satisfactory to Lender that, as of the date of each Advance,  Borrower has invested Cash equity in an amount equal to or greater than (a) $5,356,660.00 or (b) 25% of the Total Project Costs or (c) the difference between the Development Budget and the maximum Loan amount of $16,150,000.00 for approved Project-Related Costs (the “Required Equity Funds”).  Notwithstanding the foregoing, if the Borrower realizes cost savings from the development of the Project, either in the form of Hard Costs or Soft Costs, Advances may be advanced to Borrower provided that (i) the Borrower would not have less than $5,356,660.00 of cash equity in the Project through such Advance, (ii) the Debt Service Coverage Ratio shall be equal to or greater than 1.70 to 1.0 assuming a fully advanced Loan using a debt service constant of 7.50%, (iii) the Debt Service Coverage Ratio shall be equal to or greater than 1.20 to 1.0 assuming a fully advanced Loan using a debt service constant of 10.65%, and (iv) the loan-to-value ratio for the Property is no greater than 75% assuming a fully advanced Loan.  If Borrower is in non-compliance solely with respect to condition (i) above, at Borrower's option, either (A) any excess cost savings (funds in excess of the amount so that the Required Equity Funds shall continue to be satisfied) shall be deposited as follows: (1) 100% into the Replacement Reserve Account, or (2) at Lender's discretion, into any other Reserves required by Lender pursuant to this Agreement, or (B) Borrower shall release Lender from its obligation to fund the remaining amounts of the Loan and Borrower and any guarantor under the Rate Lock Agreement pays for the breakage costs, if any, on the unfunded portion of the Loan payable pursuant to the Rate Lock Agreement.  If Borrower is in compliance with respect to condition (i) above but is not in compliance with conditions (ii), (iii) and (iv) above, any excess cost savings shall, at Borrower's option, (A) be held back by Lender as additional collateral for the Loan until satisfaction of each of the requirements are satisfied, or (B) be deposited as follows:  (1) 100% into the Replacement Reserve Account, or (2) at Lender's discretion, into any other Reserves required by Lender pursuant to this Agreement, or (C) Borrower shall release Lender from its obligation to fund the remaining amounts of the Loan and Borrower and any guarantor under the Rate Lock Agreement pays for the breakage costs, if any, on the unfunded portion of the Loan payable pursuant to the Rate Lock Agreement.

2.11.14             Rate Lock Agreement.  Simultaneously with each Construction Advance, Lender shall return to Borrower, a pro-rata portion of the deposit held by Lender pursuant to the Rate Lock Agreement in such proportion as the amount of the Construction Advance bears to the Total Loan Amount, provided, however, that in the event that any of the conditions of Section 2.11.13 are not satisfied, Lender shall have the right to apply the portion of the deposit under the Rate Lock Agreement to be returned to Borrower to satisfy the conditions of Section 2.11.13.

2.11.15             Government Approvals.  Lender shall not be required to make Construction Advances for any phase of the construction of the Project Improvements unless and until Borrower shall have delivered to Lender evidence satisfactory to Lender that all Governmental Approvals necessary for the construction of the phase of the Project Improvements to be constructed by Borrower as contemplated by the Plans and Specifications have been obtained and are in full force and effect, including, without limitation, the final approval of the Plans and Specifications by the City of New York for the Project Improvements and a building permit(s) covering the entire scope of work contemplated by the Project Improvements in accordance with the approved Plans and Specification “lawfully issued” to Borrower within the meaning of Section 11-31(a) of the Zoning Resolution of the City of New York (the “Zoning Resolution).

Section 2.12                      Final Advance.

2.12.1             Conditions to Release of Final Advance.  In addition to the conditions set forth in Section 2.10 and Section 2.11, above, Lender’s obligation to make the final Advance in the amount calculated pursuant to Section 2.12.2 of this Agreement (the “Final Advance”) shall be subject to receipt by Lender of the following:

(a)           Completion of Improvements. Evidence satisfactory to Lender and the Construction Consultant that the Completion of the Improvements has occurred.

(b)           Final Project Loan Advance.  All conditions to the Final Project Loan Advance have been satisfied and the Final Project Loan Advance shall have been made or will be made simultaneously therewith.

(c)           Lien Waivers.  Duly executed final lien waivers, which shall be conditional lien waivers or unconditional lien waivers, as determined by Lender in its sole discretion, and otherwise substantially in the form attached hereto as Exhibit J from the General Contractor and Major Contractors and Major Subcontractors who have performed work for the work so performed, and/or who have supplied labor and/or materials for the labor and/or materials so supplied.

(d)           “As-Built” Plans and Specifications.  A full and complete set of “as built” Plans and Specifications certified to by Borrower’s Architect.

(e)           Administration Fee.  Borrower shall have paid the Administration Fee in accordance with the provisions of the Administration Fee Agreement.

(f)           Certificates.  Completed AIA Form G704 (Certificate of Substantial Completion) and completed AIA Form G707 (Consent of Surety to Final Payments) shall have been executed and delivered by Borrower’s Architect and General Contractor.

(g)           Deposits to Reserves.  If Lender determines that any Punch List Work or Deferred Maintenance Condition exists, the Punch List and Deferred Maintenance Deposit has been made, if Lender determines that the deposits are required to the Operating Reserve Account, the Operating Reserve Deposit has been made, and all other deposits to the Reserve Funds required by this Agreement have been made.

(h)           Other Documents.  Such documents, letters, affidavits, reports and assurances, as Lender, Lender’s counsel and the Construction Consultant may reasonably require.

(i)           Required Ratios at Completion.  Lender shall have determined that, following the Final Advance (and taking into consideration the Final Project Loan Advance under the Project Loan): (i) the Loan-to-Cost Ratio shall be no more than 75%; (ii) the Stabilized Loan-to-Value Ratio shall be no more than 75%; (iii) the Stabilized Net Cash Flow for the entire Property shall be not less than $2,064,000; (iv) the Debt Service Coverage Ratio based on Lender’s underwritten Net Operating Income and the greater of the actual debt service constant or 10.65% shall be 1.20 to 1.0 or greater; and (v) the Debt Service Coverage Ratio based on the Stabilized Net Cash Flow and the greater of the actual debt service constant or 7.50.% shall be 1.70 to 1.0 or greater (the “Required Ratios at Completion”), or Borrower shall have deposited with Lender Cash or a Letter of Credit to satisfy the Required Ratios at Completion in accordance with Section 2.12.2.

(j)           Compliance with Environmental Covenants. Lender shall have determined that, Borrower has complied with all environmental covenants set forth in Section 5.1.43 of this Agreement.

(k)           Required Equity Funds.  Borrower shall furnish Lender with evidence in form and content satisfactory to Lender that, as of the date of the Final Advance, Borrower has invested Cash equity in an amount equal to or greater than the Required Equity Funds or has otherwise complied with the provisions of Section 2.11.13 with respect thereto.

(l)           Insolvency Opinion.  The issuance of and delivery to Lender of six (6) original counterparty Insolvency Opinions in the form attached hereto as Exhibit K from Wachtel & Masyr, LLP or another law firm reasonably acceptable to Lender.

(m)           ICIP Eligibility. Evidence satisfactory to Lender that Borrower has obtained a Certificate of Eligibility under the Industrial and Commercial Incentive Program.

2.12.2             Amount of Final Advance.  Except as expressly provided for below, the amount of the Final Advance shall be equal to the sum of: (a) any Retainage not previously released and advanced to Borrower; plus (b) the amount of any Punch List and Deferred Maintenance Reserve Deposit; plus (c) the positive difference, if any, between, (i) the Building Loan Amount and (ii) all amounts previously Advanced under the Building Loan (including the amounts described in clauses (a) and (b) of the sentence). The portion of the Final Advance described in clause (c) of the foregoing sentence is referred to herein as the “Building Loan Earn Out Advance” and the corresponding portion of the Final Project Loan Advance is referred to herein as the “Project Loan Earn Out Advance” and together with the Building Loan Earn Out Advance, the “Earn Out Advances”.  Notwithstanding anything to the contrary provided for herein, the Earn Out Advances shall be reduced, pro rata, but not below $0.00, if and to the extent necessary for the Required Ratios at Completion to be achieved following the Final Advances.  In addition, if the Required Ratios at Completion cannot be achieved even if the Earn Out Advances are reduced to $0.00, Lender shall have the right, but not the obligation, to apply any deposits held by Lender pursuant to the Rate Lock Agreement and any Interest Reserve Funds to the payment of the Building Loan and the Project Loan in such order and priority as Lender shall determine in its sole discretion.  If the Required Ratios at Completion cannot be achieved even if the Earn Out Advances are reduced to $0.00 and the deposits, if any under the Rate Lock Agreement and the Interest Reserve Funds are applied to the payment of the Loan, Borrower shall deposit with Lender Cash or a Letter of Credit satisfactory to Lender in an amount equal to the amount which, if used to pay down the Loan, would result in Stabilized Loan-to-Value Ratio of 75%.

2.12.3             Rate Lock Agreement.  Upon satisfaction of all of the conditions to the Final Advance set forth in Section 2.12.1, and subject to the provisions of Section 2.12.2, Lender shall return to Borrower, the remaining deposits, if any, held by Lender under the Rate Lock Agreement and not applied by Lender in accordance with the provisions of the Rate Lock Agreement and any Interest Reserve Funds held by Lender pursuant to this Agreement.

Section 2.13                      No Reliance.  All conditions and requirements of this Agreement are for the sole benefit of Lender and no other person or party (including, without limitation, the Construction Consultant, the General Contractor and subcontractors (including, without limitation, Major Contractors and Major Subcontractors) and materialmen engaged in the construction of the Improvements) shall have the right to rely on the satisfaction of such conditions and requirements by Borrower.  Lender shall have the right, in its sole and absolute discretion, to waive any such condition or requirement.

Section 2.14                      Method of Disbursement of Loan Proceeds.

2.14.1             Draw Request to Be Submitted to Lender.  At such time as Borrower shall desire to obtain an Advance, Borrower shall complete, execute and deliver to Lender a Borrower’s Requisition in the form attached hereto as Exhibit L (“Borrower’s Requisition”).

(a)           Borrower’s Requisition shall be accompanied by a completed and itemized Application and Certificate for Payment (AIA Document No. G702) attached hereto as Exhibit M or similar form approved by Lender, containing the certification of the General Contractor or contractor or subcontractor to whom such payment is made, as applicable, and Borrower’s Architect as to the accuracy of same, together with invoices relating to all items of Hard Costs covered thereby and accompanied by a cost breakdown showing the cost of work on, and the cost of materials incorporated into, the Improvements to the date of the requisition.  The cost breakdown shall also show the percentage of completion of each line item on the Building Loan Budget, and the accuracy of the cost breakdown shall be certified by Borrower and by Borrower’s Architect.  All such applications for payment shall also show all contractors and subcontractors, including Major Contractors and Major Subcontractors, by name and trade, the total amount of each contract or subcontract, the amount theretofore paid to each subcontractor as of the date of such application, and the amount to be paid from the proceeds of the Advance to each contractor and subcontractor;

(b)           the completed construction will be reviewed by the Construction Consultant who will certify to Lender as to the value of completed construction, percentage of completion and compliance with Plans and Specifications;

(c)           lien waivers from each other Major Contractor and Major Subcontractors for work done and materials supplied by them which were paid for pursuant to any prior Draw Request;

(d)           a written request of Borrower for any necessary changes in the Plans and Specifications, the Building Loan Budget, the Disbursement Schedule or the Construction Schedule;

(e)           copies of all executed change orders, contracts and subcontracts, and, to the extent requested by Lender, of all inspection or test reports and other documents relating to the construction of the Project Improvements not previously delivered to Lender; and

(f)           such other information, documentation and certification as Lender shall reasonably request.

2.14.2             Procedure of Advances.

(a)           Each Draw Request shall be submitted to Lender and Construction Consultant at least ten (10) Business Days prior to the date of the requested Advance (the “Requested Advance Date”), and no more frequently than monthly.  Lender shall make the requested Advance on the Requested Advance Date so long as all conditions to such Advance are satisfied or waived.

(b)           Not later than 11:00 A.M. New York City time, on the Requested Advance Date, Lender shall make such Advance available to Borrower in accordance with the terms of this Section 2.14.

(c)           Each Advance (other than the Final Advance) shall be in an amount of not less than $250,000.00.

(d)           Each Advance shall be made on a Payment Date.

2.14.3             Funds Advanced.  Each Advance shall be made by Lender by wire transfer to such checking account of Borrower as specified to Lender in writing or as provided in Section 2.14.4 below.  All proceeds of all Advances shall be used by Borrower only for the purposes for which such Advances were made.  Borrower shall not commingle such funds with other funds of Borrower.

2.14.4             Direct Advances to Third Parties.  Lender may make, at Lender’s option, any or all Advances directly or through the Title Company to (i) any Contractor, as applicable, for construction expenses which shall theretofore have been approved by Lender and for which Borrower shall have failed to make payment after receipt by Borrower of such applicable Advance, (ii) Borrower’s Architect to pay its fees to the extent funds are allocated thereto in the Building Loan Budget if Borrower shall have failed to do so, (iii) the Construction Consultant to pay its fees, (iv) Lender’s counsel to pay its fees, (v) to pay (x) any installment of interest due under the Note, (y) any expenses incurred by Lender which are reimbursable by Borrower under the Loan Documents (including, without limiting the generality of the foregoing, reasonable attorneys’ fees and expenses and other fees and expenses incurred by Lender), provided that Borrower shall theretofore have received notice from Lender that such expenses have been incurred and Borrower shall have failed to reimburse Lender for said expenses beyond any grace periods provided for said reimbursement under the Note, this Agreement or any of the other Loan Documents, or (z) following the occurrence and continuation of an Event of Default, any other sums due to Lender under the Note, this Agreement or any of the other Loan Documents, all to the extent that the same are not paid by the respective due dates thereof, and (vi) any other Person to whom Lender in good faith determines payment is due and any portion of the Loan so disbursed by Lender shall be deemed disbursed as of the date on which the Person to whom payment is made receives the same.  The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization so to advance the proceeds of the Loan directly to any such Person or through the Title Company to such Persons in accordance with this Section 2.14.4 as amounts become due and payable to them hereunder and any portion of the Loan so disbursed by Lender shall be deemed disbursed as of the date on which the Person to whom payment is made receives the same.  No further authorization from Borrower shall be necessary to warrant such direct Advances to such relevant Person, and all such Advances shall satisfy pro tanto the obligations of Lender hereunder and shall be secured by the Mortgage and the other Loan Documents as fully as if made directly to Borrower.

2.14.5             One Advance Per Month.  Lender shall have no obligation to make Advances of the Loan more often than once in each calendar month except that Lender, in its sole discretion, shall have the right but not the obligation, to make additional advances per month for interest, fees and expenses due under the Loan Documents.

2.14.6             Advances Do Not Constitute a Waiver.  No Advance shall constitute a waiver of any of the conditions of Lender’s obligation to make further Advances nor, in the event Borrower is unable to satisfy any such condition, shall any Advance have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default hereunder.

2.14.7             Trust Fund Provisions.  All proceeds advanced hereunder shall be subject to the trust fund provisions of Section 13 of the Lien Law.  The affidavit attached hereto as Exhibit D is made pursuant to and in compliance with Section 22 of the Lien Law, and, if so indicated in said affidavit, Building Loan proceeds will be used, in part, for reimbursement for payments made by the Borrower prior to the Initial Advance hereunder but subsequent to the commencement of the construction and equipping of the Improvements for items constituting Costs of the Improvement.

2.14.8             Advances and Disbursements Under Completion Guaranty.  Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, Borrower hereby irrevocably and unconditionally authorizes Lender to make any disbursements of proceeds of the Loan or of any Reserve Funds held by Lender to Guarantor in accordance with the Guaranty of Completion.

Section 2.15                      Plan Review Process.

(a)           Borrower hereby acknowledges and agrees that neither Lender nor the Construction Consultant's approval of any Plans and Specifications (or any revisions thereto), nor its inspection of the performance of the construction, nor its right to inspect such work, shall impose upon Lender and/or Construction Consultant any obligation or liability whatsoever with respect thereto, including, without limitation, any obligation or liability that might arise as a result of such work not being performed in accordance with applicable laws and/or requirements of public authorities or with the Plans and Specifications (and revisions thereto) approved by Lender and Construction Consultant or otherwise.  The review or approval by Lender and Construction Consultant of any Plans and Specifications or any revisions thereto is solely for Lender’s benefit, and is without any representation or warranty whatsoever with respect to the adequacy, correctness or efficiency thereof or otherwise.  The granting by Lender and/or Construction Consultant of its approval of any Plans and Specifications or any revisions thereto, shall not in any manner constitute or be deemed to constitute a judgment or acknowledgment by Lender as to their legality or compliance with laws and/or requirements of public authorities.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.1                      Conditions Precedent to Closing.  The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of the following conditions precedent no later than the Closing Date:

3.1.1             Representations and Warranties; Compliance with Conditions. The representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of such date, and no Default or an Event of Default shall have occurred and be continuing; and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on its part to be observed or performed.

3.1.2             Loan Agreement and Note.  Lender shall have received a copy of this Agreement and the Note, in each case, duly executed and delivered on behalf of Borrower.

3.1.3             Delivery of Loan Documents; Title Insurance; Reports; Leases.

(a)           Mortgage, Assignment of Leases.  Lender shall have received from Borrower fully executed and acknowledged counterparts of the Mortgage and the Assignment of Leases and evidence that counterparts of the Mortgage and Assignment of Leases have been delivered to the Title Company for recording, in the reasonable judgment of Lender, so as to effectively create upon such recording valid and enforceable Liens upon the Property, of the requisite priority, in favor of Lender or Lender’s nominee (or such other trustee as may be required or desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents.  Lender shall have also received from Borrower fully executed counterparts of the other Loan Documents.

(b)           Title Insurance.  Lender shall have received the Title Insurance Policy issued by a title company acceptable to Lender (the “Title Company”) and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender.  Such Title Insurance Policy shall (i) provide coverage in amounts satisfactory to Lender, (ii) insure Lender that the Mortgage creates a valid lien on the Property of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured.  The Title Insurance Policy shall be assignable.  Lender also shall have received evidence that all premiums in respect of such Title Insurance Policy have been paid.

(c)           Survey.  Lender shall have received a title survey for the Property, certified to the Title Company and Lender and their successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the Accuracy Standards for ALTA/ACSM Land Title Surveys as adopted by American Land Title Association, American Congress on Surveying & Mapping and National Society of Professional Surveyors in 1999 or in such other form as Lender shall approve (the “Survey”).  The Survey shall reflect the same legal description contained in the Title Insurance Policy referred to in clause (b) above and shall include, among other things, a metes and bounds description of the real property comprising part of the Property reasonably satisfactory to Lender.  The surveyor’s seal shall be affixed to the Survey and the surveyor shall provide a certification for the Survey in form and substance acceptable to Lender.

(d)           Insurance.  Lender shall have received valid certificates of insurance for the policies of insurance required hereunder, satisfactory to Lender in its sole discretion, and evidence of the payment of all premiums payable for the existing policy period.

(e)           Environmental Reports.  Lender shall have received a Phase I environmental report (and, if recommended by the Phase I environmental report, a Phase II environmental report) in respect of the Property, in each case satisfactory in form and substance to Lender.

(f)           Zoning.  Evidence  reasonably acceptable to Lender confirming that the Project Improvements can be developed and constructed in accordance with the Plans and Specifications “as of right” without requiring the issuance of any zoning variance or other discretionary permit and/or approval and such other matters as Lender may reasonably require.

(g)           Encumbrances.  Borrower shall have taken or caused to be taken such actions in such a manner so that Lender has a valid and perfected first priority Lien as of the Closing Date with respect to the Mortgage, subject only to applicable Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents, and Lender shall have received satisfactory evidence thereof.

3.1.4             Related Documents.  Each additional document not specifically referenced herein, but relating to the transactions contemplated herein, shall be in form and substance reasonably satisfactory to Lender, and shall have been duly authorized, executed and delivered by all parties thereto and Lender shall have received and approved certified copies thereof.

3.1.5             Delivery of Organizational Documents.  On or before the Closing Date, Borrower shall deliver or cause to be delivered to Lender copies certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business, as Lender may request in its sole discretion, including, without limitation, amendments (as requested by Lender), good standing certificates, qualifications to do business in the appropriate jurisdictions, resolutions authorizing the entering into of the Loan and incumbency certificates as may be requested by Lender.

3.1.6             Opinions of Borrower’s Counsel.  Lender shall have received opinions from Borrower’s counsel with respect to due execution, authority, enforceability of the Loan Documents and such other matters as Lender may reasonably require, including, without limitation, the Insolvency Opinion, all such opinions in form, scope and substance satisfactory to Lender and Lender’s counsel in their sole discretion.

3.1.7             Development Budget.  Borrower shall have delivered, and Lender and Construction Consultant shall have approved, the Development Budget and the Disbursement Schedule attached thereto, and certified by Borrower as being true, correct and complete.

3.1.8             Carrying Costs.  Borrower shall have paid all Carrying Costs relating to the Property then due and payable including without limitation, (a) accrued but unpaid Insurance Premiums due pursuant to the Policies, (b) currently due Taxes (including any in arrears) relating to the Property, and (c) currently due Other Charges relating to the Property, which amounts shall be funded with proceeds of the Loan.

3.1.9             Completion of Proceedings.  All organizational and other proceedings taken or to be taken in connection with the transactions contemplated by this Agreement and other Loan Documents and all documents incidental thereto shall be satisfactory in form and substance satisfactory to Lender, and Lender shall have received all such counterpart originals or certified copies of such documents as Lender may reasonably request.

3.1.10             Payments.  All payments, deposits or escrows required to be made or established by Borrower under this Agreement, the Note and the other Loan Documents on or before the Closing Date shall have been paid.

3.1.11             Payment of Fees.  Payment by Borrower of all fees and expenses required by this Agreement and/or the other Loan Documents, to the extent due and payable, including, without limitation, Lender’s reasonable attorneys’ fees and expenses, all origination fees, and brokerage commissions.

3.1.12             Transaction Costs.  Borrower shall have paid or reimbursed Lender for all title insurance premiums, recording and filing fees, costs of environmental reports, Physical Conditions Report, appraisals and other reports, the fees and costs of Lender’s counsel, and all other third party out-of-pocket expenses incurred in connection with the origination and closing of the Loan.

3.1.13             Material Adverse Change.  There shall have been no material adverse change in the financial condition or business condition of Borrower, any one or more of the Persons comprising Guarantor that, in the aggregate, constitutes a material adverse change in the financial condition of the Guarantor collectively, or a material adverse change in the Property since the date of the most recent financial statements delivered to Lender.  The income and expenses of the Property, the occupancy thereof, and all other features of the transaction shall be as represented to Lender without material adverse change.  Neither Borrower, Guarantor nor any of their respective constituent Persons shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

3.1.14             Required Equity Funds.  Borrower shall furnish Lender with evidence in form and content satisfactory to Lender that Borrower has contributed the Required Equity Funds for approved Project-Related Costs.

3.1.15             Ratios.  Following the Initial Advance, the Loan-to-Cost Ratio shall be no greater than 75%.

3.1.16             Intentionally Omitted

3.1.17             Physical Conditions Report.  Lender shall have received a Physical Conditions Report with respect to the Property, which report shall be issued by an engineer selected by Lender and shall be reasonably satisfactory in form and substance to Lender.

3.1.18             The Architect’s Contract.  The Architect’s Contract in form and substance satisfactory to Lender, shall have been duly executed and delivered by the parties thereto, shall be in full force and effect and Lender shall have received a certified copy or a fully executed duplicate original thereof.  Borrower’s Architect shall have duly executed and delivered to Lender a consent to the assignment of the Architect’s Contract, in form and substance satisfactory to Lender, and Lender shall have received a certified copy or a fully executed duplicate original thereof.  If Borrower’s Architect consists of more than one Person, then each such Person shall deliver a consent to the assignment of the Architect’s Contract  in form and substance satisfactory to Lender, and Lender shall have received a certified copy or a fully executed duplicate original thereof.  All Other Design Professionals shall deliver a consent to the assignment to each of their Contracts, in form and substance satisfactory to Lender, and Lender shall have received a certified copy or a fully executed duplicate original of each such Contract.

3.1.19             Appraisal.  Lender shall have received an appraisal of the Property, from an appraiser selected by Lender, which appraisal shall be satisfactory in form and substance to Lender.

3.1.20             Deliveries.  The following items or documents shall have been delivered to Lender:

(a)           Plans and Specifications.  Two (2) complete sets of the Plans and Specifications and any and all modifications and amendments made thereto which have been reviewed and approved by Lender and the Construction Consultant.  Borrower shall deliver to Lender a list identifying the Plans and Specifications and any and all modifications and amendments made thereto.

(b)           Insurance.  All Policies of insurance (or certificates thereof) required by Section 6.1 of this Agreement or any other Loan Document.

(c)           Final Project Report.  The Final Project Report shall have been delivered to Lender by the Construction Consultant.

(d)           Certification Regarding Chattels.  Lender shall have received a certification from the Title Company or other service satisfactory to Lender or counsel satisfactory to Lender (which shall be updated from time to time at Borrower’s expense upon request by Lender in connection with future Advances) that a search of the public records disclosed no significant or material changes since the Closing Date including no judgment or tax liens affecting Borrower or Guarantor, the Property or the Personal Property, and no conditional sales contracts, chattel mortgages, leases of personalty, financing statements (other than those in favor of Lender) or title retention agreements which affect the Property.

(e)           Construction Schedule.  The Construction Schedule, certified by Borrower as being true, correct and complete, which shall have been approved by Lender and the Construction Consultant.

(f)           Evidence of Vacancy.  Evidence that the Property and Existing Improvements are free of tenants, occupants and any claims of tenancy or a right of occupancy.

(g)           ICIP Eligibility. Evidence satisfactory to Lender that Borrower has applied for a Certificate of Eligibility under the Industrial and Commercial Incentive Program.

3.1.21             Management Agreement.  Lender shall have received a certified copy of each Management Agreement with respect to the Property which shall be satisfactory in form and substance to Lender.

3.1.22             Subordination.  Lender shall have received the Subordination of Affiliate Fee executed by Borrower, Guarantor, each member of Borrower or any other Affiliate of Borrower entitled to an Affiliate Fee.

3.1.23             Conditional Use Permit..  Borrower shall have delivered to Lender evidence satisfactory to Lender that Borrower has obtained an extension or renewal of the conditional use permit for the Property permitting the Property to be used for a self-storage facility.

3.1.24             Further Documents.  Lender or its counsel shall have received such other documents and further approvals, opinions, documents and information as Lender or its counsel may have reasonably requested including the Loan Documents in form and substance satisfactory to Lender and its counsel.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1                      Borrower Representations.  Borrower represents and warrants as of the date hereof and as of the Closing Date that:

4.1.1             Organization.  Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.  Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations.  Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property.  The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule I.

4.1.2             Proceedings.  Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.  This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3             No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4             Litigation.  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending, or threatened against or affecting Borrower, Guarantor or the Property, which actions, suits or proceedings, if determined against Borrower, Guarantor or the Property, might materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor or the condition or ownership of the Property.

4.1.5             Agreements.  Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound.  Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (xx) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6             Title.  Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan.  The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents.  There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7             Solvency.  Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents.  Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).  No petition in bankruptcy has been filed against Borrower or any Guarantor in the last seven (7) years, and neither Borrower nor any Guarantor in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  Neither Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8             Full and Accurate Disclosure.  No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9             No Plan Assets.  Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.  In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute , regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10             Compliance.  Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes.  To the best of Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.  There has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11             Financial Information.  All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof as a self-storage facility, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12             Condemnation.  No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13             Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14             Utilities and Public Access.  The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.  All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy.  All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15             Not a Foreign Person.  Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16             Separate Lots.  The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17             Assessments.  There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18             Enforceability.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither Borrower nor Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19             No Prior Assignment.  There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20             Insurance.  Borrower has obtained and has delivered to Lender certified copies of the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21             Management Agreement.  The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.  The Management Agreement was entered into on commercially reasonable terms.

4.1.22             ICIP Eligibility.  Borrower has obtained a Certificate of Eligibility under the Industrial and Commercial Incentive Programs and Borrower shall comply with all of the requirements of the Industrial and Commercial Incentive Program in order to maintain such eligibility.

4.1.23             Flood Zone.  None of the Improvements on the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 6.1.1(a)(A) is in full force and effect with respect to the Property.

4.1.24             Required Equity Funds.  Borrower represents and warrants to  Lender that Borrower has contributed the Required Equity Funds for approved Project-Related Costs.

4.1.25             Boundaries  All of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26             Leases.  The Property is not subject to any leases other than the Leases described in the rent roll attached hereto as Schedule V and made a part hereof.  Borrower is the owner and lessor of landlord’s interest in the Leases.  No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases.  The current Leases are in full force and effect and, to the best of Borrower’s knowledge, (a) there are no defaults thereunder by either party and (b) there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder.  No Rent (including security deposits) has been paid more than one (1) month in advance of its due date.  To the best of Borrower’s knowledge, all work to be completed by Borrower prior to the date hereof under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant.  There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein.  To the best of Borrower’s knowledge, no tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises.  No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.  No Tenant  has no right or option for additional space in the Improvements.  Except as otherwise disclosed by the Environmental Report (as defined in the Mortgage), no hazardous wastes or toxic substances, as defined by applicable federal, state or local statutes, rules and regulations, have been disposed, stored or treated by any tenant under any Lease on or about the Property nor does Borrower have any knowledge of any Tenant’s intention to use its premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste.  True, correct and complete copies of the Leases have been provided to Lender and such Leases have not been modified or amended in any way.

4.1.27             Survey.  The Survey for the Property delivered to Lender in connection with this Agreement has been prepared in accordance with the provisions of Section 3.1.3(c) hereof, and does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28             Inventory.  Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder.  All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.29             Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30             Special Purpose Entity/Separateness.

(a)           Until the Total Debt has been paid in full, Borrower hereby represents, warrants and covenants, that Borrower is, shall be and shall continue to be a Special Purpose Entity.

(b)           The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c)           All of the facts stated and all of the assumptions made in the Insolvency Opinion, including, but not limited to, in any exhibits attached thereto, are true and correct in all respects and all facts stated and all assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects.  Borrower has complied and will comply with, all of the assumptions made with respect to Borrower in the Insolvency Opinion.  Borrower will have complied and will comply with all of the assumptions made with respect to Borrower in any Additional Insolvency Opinion.  Each entity other than Borrower with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

4.1.31             Property Management Agreement.  The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.  The Management Agreement was entered into on commercially reasonable terms.

4.1.32             Illegal Activity.  No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33             No Change in Facts or Circumstances; Disclosure.  All information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the Rent Roll attached hereto as Schedule V), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower.  Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34             Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35             Embargoed Person.  As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36             Principal Place of Business; State of Organization.  Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement.  The Borrower is organized under the laws of the State of Delaware.

4.1.37             Conditional Use Permit.  Borrower has obtained an extension or renewal of the conditional use permit for the Property permitting the Property to be used for a self-storage facility.

4.1.38             Mortgage Taxes.  As of the date hereof, Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage.

4.1.39             Zoning..  The Project Improvements can be developed and constructed in accordance with the Plans and Specifications “as of right” without requiring the issuance of any zoning variance or other discretionary permit and/or approval.

4.1.40             ICIP Eligibility..  Borrower has applied for a Certificate of Eligibility under the Industrial and Commercial Incentive Program and has submitted all documents necessary to obtain such Certificate  of Eligibility.

4.1.41             Single Purpose; Borrower’s Prior Acts.  Borrower hereby represents and warrants to Lender that:

(a)           Since its formation, Borrower has not owned any asset or property other than (i) the Property, and (ii) incidental personal property necessary for the ownership or operation of the Property.

(b)           Since its formation, Borrower has not engaged in any business other than the ownership, management and operation of the Property and Borrower has conducted and operated its business as presently conducted and operated.

(c)           Since its formation, Borrower has not entered into any contract or agreement with any of its Affiliates, any of its constituent parties or any Affiliate of any constituent party, except those (i) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are substantially similar to those that would be obtained in a comparable arm’s-length transaction with an unrelated third party, and (ii) in connection with this Agreement.

(d)           Since its formation, Borrower has not incurred any Indebtedness.

(e)           Since its formation, Borrower has not made any loans to any Person or held evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity).

(f)           Since its formation, Borrower has remained solvent and has paid its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its own assets and generally as the same have became due.

(g)           Since its formation, Borrower, has done or caused to be done all things necessary to observe its respective organizational formalities applicable to a business entity of its type and to preserve their respective existence or has promptly taken curative action with respect thereto.

(h)           Since its formation, (i) Borrower has maintained all of its respective accounts (including bank accounts), books and records separate from those of its Affiliates and any constituent party; (ii) Borrower has maintained separate financial statements and its respective assets have not been listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity; (iii) Borrower has filed its own tax returns and has not filed a consolidated federal income tax return with any other Person, except to the extent that Borrower was required to file consolidated tax returns by law; and (iv) Borrower has maintained books, records, resolutions and agreements as official records.

(i)           Since its formation, Borrower has been, and at all times has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (h) above, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower, has conducted business in its own name; has not identified itself or any of its Affiliates as a division or part of the other; and has used separate stationery, invoices and checks bearing its own name and not the name of any Affiliate.

(j)           Since its formation, Borrower has maintained adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(k)           Since its formation, neither Borrower has, nor have any of its constituent parties, have sought or effected the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of Borrower.

(l)           Since its formation, Borrower has not commingled its funds or other assets with those of any Affiliate or constituent party or any other Person, and Borrower, has held all of its assets in its own name.

(m)           Since its formation, Borrower has maintained its assets in such a manner that it would not be costly or difficult to segregate, ascertain or identify their respective individual assets from those of any Affiliate or constituent party or any other Person.

(n)           Since its formation, Borrower has not guaranteed or become obligated for the debts of any other Person and has not held itself out to be responsible for or to have their respective credit available to satisfy the debts or obligations of any other Person.

(o)           Borrower is presently conducting its business so that the assumptions made with respect to Borrower in the Insolvency Opinion are currently true and correct in all material respects.

(p)           Since its formation, Borrower has not permitted any Affiliate or constituent party independent access to its bank accounts.

(q)           Since its formation, Borrower has paid the salaries of its own employees (if any) from its own funds and has maintained a sufficient number of employees (if any) in light of their respective contemplated business operations.

(r)           Since its formation, Borrower has compensated each of its consultants and agents from its own funds for services provided to it and pay from its own respective assets all obligations of any kind incurred.

(s)           Since its date of formation, Borrower has not acquired any obligations or securities of any of its Affiliates.

(t)           Since the date of its formation, Borrower has not acquired or held any interest in or formed any entity or subsidiary.

4.1.42             Cash Management Account.  Borrower hereby represents and warrants to Lender that:

(a)           This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of Delaware) in the Clearing Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Clearing Account and Cash Management Account;

(b)           Each of the Clearing Account and Cash Management Account constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State of Delaware;

(c)           Pursuant and subject to the terms hereof, the Clearing Bank and the Cash Management Bank have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Clearing Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d)           The Clearing Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Clearing Bank and the Cash Management Bank complying with instructions with respect to the Clearing Account and Cash Management Account from any Person other than Lender.

4.1.43             Trade Name; Other Intellectual Property.  Borrower owns and possesses or licenses (as the case may be) all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, websites, domain names and copyrights, as Borrower considers necessary for the conduct of its business as now conducted without, individually or in the aggregate, any infringement upon rights of other Persons, in each case except as could not reasonably be expected to (i) materially and adversely affect the value of the Property, (ii) impair the use and operation of the Property or (iii) impair Borrower’s ability to pay its obligations in a timely manner, and there is no individual patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right or copyright the loss of which would (i) materially and adversely affect the value of the Property, (ii) impair the use and operation of the Property or (iii) impair Borrower’s ability to pay its obligations in a timely manner (collectively, the “Intellectual Property”).

4.1.44             General Contractor’s Agreement.  As of the date hereof, (i) the General Contractor’s Agreement is in full force and effect; (ii) Borrower and General Contractor are in full compliance with their respective obligations under the General Contractor’s Agreement; (iii) the work to be performed by General Contractor under the General Contractor’s Agreement is the work called for by the Plans and Specifications; and (iv) all work on the Project Improvements heretofore completed has been completed in accordance with the Plans and Specifications in a good and workmanlike manner and is free of any defects.  Borrower shall from time to time, upon request by Lender, cause General Contractor to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

4.1.45             Architect’s Contract.  As of the date hereof, (i) the Architect’s Contract is in full force and effect; (ii) both Borrower and, to the best of Borrower’s knowledge, Borrower’s Architect are in compliance in all material respects with their respective obligations under the Architect’s Contract; (iii) the work to be performed by Borrower’s Architect under the Architect’s Contract is the architectural services required to design the Project Improvements to be built in accordance with the Plans and Specifications and all architectural services required to complete the Project Improvements in accordance with the Plans and Specifications is provided for under the Architect’s Contract; and (iv) all work on the Project Improvements heretofore completed has been completed in accordance with the Plans and Specifications in a good and workmanlike manner and is free of any defects.  Upon request by Lender, Borrower shall or Borrower shall cause Borrower’s Architect to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

4.1.46             Plans and Specifications.  As of the date hereof, Borrower has furnished Lender true and complete sets of the preliminary Plans and Specifications.  The preliminary Plans and Specifications comply with all applicable Legal Requirements, all Governmental Approvals, and all restrictions, covenants and easements affecting the Property, and have been approved by each such Governmental Authority as is required for construction and renovation of the Project Improvements and the General Contractor, Guarantor and Borrower’s Architect,.

4.1.47             Budget.  The Development Budget accurately reflects all anticipated Project-Related Costs.  Upon the making of the Advances requested in Borrower’s Requisition in the manner set forth therein, all materials and labor therefore supplied or performed in connection with the Property will have been paid for in full (subject to the Retainage).

4.1.48             Feasibility.  Each of the Construction Schedule and the Disbursement Schedule is accurate.

Section 4.2                      Survival of Representations.  Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V.

BORROWER COVENANTS

Section 5.1                      Affirmative Covenants.  From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1             Existence; Compliance with Legal Requirements.  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property.  There shall never be committed by Borrower, and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.  Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage.  Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.  After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith.  Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2             Taxes and Other Charges.  Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.1 hereof.  Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid.  Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.1 hereof).  Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.  After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Mortgage; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (vi) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3             Litigation.  Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower and/or Guarantor which, might materially adversely affect Borrower’s or Guarantor’s condition (financial or otherwise) or business or the Property.

5.1.4             Access to Property.  Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice and subject to the rights of Tenants under Leases.

5.1.5             Notice of Default.  Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6             Cooperate in Legal Proceedings.  Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7             Perform Loan Documents.  Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and reasonable expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8             Award and Insurance Benefits.  Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9             Further Assurances.  Borrower shall, at Borrower’s sole cost and expense:

(a)           furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)           execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any licenses with respect to the Property into the name of Lender or its designee after the occurrence of an Event of Default; and

(c)           do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10             Principal Place of Business, State of Organization.  Borrower will not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or Borrower’s corporate or partnership structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all reasonable action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, the Cash Management Agreement and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior consent of Lender.  Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.  Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change).  Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth in the introductory paragraph of this Agreement.  Borrower shall promptly notify Lender of any change in its organizational identification number.  If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

5.1.11             Financial Reporting.

(a)           Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property.  Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire at Lender’s expense unless an Event of Default shall have occurred.  After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.  Upon Lender’s reasonable request, Borrower shall deliver to Lender such other information necessary and sufficient to fairly represent the financial condition of Borrower and the Property.

(b)           Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements covering the Property for such Fiscal Year audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower.  Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses.  Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an Officer’s Certificate stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with GAAP; (iii) a list of tenants, if any, occupying more than twenty percent (20%) of the total floor area of the Improvements, (iv) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, and (v) a schedule audited by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant.  Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c)           Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month throughout the term of the Loan the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable:  monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting all Net Operating Income, Gross Income from Operations and Operating Expenses (not including any contributions to the Reserve Funds) and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing (i) a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, for any individual items in excess of $10,000, all in form satisfactory to Lender, (ii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such month accompanied by an Officers’ Certificate with respect thereto; and (iii) a Net Cash Flow Schedule.  In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 and Section 4.1.35 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.

(d)           Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month throughout the term of the Loan, an rent roll  for the subject month, accompanied by an Officer’s Certificate stating that such rent roll is true, correct, accurate, and complete and fairly presents the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable.

(e)           For the partial year period commencing on the date of the Closing Date, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender.  The Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”).  In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender.  Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget.  Until such time that Lender approves a proposed Annual Budget, the most recent Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges.

(f)           In the event that, Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, except in the case of emergency (provided that Borrower will notify Lender promptly after such emergency).

(g)           Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).  Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

5.1.12             Business and Operations.  Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property.  Borrower will qualify to do business and will remain in good standing under the laws of all relevant jurisdictions as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall at all times during the term of the Loan, continue to own and/or maintain all of the Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13             Title to the Property.  Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever.  Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14             Costs of Enforcement.  In the event (a) that the Mortgage encumbering the Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15             Estoppel Statement.

(a)           After written request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i)  the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall deliver to Lender upon written request, tenant estoppel certificates from each tenant paying base rent in an amount equal to or exceeding five percent (5%) of the Gross Income from Operations from the Property occupied by such tenant in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

(c)           After written request by Borrower, Lender shall within ten (10) days furnish Borrower with a statement, duly acknowledged and certified, setting forth (i)  the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, and (iv) the date installments of interest and/or principal were last paid.

5.1.16             Loan Proceeds.  Borrower shall use the proceeds of the Loan solely and exclusively for the purposes of constructing and renovating the Project Improvements in accordance herewith and in accordance with the Building Loan Budget which shall be subject to no change except as permitted hereby.  Borrower will receive the Advances to be made hereunder and will hold the right to receive the same as a trust fund for the purpose of paying the Costs of the Improvement and it will apply the same first to such payment before using any part thereof for any other purpose.

5.1.17             Performance by Borrower.  Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18             Confirmation of Representations.  Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Guarantor as of the date of the Securitization.

5.1.19             ICIP Eligibility..  Borrower shall take all actions necessary to obtain a Certificate of Eligibility under the Industrial and Commercial Incentive Program as soon as possible.

5.1.20             Leasing Matters.  Borrower may not enter into a Lease, license or other occupancy agreement for any portion of the Property without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that after the Property shall have achieved the Required Ratios at Completion, Borrower shall not be required to obtain Lender's approval of Leases for less than 15,000 square feet that otherwise satisfy the requirements of this Agreement.  Upon request, Borrower shall furnish Lender with executed copies of all Leases.  All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates.  All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents.  All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale.  Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Borrower or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Lease will be permitted without the written consent of Lender, provided, further, that after the Property shall have achieved the Required Ratios at Completion, Borrower shall not be required to obtain Lender's approval for termination of Leases for less than 15,000 square feet that otherwise satisfy the requirements of this Agreement; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents without Lender’s prior written consent which shall not be unreasonably withheld; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.  Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of the Property without Lender’s prior written consent.

5.1.21             Alterations.

(a)           Following the Completion of the Improvements, Borrower shall obtain Lender’s prior written consent to any subsequent alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower’s financial condition or the value of the Property or the Net Operating Income.  Notwithstanding the foregoing, Lender’s consent shall not be required in connection with (i) any alterations that will not have a material adverse effect on Borrower’s financial condition or the value of the Property or the Net Operating Income, and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, or (ii) alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement.  If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following:  (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, (D) a completion and performance bond, or (E) a Letter of Credit.  Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

(b)           Notwithstanding anything contained herein to the contrary, the construction, Building Loan and alteration of the Improvements in accordance with the Plans and Specifications shall not constitute “alterations” to the Improvements and will not be subject to the terms of this Section 5.1.21.

5.1.22             No Fees or Payments to Affiliates.  In no event shall Borrower pay any  fees or make any payments to any Affiliates without Lender's approval, which may be withheld in its sole discretion.

5.1.23             Payment of Administration Fee.  Borrower shall pay to Lender on the first (1st) day of each calendar month the Administration Fee in advance.

5.1.24             General Contractor’s Agreement.  Borrower shall (a) enforce the General Contractor’s Agreement in the best interests of the Improvements using sound business judgment, (b) waive none of the material obligations of any of the parties thereunder, (c) do no act which would relieve the General Contractor from its material obligations to construct the Project Improvements according to the Plans and Specifications, (d) make no amendments to or change orders under the General Contractor’s Agreement, except as permitted under this Agreement, without the prior approval of Lender, (e) ensure that the work to be performed by General Contractor under the General Contractor’s Agreement is the work called for by the Plans and Specifications, and (f) ensure that all work on the Improvements shall be completed in accordance with the Plans and Specifications in a good and workmanlike manner and shall be free of any defects.  Borrower shall from time to time, upon request by Lender, use reasonable efforts to cause General Contractor to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

5.1.25             Architect’s Contract.  Borrower shall enforce the Architect’s Contract in the best interests of Borrower consistent with the construction of the Project Improvements using sound business judgment, (b) waive none of the material obligations of Borrower’s Architect thereunder, (c) do no act which would relieve Borrower’s Architect from its material obligations under the Architect’s Contract and (d) make no amendments to the Architect’s Contract without the prior approval of Lender.  Upon request by Lender, Borrower shall cause Borrower’s Architect to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

5.1.26             Building Loan Costs and Expenses.  Borrower shall promptly pay when due all Building Loan Costs.

5.1.27             Fees.  Borrower shall pay when due the reasonable fees of the Construction Consultant, all reasonable costs and expenses, including, without limitation, appraisal fees (only if required by law after the initial appraisal) recording fees and charges, abstract fees, title policy fees, escrow fees, reasonable attorneys’ fees, fees of inspecting architects and engineers to the extent provided hereunder in connection with Advances, fees of environmental consultants to the extent provided in the Mortgage, and all other reasonable and customary costs and expenses which have been incurred or which may hereafter be incurred by Lender in connection with the preparation and execution of the Loan Documents, including any extension, amendment or modification thereof; the funding of the Loan, the administration and enforcement of this Agreement, the Mortgage, the Note, and the other Loan Documents, including, without limitation, reasonable attorneys’ fees in any action for the foreclosure of the Mortgage and the collection of the Loan, and all such fees incurred in connection with any bankruptcy or insolvency proceeding; and Borrower will, within twenty (20) days after demand by Lender, reimburse Lender for all such expenses which have been incurred; and Borrower will indemnify and hold harmless Lender from and against, and reimburse it for all claims, demands, liabilities, losses, damages, judgments, penalties, costs, and expenses (including, without limitation, reasonable attorneys’ fees) which may be imposed upon, asserted against, or incurred or paid by Lender by reason of, on account of or in connection with any bodily injury or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever or asserted against Lender or Borrower on account of any act performed or omitted to be performed hereunder by Borrower or on account of any transaction arising out of or in any way connected with the Property, or with this Agreement or any of the indebtedness evidenced by the Note, provided that the foregoing indemnity shall not apply to any such liabilities, losses, damages and expenses of Lender to the extent arising from the willful misconduct or gross negligence of Lender.  All amounts incurred or paid by Lender under this Section 5.1.27, together with interest thereon at the Default Rate from the due date until paid by Borrower, shall be added to the Debt and shall be secured by the lien of the Mortgage.

5.1.28             Completion of Construction.

(a)           Borrower shall cause the Project Improvements to be constructed in accordance with the Plans and Specifications and any Permitted Encumbrance and in full compliance with the Building Loan Budget, as the same may be amended from time to time in accordance with the terms hereof.

(b)           Borrower shall cause the Completion of the Improvements to occur on or before the Required Completion Date.

(c)           Borrower shall diligently pursue construction of the entire Project Improvements to cause the Complete of the Improvements and obtain a temporary or permanent certificate of occupancy (and to the extent the same are conditional or require performance by Borrower, satisfy all conditions to the issuance of and/or performed all obligations required for the continued validity of the same) for the Property on or prior to the Required Completion Date, in accordance with the Plans and Specifications and in compliance with all restrictions, covenants and easements affecting the Property, all applicable Legal Requirements, and all Governmental Approvals, and with all terms and conditions of the Loan Documents; pay all sums and to perform such duties as may be necessary to complete such construction of the Project Improvements substantially in accordance with the Plans and Specifications and in compliance with all restrictions, covenants and easements affecting the Property, all Legal Requirements and all Governmental Approvals, and with all terms and conditions of the Loan Documents, all of which shall be accomplished on or before the Required Completion Date, free from any liens, claims or assessments (actual or contingent) asserted against the Property for any material, labor or other items furnished in connection therewith unless bonded and removed as a Lien on the Property.  The renovation of the Project Improvements shall include all work necessary to put the Property in conformity with, and eliminate any breaches from, the ADA.  Evidence of satisfactory compliance with all of the foregoing shall be furnished by Borrower to Lender on or before the Required Completion Date.  In addition, if such certificate of occupancy or other Governmental Approvals are temporary in nature, Borrower shall diligently pursue procuring final Governmental Approvals.  In addition, Borrower shall diligently pursue construction of the entire Project Improvements to Final Completion after the Required Completion Date.

(d)           If at any time prior to the Completion of the Improvements and satisfaction of the conditions to the Final Advance Lender determines in its sole discretion that the undrawn funds then available under the Interest Reserve Line Item of the Project Loan Budget and the amount of Interest Reserve Funds on deposit with Lender is insufficient to pay the Debt Service on the Loan, then, Borrower shall deposit with Lender, on demand, either (i) an amount reasonably determined by Lender to pay interest on the Loan as it comes due prior to the Completion of the Improvements and the satisfaction of the conditions to the Final Advance (the “Additional Interest Reserve Deposit”), or (ii) a Letter of Credit in such amount (the “Additional Interest Reserve Letter of Credit”).  In determining the amount of the Additional Interest Reserve Deposit or Additional Interest Reserve Letter of Credit, Lender will consider, among other things, (i) the degree of completion of the Improvements on such date, and (ii) the amount, if any, of undrawn funds then available under the Interest Reserve Line Item of the Project Loan Budget.  In addition, and subject to the applicable terms hereof and the applicable terms of the Project Loan Agreement regarding the re-allocation of Line Items, Lender shall not unreasonably withhold its consent to Borrower’s request at the time of the deposit of the Additional Interest Reserve Deposit or the Additional Interest Reserve Letter of Credit to re-allocate a portion of the then undrawn Contingency Line Item (or any other Line Item within the Building Loan Budget) from the Project Loan Budget to the Interest Reserve Line Item of the Project Loan Budget, provided, however, under no circumstances may any portion of the Contingency Line Item of the Building Loan Budget be reallocated to the Interest Reserve Line Item.  The Additional Interest Reserve Deposit or Additional Interest Reserve Letter of Credit shall be a Reserve Fund for all purposes hereunder.  Lender shall apply the Additional Interest Reserve Deposit or Additional Interest Reserve Letter of Credit in accordance with Section 7.2 hereof.

5.1.29             Inspection of Property.  Borrower shall permit Lender, the Construction Consultant and their respective representatives, to enter upon the Property, inspect the Project Improvements and all materials to be used in the construction and Building Loan thereof and to examine the Plans and Specifications which are or may be kept at the construction site and will cooperate, and cause the General Contractor, the Major Contractors and the Major Subcontractors to cooperate with the Construction Consultant to enable him or her to perform his or her functions hereunder.

5.1.30             Construction Consultant.  Borrower acknowledges that (i) the Construction Consultant has been retained by Lender to act as a consultant and only as a consultant to Lender in connection with the construction of the Project Improvements and has no duty to Borrower, (ii) the Construction Consultant shall in no event have any power or authority to give any approval or consent or to do any other act or thing which is binding upon Lender, (iii) Lender reserves the right to make any and all decisions required to be made by Lender under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Lender under this Agreement and to accept or not accept any matter or thing required to be accepted by Lender under this Agreement, and without being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by the Construction Consultant with respect thereto, (iv) Lender reserves the right in its sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by the Construction Consultant to Lender or any other person or party, and (v) Lender reserves the right to replace the Construction Consultant with another construction consultant at any time and without prior notice to or approval by Borrower.

5.1.31             Construction Consultant/Duties and Access.  Borrower shall permit Lender to retain the Construction Consultant at the reasonable cost of Borrower to perform the following services on behalf of Lender:

(a)           Prepare the Final Project Report;

(b)           To review and advise Lender whether, in the opinion of the Construction Consultant, the Plans and Specifications are satisfactory;

(c)           To review Draw Requests and change orders; and

(d)           To make periodic inspections in accordance with Section 5.1.29 (approximately at the date of each Draw Request) for the purpose of assuring that construction of the Project Improvements to date is in accordance with the Plans and Specifications and to approve Borrower’s then current Draw Request as being consistent with Borrower’s Obligations under this Agreement.

The fees of the Construction Consultant shall be paid by Borrower within thirty (30) days after billing therefor and expenses incurred by Lender on account thereof shall be reimbursed to Lender within thirty (30) days after request therefor, but neither Lender nor the Construction Consultant shall have any liability to Borrower on account of (i) the services performed by the Construction Consultant, (ii) any neglect or failure on the part of the Construction Consultant to properly perform its services or (iii) any approval by the Construction Consultant of construction of the Project Improvements.  Neither Lender nor the Construction Consultant assumes any obligation to Borrower or any other Person concerning the quality of construction of the Project Improvements or the absence therefrom of defects.

5.1.32             Correction of Defects.  Borrower shall promptly correct all material defects in the Project Improvements or any material departure from the Plans and Specifications not previously approved by Lender to the extent required hereunder.  Borrower agrees that the advance of any proceeds of the Loan whether before or after such defects or departures from the Plans and Specifications are discovered by, or brought to the attention of, Lender shall not constitute a waiver of Lender’s right to require compliance with this covenant.

5.1.33             Approval of Change Orders; Cost Savings.  Borrower shall permit no deviations from the Plans and Specifications during construction without the prior approval of Lender; provided, however, that Borrower may make changes without Lender’s prior written approval so long as (a) with respect to any Major Contract or Major Subcontract, such changes do not exceed two percent (2%) of the amount of the applicable contract, (b) such changes do not exceed in the aggregate $250,000.00, provided that changes which have been approved by Lender either before or after such changes have been made shall be disregarded in calculating said $250,000.00 threshold, (c) such changes do not cause any line item in the Building Loan Budget to be exceeded (after taking into account use of the Contingency Reserve to the extent permitted under Section 2.1.7, reallocations under this Section 5.1.33 and other reallocations approved by Lender in its sole discretion), (d) Borrower uses reasonable efforts to deliver to Lender and Construction Consultant prior notice of such change orders or, if Borrower is unable to deliver prior notice, Borrower shall submit to Lender and Construction Consultant copies of all change orders entered into with respect to the Project Improvements within fifteen (15) days after the same are entered into, irrespective of whether the same require the prior approval of Lender and Construction Consultant pursuant to this Agreement, (e) such changes will not materially change the gross square feet or the net rentable square feet of commercial space to be contained in the Improvements, or the basic layout of the Improvements, or involve the use of materials, furniture, fixtures and equipment that will not be at least equal in quality to the materials, furniture, fixtures and equipment originally specified in or required by the approved Plans and Specifications, and (f) such change will not prevent Borrower from completing the Project Improvements by the Required Completion Date.  The foregoing to the contrary notwithstanding, Borrower may allocate cost savings actually achieved and verifiable in any line item of the Building Loan Budget to other line items of the Building Loan Budget, provided that if such costs savings are being allocated from a line item of the Building Loan Budget, (i) such Building Loan Budget line item has a firm contract or sub-contract in place, (ii) the work has commenced and is proceeding in accordance with the Construction Schedule and (iii) the Construction Consultant is satisfied with said contract or sub-contract, including, without limitation, with regard to the scope of said contract or sub-contract.

5.1.34             Building Permits..  Prior to commencing any phase of the demolition or construction of the Project Improvements, Borrower shall obtain and deliver to Lender all building permits and other Governmental Approvals required for the phase of construction of the Project Improvements to be undertaken by Borrower.

5.1.35             Easements and Restrictions; Zoning.  Borrower shall submit to Lender for Lender’s approval prior to the execution thereof by Borrower all proposed easements, restrictions, covenants, permits, licenses, and other instruments which would affect the title to the Property, accompanied by a Survey showing the exact proposed location thereof and such other information as Lender shall reasonably require.  Borrower shall not subject the Property or any part thereof to any easement, restriction or covenant (including any restriction or exclusive use provision in any lease or other occupancy agreement) without the prior approval of Lender (not to be unreasonably withheld or delayed in the case of utility easements only).  Notwithstanding the foregoing, Lender shall consent to a reciprocal easement agreement in connection with the future development of the adjacent development site provided that such reciprocal easement agreement is reasonably acceptable to Lender.  With respect to any and all existing easements, restrictions, covenants or operating agreements which benefit or burden the Property and any easement, restriction or covenant to which the Property may hereafter be subjected in accordance with the provisions hereof, Borrower shall:  (a) observe and perform in all material respects the obligations imposed upon Borrower or the Property; (b) not alter, modify or change the same in any material respect without the prior approval of Lender; (c) enforce its rights thereunder in a commercially reasonable manner so as to preserve for the benefit of the Property the full benefits of the same; and (d) deliver to Lender a copy of any notice of default or other material notice received by Borrower in respect of the same promptly after Borrower’s receipt of such notice.

5.1.36             Laborers, Subcontractors and Materialmen.  Borrower shall notify Lender promptly, and in writing, if Borrower receives any default notice, notice of lien or demand for past due payment, written or oral, from any laborer, subcontractor or materialmen.  Borrower will also furnish to Lender at any time and from time to time upon reasonable demand by Lender, lien waivers in form reasonably satisfactory to Lender bearing a then current date from the Major Contractors and the Major Subcontractors.

5.1.37             Ownership of Personalty.  Borrower shall furnish to Lender, if Lender so requests, photocopies of the fully executed contracts, bills of sale, receipted vouchers and agreements, or any of them, under which Borrower claims title to the materials, articles, fixtures and other personal property used or to be used in the construction or operation of the Improvements.

5.1.38             Comply with Other Loan Documents.  Borrower shall perform all of Borrower’s Obligations under the Note and the other Loan Documents.

5.1.39             Purchase of Material Under Conditional Sale Contract.  Borrower shall not permit any materials, equipment, fixtures or any other part of the Improvements to be purchased or installed under any security agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation in the Property, unless authorized by Lender in writing and in advance.

5.1.40             Further Assurance of Title.  If at any time Lender has reason to believe in its reasonable opinion that any Advance is not secured or will or may not be secured by the Mortgage as a first priority lien or security interest on the Improvements (subject only to the Permitted Encumbrances and the Loan Documents), then Borrower shall, within ten (10) days after written notice from Lender, do all things and matters necessary (including execution and delivery to Lender of all further documents and performance of all other acts which Lender reasonably deems necessary or appropriate) to assure to the reasonable satisfaction of Lender that any Advance previously made hereunder or to be made hereunder is secured or will be secured by the Mortgage as a first priority lien or security interest with respect to the Improvements (subject only to the Permitted Encumbrances and the Loan Documents).  Lender, at Lender’s option, may decline to make further Advances hereunder until Lender has received such assurance.

5.1.41             Management Agreement.

(a)           From and after Final Completion, Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement, as applicable).  In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b)           Borrower shall:  (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

(c)           If: (a)  an Event of Default  shall have occurred and be continuing, (b) Manager shall become bankrupt or insolvent; (c) a default beyond any applicable notice and/or cure period, if any, occurs under the Management Agreement, or (d) following the Completion of the Improvements, the Debt Service Coverage Ratio (based upon the trailing six (6) month period, annualized) as of any Debt Service Coverage Determination Date is less than 1.05 to 1.0, then, in any such event, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates.

5.1.42             Embargoed Person.  Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.43 Environmental Covenants. Borrower shall remove all underground storage tanks ("USTs") and above-ground storage tanks ("ASTs") as part of the proposed construction of the Project Improvements in accordance with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property. In addition, all documented and suspected impacted soil and groundwater will be addressed by Borrower in conjunction with the proposed construction. Upon removal of the USTs and AST, all impacted soil and all free product and the residual contamination sources, Borrower shall monitor the natural attenuation of groundwater contamination in accordance with a monitoring plan approved by Lender. Borrower shall install a sub-slab ventilation system and vapor barrier in conjunction with the Project Improvements as set forth in the Plans and Specifications. Following removal of the ASTs and USTs, Borrower shall notify the New York State Department of Environmental Conservation and all other Governmental Authorities having jurisdiction and shall take all action necessary to "de-list" the former Riteway Laundry Company as a RCRIS SQG. Borrower shall perform asbestos abatement in accordance with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property prior to the demolition of the existing structures on the Property.

Section 5.2                      Negative Covenants.  From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1             Intentionally Omitted.

5.2.2             Liens.  Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except:

(i)      Permitted Encumbrances;

(ii)      Liens created by or permitted pursuant to the Loan Documents; and

(iii)        Liens for Taxes or Other Charges not yet due.

5.2.3             Dissolution.  Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4             Change In Business.  Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5             Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6             Zoning.  Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.7             No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.8             Intentionally Omitted.

5.2.9             ERISA.

(a)           Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)           Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:

(i)           Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)           Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii)           Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10             Transfers.

(a)           Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations.  Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b)           Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 and (B) Permitted Transfers.

(c)           A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d)           Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such Transfer shall result in the change of Control in a Restricted Party, and as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior notice of such proposed Transfer.  If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies.  In addition, at all times, (a) Guarantor must continue to Control, and own, directly or indirectly, in the aggregate, at least a 51% legal and beneficial interest in, Borrower, and (b) Acadia Realty Trust must continue to Control, and own, directly or indirectly, at least a 20% legal and beneficial interest in, each of Guarantor and any Affiliated Manager.

(e)           No consent to any assumption of the Loan shall occur on or before the date that is twelve (12) Payment Dates after the Completion of the Improvements.  Thereafter, Lender’s consent to a Transfer of the Property and assumption of the Loan shall not be unreasonably withheld provided that Lender receives sixty (60) days prior written notice of such Transfer and no Event of Default has occurred and is continuing, and further provided that the following additional requirements are satisfied for all Transfers other than those described in subsection (d) above:

(i)           Borrower shall pay Lender at the time of such Transfer a transfer fee equal to one half of one percent (0.5%) of the outstanding principal balance of the Loan for the first Transfer and one percent (1.0%) of the outstanding principal balance of the Loan for each subsequent Transfer;

(ii)           Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);

(iii)           The proposed transferee (the “Transferee”) or Transferee’s Principals must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property, which expertise shall be reasonably determined by Lender;

(iv)           Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate Net Worth and Liquidity reasonably acceptable to Lender;

(v)           Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vi)           Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii)           There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Principals or Related Entities which is not reasonably acceptable to Lender;

(viii)           Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(ix)           Transferee and Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.46 and 5.2.10 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements and covenants reasonably required by Lender;

(x)           Transferee shall be approved by the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;

(xi)           Borrower or Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender;

(xii)           Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty of Completion, the Guaranty of Recourse Carveouts and the Environmental Indemnity executed by Guarantor or execute replacement guaranties and environmental indemnity reasonably satisfactory to Lender;

(xiii)           Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Policy issued on the date hereof and the Permitted Encumbrances; and

(xiv)           The Property shall be managed by a Qualified Manager pursuant to a Replacement Management Agreement.

Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be released from all liability under this Agreement, the Note, the Mortgage and the other Loan Documents accruing after such Transfer.  The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

5.2.11             No Distributions.  Until Completion of the Improvements and satisfaction of the conditions to the Final Advance, Borrower shall not make any distributions or other disbursements to its partners, shareholders, members or Persons owned by or related to any of its partners, shareholders or members.  Borrower shall use any and all Rents collected from the Property to pay operating expenses of and real property taxes on the Property.

5.2.12             Management Agreement.  Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate, cancel, amend or modify the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.  Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.13             Permitted Additional Mezzanine Indebtedness.  Notwithstanding anything the contrary contained in this Agreement, but subject to  the rights of Lender to convert a portion of the Loan to a mezzanine loan pursuant to Section 9.1.2 hereof, an Additional Mezzanine Borrower (as defined below) shall have the right to pledge its direct and/or indirect equity interests in Borrower or Mezzanine Borrower, as applicable (but not of any direct interest in the Property, or Borrower, if there is Subordinate Financing in the form of a mezzanine loan) to a Permitted Mezzanine Lender (as defined below) as security for a loan to such Additional Mezzanine Borrower (an “Additional Mezzanine Loan”) provided that the following terms and conditions are satisfied:

(a)           no Event of Default shall then exist;

(b)           Lender shall have received at least thirty (30) and no more than sixty (60) days’ prior written notice of the proposed Additional Mezzanine Loan;

(c)           the Completion of the Improvements shall have occurred and all of the conditions to the Final Advance shall have been satisfied;

(d)           the aggregate amounts of the outstanding principal amount of the Total Debt (calculated without regard to any scheduled amortization paid under the Building Loan or the Project Loan) and the maximum principal amount of the Additional Mezzanine Loan (as of the effective date of the Additional Mezzanine Loan) shall not exceed eighty-five percent (85%) of the fair market value of the Property as determined by an MAI appraisal performed, at Borrower’s sole cost and expense, by an appraiser approved by Lender acting reasonably and dated, or updated, to a date within 30 days of the effective date of the Additional Mezzanine Loan, made in compliance with FIRREA and reasonably satisfactory to Lenders in all respects; the appraisal value shall be subject to review and confirmation and updating as to valuation by Lender’s internal appraisal staff, whose decision shall be final absent manifest error.

(e)           the Aggregate Debt Service Coverage Ratio is at least 1.15 to 1.0;

(f)           Borrower shall not be obligated to repay the Additional Mezzanine Loan nor incur any obligation or liability to the Permitted Mezzanine Lender or any other Person with respect to the Additional Mezzanine Loan, and the terms and conditions of the Additional Mezzanine Loan, the collateral pledged as security therefor, and the documents evidencing the Additional Mezzanine Loan (the “Additional Mezzanine Loan Documents”), shall be reasonably satisfactory to Lender;

(g)           a new Single-Purpose Entity shall have been formed that will directly or indirectly own 100% of the Equity Interests in Borrower, or Mezzanine Borrower, as applicable (the “Additional Mezzanine Borrower”), the organizational documents of Borrower, Mezzanine Borrower, if any, such Additional Mezzanine Borrower, and their respective constituent owners shall be reasonably satisfactory to Lender, and Borrower, Mezzanine Borrower, if any and such Additional Mezzanine Borrower shall otherwise satisfy all applicable Rating Agency criteria for single-purpose entities, bankruptcy remoteness, and mezzanine borrowers;

(h)           the Permitted Mezzanine Lender shall have executed and delivered to Lender a subordination, standstill and intercreditor agreement acceptable to Lender in its sole and absolute discretion, which shall provide among other things that the Permitted Mezzanine Lender shall not have the right to foreclose on its interest in Borrower or Mezzanine Borrower, as applicable, or otherwise exercise its rights under the Additional Mezzanine Loan Documents unless and until the Loan is paid in full and that the Additional Mezzanine Loan shall not be transferable except to a Qualified Transferee;

(i)           Borrower and Guarantor shall have executed such additional Loan Documents and such amendments to and reaffirmations of the existing Loan Documents as Lender may require , including entering into a new cash management arrangement with Lender (or modifying any existing cash management requirement) to provide for, among other things, the payment of Lender-approved operating expenses and capital expenses prior to the payment of debt service on the Additional Mezzanine Loan;

(j)           Lender shall have received (i) such opinions of counsel to Borrower as Lender may require, in form and content acceptable to Lender (including a new non-consolidation opinion if one was required to be delivered in connection with the Loan); and (ii) confirmation by each of the applicable Rating Agencies that the incurrence of the Additional Mezzanine Loan will not result in any qualification, withdrawal or downgrading of any existing ratings of securities created in any applicable Securitization; and

(k)           Borrower shall have paid or reimbursed Lender for all of its costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with the foregoing.

Notwithstanding anything herein to the contrary, none of BSCMI, Lender or their respective Affiliates shall have any obligation to provide an Additional  Mezzanine Loan or any other financing.

For purposes hereof, the following terms shall have the following respective meanings:

“Aggregate Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:,

(a)
the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, adjusted for a vacancy rate equal to the greater of the actual vacancy rate, the market vacancy rate and an assumed vacancy rate equal to five percent (5%), without deduction for (i) actual management fees incurred in connection with the operation of the Property less (A) management fees equal to the greater of (1) assumed management fees of six percent (6%) of Gross Income from Operations or (2) the actual management fees incurred, (B) Replacement Reserve Fund contributions equal to $16,500.00 per annum; and

(b)
the denominator is the Total Debt Service for such period assuming a thirty (30) year amortization schedule (and calculated without regard to any scheduled amortization paid under the Building Loan or the Project Loan, or the Subordinate Financing, if applicable), plus all principal and interest payable for such period under the Additional Mezzanine Loan (assuming the Additional Mezzanine Loan had been fully advanced at the beginning of such period) (provided, however, with respect to the Additional Mezzanine Loan, such ratio shall be determined utilizing a debt service constant calculated with the interest rate payable with respect to the Additional Mezzanine Loan and an assumed amortization period of thirty (30) years).

“Permitted Mezzanine Lender” shall mean a Qualified Transferee.

“Qualified Transferee” means (i) BSCMI or an Affiliate of BSCMI, or (ii) one or more of the following:

(A)           a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(B)           an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;

(C)           an institution substantially similar to any of the foregoing entities described in clause (ii)(A), (ii)(B) or (ii)(F) that satisfies the Eligibility Requirements;

(D)           any entity Controlled by, Controlling or under common Control with any of the entities described in clause (i) or clause (ii)(A) or (ii)(C) above or clause (ii)(F) below;

(E)           a Qualified Trustee in connection with (aa) a securitization of, or (bb) the creation of collateralized debt obligations (“CDO”) secured by, or (cc) a financing through an “owner trust” of, the Mezzanine Loan or any interest therein (any of the foregoing, a “Securitization Vehicle”), provided, that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with a Securitization (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of the Additional Mezzanine Loan or any interest therein to such Securitization Vehicle, except that if one or more classes of securities issued in connection with a Securitization is rated by Moody’s, the transferee may not rely on this clause (1) with respect to Moody’s); (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has the Required Special Servicer Rating at the time of Transfer and the related transaction documents for such Securitization Vehicle require that any successor have the Required Special Servicer Rating (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Additional Mezzanine Loan or any interest therein in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified Transferee, are each a Qualified Transferee under clauses (ii)(A), (B), (C), (D), (F) or (G) of this definition;

(F)           an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Permitted Fund Manager acts as general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more of the following:  the Mezzanine Lender, a Qualified Transferee, an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the 50% test set forth above in this clause (F) satisfy the financial tests in clause (i) of the definition of Eligibility Requirements; or

(G)           any Person for which the Rating Agencies have issued a Rating Agency Confirmation with respect to such Transfer.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $650,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning commercial real estate loans or loans similar in type as the Mezzanine Loan or operating commercial mortgage properties.

“CDO Asset Manager” with respect to any Securitization Vehicle (hereinafter defined) that is a CDO, shall mean the entity that is responsible for managing or administering the Additional Mezzanine Loan (or any interest therein) as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the Additional Mezzanine Loan).

“Intervening Trust Vehicle” shall mean with respect to any Securitization Vehicle that is a CDO, a trust vehicle or entity which holds the Additional Mezzanine Loan (or any interest therein) as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“Permitted Fund Manager” means any Person that on the date of determination is not subject to a Proceeding and is either (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, or (ii) an entity that is a Qualified Transferee pursuant to clause (i) or clauses (ii)(A), (B), (C), (D) or (G) of the definition thereof, in each case, which is investing through a fund with committed capital of at least $250,000,000.

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two (2) rating categories of S&P and either Fitch or Moody’s (provided, however, if the Loan has been securitized, the rating requirement of any agency not a Rating Agency will be disregarded).

“Required Special Servicer Rating” means a special servicer that (i) has a rating of “CSS3” in the case of Fitch, (ii) is on the S&P’s select servicer list as a “U.S. Commercial Mortgage Special Servicer” in the case of S&P and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.  The requirement of any agency not a Rating Agency shall be disregarded.

“Rating Agency Confirmation” means a written affirmation from each of the Rating Agencies that the credit rating of the Certificates assigned by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event.  In the event that no Certificates are outstanding or the Loan is not part of a Securitization, any action that would otherwise require a Rating Agency Confirmation shall instead require the consent of Lender.  All fees and expenses of the Rating Agencies incurred in connection with any Rating Agency Confirmation required pursuant to this Agreement as the result of a request or action of Borrower shall be paid by Borrower.

5.2.14             Guarantor.  Notwithstanding anything to the contrary in the organizational documents of Guarantor, Guarantor shall not dissolve unless and until each of the following conditions have been satisfied: (i) an appropriate winding down of and disposition of its assets and liabilities, satisfaction of all claims, creditors and liabilities, and retention of adequate reserves to satisfy future contingent liabilities, including, without limitation, its liabilities under the Guaranty and the Environmental Indemnity; (ii) compliance with all organizational and applicable Legal Requirements relating to dissolution and winding up of Guarantor, and (iii) replacement of the Guarantor with a replacement guarantor acceptable to Lender in its sole discretion and as to which Lender has received a Rating Agency Confirmation.

ARTICLE VI.

INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1                      Insurance.

6.1.1             Insurance Policies.  Borrower, at its sole cost and expense, shall obtain and maintain, or cause to be maintained, the following insurance policies:

(a)           At all times prior to Completion of the Improvements and at any time thereafter during which construction work is being performed at the Property:

(A)           Builder’s Risk “All Risk” insurance in such amount as Lender shall require but in no event less than one hundred percent (100%) of the replacement cost value of the completed Project Improvements, but excluding foundations and any other improvements not subject to physical damage).  Such policy shall be written on a Builder’s Risk Completed Value Form (100% non-reporting) or its equivalent and shall include, without limitation, coverage for loss by testing, collapse, theft, flood, and earth movement.  Such insurance Policy shall also include coverage for:

(i)           Loss suffered with respect to materials, equipment, heating and air conditioning machinery, machinery, and supplies, in each case owned by Borrower or required to be insured by Borrower, whether on-site, in transit, or stored offsite and with respect to temporary structures, hoists, sidewalks, retaining walls, and underground property in each case owned by Borrower or required to by insured by Borrower;

(ii)           Soft costs that are recurring costs, which shall include, without limitation, delayed opening loss of income/revenue coverage for a period of recovery of not less than twelve (12) months commencing from the date the Project Improvements are as to be completed agreed to by Lender in its sole discretion, as well as costs to reproduce plans, specifications, blueprints and models in connection with any restoration following a casualty;

(iii)           Demolition, debris removal and increased cost of construction, including, without limitation, increased costs arising out of changes in applicable laws and codes; and

(iv)           Operation of building laws.

(B)           Borrower shall cause the Borrower’s Architect to obtain and maintain Architect’s or Professional Liability insurance during the period commencing on the date of the Architect’s Contract respectively, and expiring no earlier than five (5) years after the Completion of the Improvements.  Such insurance shall be in an amount equal to at least $1,000,000 per claim or as otherwise acceptable to Lender.

(C)           Commercial General Liability insurance (vacant building) naming Lender as an additional insured with a minimum liability of $10,000,000 including “Umbrella Liability,” of like amount per occurrence and in the aggregate per location.

(D)           Workers Compensation, Employer’s Liability coverage and Disability insurance as required by law covering Borrower.

(E)           Prior to or simultaneously with its entering into the General Contractor’s Agreement, Borrower shall, or shall cause the General Contractor to, obtain and maintain Commercial General Liability coverage, including, without limitation, products and completed operations and containing no “X”, “C”, “U” exclusion if excavation and/or demolition is to be provided, and Automobile Liability insurance with no less than $10,000,000 in limits per occurrence and in the aggregate per project through primary and umbrella liability coverages.  Such insurance shall name Borrower as the insured and Lender as additional insured.  Borrower shall also require that all Contractors cause all of their respective subcontractors to maintain similar coverage with limits of no less than $1,000,000 per occurrence and shall include Borrower and Lender as additional insureds.  All Persons engaged in work on the improvements at the Property shall maintain statutory Workers Compensation and Disability insurance in force for all workers on the job.  The liability insurance to be maintained by Borrower and/or the General Contractor pursuant to this subsection (E) shall include coverage for products and completed operations and coverage for construction defects for a period of five (5) years after Completion of the Improvements.

(b)           At all times after Completion of the Improvements:

(i)           comprehensive all risk insurance (“Special Form”) including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) for all such insurance coverage excluding windstorm and earthquake and (D)  if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost, coverage for demolition costs and coverage for increased costs of construction.  In addition, Borrower shall obtain:  (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require and (y) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity;

(ii)           business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least eighteen (18) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding eighteen (18) month period.  Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance; and

(iii)           comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above.

(c)           At all times during the term of the Loan:

(i)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate and One Million and 00/100 Dollars ($1,000,000.00) per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards:  (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(ii)           automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million Dollars and 00/100 Dollars ($1,000,000.00);

(iii)           worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(iv)           umbrella and excess liability insurance in an amount not less than Fifty Million and 00/100 Dollars ($50,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (ii) above;

(v)           Insurance covering the decrease or diminution in value of the Property resulting from the enforcement of any law, building code, zoning regulation or other Legal Requirement or act of any Governmental Authority to the extent that the Property cannot legally be restored to a condition that existed prior to the Casualty (which insurance shall be in a stipulated sum amount reasonably acceptable to Lender in its sole discretion);

(vi)           the insurance required under this Sections 6.1(a)(A) and 6.1(b)(i) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(A) and 6.1(b)(i) above at all times during the term of the Loan; and

(vii)           upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(d)           Intentionally Omitted.

(e)           All insurance provided for in this Section 6.1 shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and, to the extent not specified above, shall be subject to the approval of Lender as to deductibles, loss payees and insureds.  The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee.  Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies and within thirty (30) days after commencement of the new or renewal Policy evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(f)           Prior to the renewal or replacement of any Policy (the “Existing Policy”), any required insurance may be procured under a blanket insurance Policy covering the Property and other properties or assets of Borrower or its affiliates, provided that any such blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of this Article VI.  Lender, in its reasonable discretion, shall determine whether such blanket Policies provide sufficient limits of insurance.

(g)           Unless otherwise specified, all Policies of insurance provided for or contemplated by this Article VI shall, in the case of property damage, builder’s risk, boiler and machinery, flood and earthquake insurance, name Borrower as the insured and Lender (for the ratable benefit of Lenders and their successors and/or assigns) as the additional insured and shall contain a so-called New York standard non-contributing mortgagee clause or its equivalent in favor of Lender (including Lender as mortgagee and loss payee) providing that the loss thereunder shall be payable to Lender for the ratable benefit of Lenders and providing thirty (30) days’ advance notice of cancellation to Lender.

(h)           All Property insurance also shall include a co-insurance waiver and Agreed Amount Endorsement.  The amount of any deductible under any Policy must be reasonably acceptable to Lender.  Without the Lender’s prior written consent, Borrower shall not name any Person other than the Lender, as loss payee, as it pertains to the Property, nor shall Borrower carry separate or additional insurance coverage covering the improvements at the Property concurrent in form or contributing in the event of loss with that required by this Agreement or; provided that, if blanket policies are obtained, this sentence shall not apply to property covered by such blanket policies other than the improvements at the Property and such tenant improvements and betterments that Borrower is required to insure pursuant to the applicable Lease.

(i)           Each Policy shall contain a provision whereby the insurer:  (i) agrees that such Policy shall not be canceled or terminated, the coverage, deductible, and limits of such Policy shall not be modified, other provisions of such Policy shall not be modified if such Policy, after giving effect to such modification, would not satisfy the requirements of this Agreement, and such Policy shall not be so modified, canceled or fail to be renewed, without in each case, at least thirty (30) days prior written notice to Lender, (ii) waives any right to claim any Insurance Premiums and commissions against Lender or any Lender, provided that the Policy need not waive the requirement that the Insurance Premiums be paid in order for a claim to be paid to the insured and (iii) provides that Lender is permitted to make payments to effect the continuation of such policy upon notice of cancellation due to non-payment of premiums.  In the event any Policy (except for general public and other liability and Workers Compensation insurance) shall contain breach of warranty provisions, such Policy shall not be invalidated by and shall insure Lender for the benefit of Lenders regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such Policy by any named insured, (B) the occupancy or use of the Property for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage or any other Loan Document.

(j)           Borrower shall pay the Insurance Premiums for the Policies as the same become due and payable.  Borrower shall deliver to Lender certified copies of the Policies required to be maintained pursuant to this Article VI; provided, however, Lender shall not be deemed by reason of the custody of such Policies to have knowledge of the contents thereof.  Borrower also shall deliver to Lender within ten (10) days after Lender’s request, a statement setting forth the particulars as to all such Policies, indicating that all Insurance Premiums due thereon have been paid and that the same are in full force and effect.  Not later than fifteen (15) days prior to the expiration date of each Policy, Borrower shall deliver to Lender a certificate of insurance evidencing renewal of coverage as required herein.  Not later than thirty (30) days after the renewal or replacement of each of the Policies, Borrower shall deliver to Lender evidence of payment of Insurance Premiums for such renewal or replacement Policies satisfactory to the Lender and not later than sixty (60) days after the renewal or replacement of each of the Policies, Borrower shall deliver to Lender an original or certified copy (as required pursuant to this paragraph) of a renewal or replacement Policy or Policies.

(k)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Lender shall have the right (but not the obligation), upon notice to Borrower, to take such action as Lender deems necessary to protect Lenders’ interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage.  All Insurance Premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Building Loan Mortgage and shall bear interest at the Default Rate.

(l)           In the event of foreclosure of the Building Loan Mortgage and/or the Project Loan Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Total Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

6.1.2             Insurance Company.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and having a claims paying ability rating of “A/VII” or better by A.M. Best Company, Inc. and “A- or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one of which will be Moody’s if they are rating the Securities), or if only one (1) Rating Agency is rating the Securities, then only by such Rating Agency.

Section 6.2                      Casualty and Condemnation.

6.2.1             Casualty.  The term “Net Proceeds” for purposes of this Agreement shall mean:  (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1.1 (b)(1), (b)(iii), (c)(ii) and (c)(iv) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.  If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such Casualty to Lender and Borrower shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with this Agreement.  Borrower shall pay all costs of such Restoration whether or not such costs are covered by the Net Proceeds.  Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.  In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than One Million and 00/100 Dollars ($1,000,000.00) and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

6.2.2             Condemnation.  Borrower shall give Lender prompt notice of any actual or threatened commencement of any proceeding for the Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any Condemnation, Borrower shall continue to pay the Total Debt at the time and in the manner provided for its payment in the Building Loan Note and the Project Loan Note and in this Agreement and the Project Loan Agreement.  Lenders shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest and additional interest (if any) at the rate or rates provided in this Agreement or in the Building Loan Note or in the Project Loan Agreement or in the Project Loan Note, as applicable and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to this Section 6.2 and otherwise comply with the provisions of hereof.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Building Loan Note or the Project Loan Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Total Debt.  Notwithstanding anything contained in this Section 6.2 or this Agreement to the contrary, Lender may, in its sole discretion, elect to (y) apply the net proceeds of any Condemnation Proceeds (after deduction of Lender’s reasonable costs and expenses, if any, in collecting the same) in reduction of the Total Debt in such order and manner as Lender may elect, whether due or not, or (z) make the proceeds available to Borrower for the restoration or repair of the Property.  Any implied covenant in this Agreement restricting the right of Lender to make such an election is waived by Borrower.  If the Condemnation Proceeds are made available to Borrower for restoration or repair, the Condemnation Proceeds shall be disbursed upon satisfaction of and in accordance with the terms and conditions set forth in this Section 6.2.

6.2.3             Application of Net Proceeds.

(a)           Minor Casualty or Condemnation.  If a Casualty or Condemnation has occurred to the Property, Borrower’s right, title and interest in and to all Proceeds are, except as otherwise herein provided, hereby assigned by Borrower to Lender and all Net Proceeds shall, except as otherwise herein provided, be paid to Lender.  Borrower shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Proceeds and, subject to Borrower’s right to receive the direct payment of any Net Proceeds as herein provided, will cause the same to be paid directly to Lender to be held and applied in accordance with the provisions of this Agreement.  Except upon the occurrence and during the continuance of an Event of Default, Borrower may settle any insurance claim with respect to Net Proceeds which do not One Million and 00/100 Dollars ($1,000,000.00) (the “Restoration Threshold”).  Whether or not an Event of Default shall have occurred and be continuing, Lender shall have the right to approve, such approval not to be unreasonably withheld, any settlement which would in Lender’s reasonable judgment result in Net Proceeds which exceed the Restoration Threshold and Borrower shall deliver or cause to be delivered to Lender all instruments reasonably requested by Lender to permit such approval.  Borrower shall pay all reasonable out-of-pocket costs, fees and expenses incurred by Lender on behalf of Lenders (including all reasonable attorneys’ fees and expenses, the reasonable fees of insurance experts and adjusters and reasonable costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within fifteen (15) Business Days after delivery of a request for reimbursement by Lender, accompanied by reasonable back-up documentation, in connection with the settlement of any claim for Proceeds and the seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions.  If any Proceeds are received by Borrower and may be retained by Borrower pursuant to this Section 6.2, such Proceeds shall, until the completion of the related Work, be held in trust for Lender for the ratable benefit of Lenders and shall be segregated from other funds of Borrower to be used to pay for the cost of the Restoration in accordance with the terms hereof, and to the extent such Proceeds exceed the Restoration Threshold, such Proceeds shall be forthwith paid directly to and held by Lender to be applied or disbursed in accordance with this Article VI.  If an Event of Default shall have occurred and be continuing, or if Borrower fails to file any insurance claim for a period of fifteen (15) Business Days, or to prosecute same with commercially reasonable diligence following Borrower’s receipt of written notice to do so from Lender, Borrower hereby irrevocably empowers Lender, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to Lender and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any amounts advanced by Lender pursuant to this sentence).  Notwithstanding anything to the contrary set forth in this Agreement, but excluding all situations requiring prepayment of the Note, to the extent any Proceeds (either singly or when aggregated with all other then unapplied Proceeds with respect to the Property) do not exceed the Restoration Threshold, such Proceeds are to be paid directly to Borrower to be applied to restoration of the Property in accordance with the terms hereof.  As soon as reasonably practicable after receipt of the Net Proceeds Borrower shall commence and satisfactorily complete with due diligence: (x) the Completion of the Improvements in accordance with the terms of this Agreement, if such Casualty or Condemnation occurs prior to the Completion of the Improvements; of (y) the Restoration in accordance with the terms of this Agreement, if such Casualty or Condemnation occurs after the Completion of the Improvements.

6.2.4             Major Casualty or Condemnation.

(a)           If a Casualty or Condemnation has occurred to the Property, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement and the Project Loan Agreement.  If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration, or Completion of the Improvements, as applicable, is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(A)           If the Casualty or Condemnation occurs prior to the Completion of the Improvements:

(ii)           No Event of Default shall have occurred and be continuing;

(iii)           Lender is reasonably satisfied that the Net Proceeds plus any Advances available under this Building Loan Agreement and Project Loan Agreement is sufficient to cause the Completion of the Improvements and pay all Project-Related Costs to be incurred in connection therewith;

(iv)           Lender shall be reasonably satisfied that Completion of the Improvements will be achieved on or prior to the Required Completion Date as such date may be extended by Force Majeure (which may include the Casualty giving rise to the Net Proceeds).

(B)           If the Casualty or Condemnation occurs following the Completion of the Improvements:

(i)           No Event of Default shall have occurred and be continuing;

(ii)           In the event the Net Proceeds are Insurance Proceeds, less than thirty-five percent (35%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are Condemnation :Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;

(iii)           Leases demising in the aggregate a percentage amount equal to or greater than the Rentable Space Percentage of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or Tenant, as applicable under the respective Lease, will make all necessary repairs and restorations thereto at their sole cost and expense.  The term “Rentable Space Percentage” shall mean (1) in the event the Net Proceeds are Insurance Proceeds, a percentage amount equal to ninety percent (90%) and (2) in the event the Net Proceeds are Condemnation Proceeds, a percentage amount equal to ninety percent (90%);

(iv)           Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be) and Borrower and shall diligently pursue the same to satisfactory completion;

(v)           Lender shall be satisfied that any operating deficit, including all scheduled all payments of principal and interest under the Note which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be paid during the period required for Restoration from (A) the Net Proceeds, (B) the insurance coverage referred to in Section 6.1.1(b)(ii) hereof, if applicable, or (C) other funds of Borrower;

(vi)           Lender shall be satisfied that the Restoration will be achieved, on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (C) the expiration of the insurance coverage referred to above;

(vii)           The Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(viii)           The Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and

(ix)           Such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to the Property or the related Improvements

(x)           the Debt Service Coverage Ratio for the Property, after giving effect to the Restoration, shall be equal to or greater than 1.20 to 1.0;

(xi)           Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender; and

(xii)           the Net Proceeds together with any Cash or Cash Equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(b)           The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.2.4 shall constitute additional security for the Total Debt  and the Other Obligations under the Loan documents.

(c)           Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all requirements set forth in Section 6.2.4(a) have been satisfied, (B) all relevant conditions to the making of Advances of the Building Loan shall have been satisfied with respect to disbursements of Net Proceeds for Restoration as though such disbursements were of Loan Proceeds rather than Net Proceeds, it being understood however that disbursements of Net Proceeds shall not be deemed to be advances of the Loan, (C) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (D) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the Title Company issuing the Title Insurance Policy.

(d)           All plans and specifications required in connection with the Restoration shall be subject to prior approval by Lender and by an independent architect selected by Lender (which shall be the Construction Consultant if the Casualty or Condemnation occurs prior to the Completion of the Improvements) (the “Casualty Consultant”).  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval by Lender and the Casualty Consultant.  All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s reasonable fees and disbursements, shall be paid by Borrower.

(e)           In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage.  The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above, be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.2 and all applicable Legal Requirements and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the Title Company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement.  If  required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(f)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(g)           If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.2.4 shall constitute additional security for the Debt.

(h)           The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.2.4, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited in the Cash Management Account to be disbursed in accordance with the Cash Management Agreement provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents.

(i)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to this Article VI may be retained and applied by Lender toward the payment of the Total Debt in accordance with Section 2.4.2 whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

Section 6.3                      Application of Net Proceeds.  Upon the occurrence and continuation of an Event of Default, Lender, at its option, may withdraw all the Net Proceeds or the undisbursed balance thereof and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender and may apply the such Net Proceeds and Net Proceeds Deficiency either to the payment of Restoration or to payment of the Total Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply such Net Proceeds and Net Proceeds Deficiency shall be in addition to all other rights and remedies provided to Lender under the Building Loan Documents.

ARTICLE VII.

RESERVE FUNDS

Section 7.1                      Tax and Insurance Escrow Fund.  Simultaneously with the Initial Advance of the Project Loan, Borrower shall deposit with Lender an amount (the “Initial Tax and Insurance Escrow Deposit”) equal to the Taxes, Insurance Premiums and Other Charges that Lender estimates will be payable from and after the Closing Date through and including the date that the Second Tax and Insurance Escrow Deposit is payable, which shall be funded from the Project Loan Advance.  At least thirty (30) day prior to the first anniversary of the date hereof, Borrower shall deposit with Lender an amount (the “Second Tax and Insurance Escrow Deposit”) equal to the Taxes, Insurance Premiums and Other Charges that Lender estimates will be payable from and after the first anniversary of the date hereof through and including the last day of the Construction Term.  Subject to the terms and conditions of the Project Loan Agreement concerning Advances, the Second Tax and Insurance Escrow Deposit shall be funded from an Advance of like amount under the Project Loan.  Simultaneously with the Final Advance, Borrower shall pay to Lender an amount that, when added to the amounts payable under the next sentence, will be sufficient to accumulate with Lender sufficient funds to pay all Taxes and Other Charges payable on the next due date thereof at least thirty (30) days prior to their respective due dates, and to pay all Insurance Premiums that Lender estimates will be payable for the next renewal of the coverage afforded by the Policies upon the expiration thereof at least thirty (30) days prior to the expiration of the Policies.  In addition, Borrower shall pay to Lender (or shall cause Lender to advance) on each Payment Date occurring after the Construction Term (a) one-twelfth (1/12) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (b) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”).  The Tax and Insurance Escrow Fund and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.  Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage.  In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund.  Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower.  If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments (or, if such determination is made during the Construction Term, Borrower shall deposit the full amount of such deficiency within 5 days of such notice) to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be.  Notwithstanding the foregoing, Borrower’s obligation to make monthly deposits with Lender for Insurance Premiums shall be suspended for so long as no Event of Default has occurred and is continuing and Borrower provides Lender with written evidence reasonably satisfactory to Lender that all insurance coverages required to be maintained by Borrower pursuant to the terms of this Agreement are being maintained in full force and effect through one or more blanket insurance policies (provided that any such blanket insurance policies provide the same level of coverage which would otherwise be provided by a stand-alone policy).  Borrower shall provide evidence reasonably acceptable to Lender on an annual basis thirty (30) days prior to the expiration of the existing insurance that the insurance has been renewed and will provide notice of cancellation for non-payment.  In the event Borrower fails to provide such evidence or an Event of Default occurs, however, Borrower will thereafter be required to make deposits with Lender for Insurance Premiums as provided herein.

Section 7.2                      Interest Reserve.

7.2.1             Deposit of Interest Reserve Funds.  Simultaneously with the Initial Advance of the Project Loan, Borrower shall deposit the sum of $[__________] with Lender (the “Initial Interest Reserve Deposit”), which shall be funded from the Initial Advance of the Project Loan.  In addition, pursuant to Section 5.1.28(d), Borrower may be obligated to deposit an Additional Interest Reserve Deposit and in the event that Lender determines in its sole discretion that the Interest Reserve Funds on deposit in the Interest Reserve Account are insufficient, Borrower shall deposit with Lender an amount equal to the deficiency in the Interest Reserve Funds as determined by Lender (each an “Interest Reserve Deposit”, each such amount so deposited shall hereinafter be referred to as the “Interest Reserve Fund”).  The account in which the Interest Reserve Fund are held shall hereinafter be referred to as Borrower’s “Interest Reserve Account”.  In lieu of making the Interest Reserve Deposits with Lender, Borrower shall have the right to deliver to Lender an irrevocable Letter of Credit acceptable to Lender in the amount of the Interest Reserve Deposit.

7.2.2             Release of Interest Reserve Funds. Provided no Event of Default or monetary Default exists and no amounts remain available for Advance under the Interest Reserve Line Item of the Project Loan Budget, on each Payment Date,  Lender shall apply the Interest Reserve Funds to payments of the Monthly Debt Service Payment due on such date.

7.2.3             Application of Interest Reserve Funds.  Upon the occurrence of an Event of Default, Lender, at its option, may withdraw all the Interest Reserve Funds and if Lender does so, shall apply the Interest Reserve Funds either to the payment of interest due on the Loan or toward payment of the Total Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply the Interest Reserve Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 7.3                      Replacements and Replacement Reserve.

7.3.1             Replacement Reserve Fund.  From and after Completion of the Improvements, Borrower shall pay to Lender on each Payment Date an amount equal to $1,375.00 (the “Replacement Reserve Monthly Deposit”) for replacements and repairs required to be made to the Property (collectively, the “Replacements”).  Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”.  Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Property.

7.3.2             Disbursements from Replacement Reserve Account.  (c)  Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements.  Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property, replacements of inventory or for costs which are a Tenant’s obligation.

(b)           Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e) hereof) as determined by Lender.  In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.

(c)           Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made.  With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property.  Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts.  Except as provided in Section 7.3.2(e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested.  Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d)           Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement.  In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account.  In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) for completion of its work or delivery of its materials.  Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e)           If (i) the cost of a Replacement exceeds Twenty-Five Thousand and 00/100 Dollars ($25,000.00), (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f)           Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than Ten Thousand and 00/100 Dollars ($10,000.00).

7.3.3             Performance of Replacements

(d) .  (a)  Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with other first class, self-storage facilities in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating.  Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b)           Lender reserves the right, at its option, to approve all contracts or work orders over Twenty-five Thousand and 00/100 Dollars ($25,000.00) with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements.  Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c)           In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, after notice and a reasonable period to cure, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, upon reasonable prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d)           In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect the Property from damage.  All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage.  For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake such Replacements in the name of Borrower.  Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.  Borrower empowers said attorney-in-fact as follows:  (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e)           Nothing in this Section 7.3.3 shall:  (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f)           Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 7.3.3.  Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g)           Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account.  Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)           The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

(i)           Before each disbursement from the Replacement Reserve Account, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the related Mortgage and that title to the Property is free and clear of all Liens (other than the lien of the related Mortgage and any other Liens previously approved in writing by Lender, if any).

(j)           All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k)           In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement.  All such policies shall be in form and amount reasonably satisfactory to Lender.  All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed.  Certified copies of such policies shall be delivered to Lender.

7.3.4             Failure to Make Replacements.  (a)  It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender.  Upon the occurrence of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Total Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(a)           Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Total Debt or in any specific order or priority.

7.3.5             Balance in the Replacement Reserve Account.  The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4                      Punch List and Deferred Maintenance Reserve.

7.4.1             Establishment of Deferred Maintenance Reserve.  In the event that, following the Completion of the Improvements but prior to the Final Advance, Lender determines that any Punch List Items remain to be completed or if Lender determines that any condition (a “Deferred Maintenance Condition”) exists at the Property which requires maintenance or correction, Borrower shall deposit with Lender an amount equal to 150% of Lender’s good faith estimate of the cost to perform any Punch List Items plus 125% of Lender’s good faith estimate of the cost of performing such Deferred Maintenance Condition (the “Punch List and Deferred Maintenance Reserve Deposit”, such amounts so deposited shall hereinafter be referred to as the “Punch List and Deferred Maintenance Reserve Funds”).

7.4.2             Performance of Punch List Items and Deferred Maintenance.  Borrower shall correct the Punch List Items and Deferred Maintenance Conditions in a diligent, workmanlike manner and shall complete the same within a reasonable time period.  Upon the request of Borrower from time to time (but not more often than once per calendar month), Lender shall cause disbursements to Borrower from the Punch List and Deferred Maintenance Reserve Funds to reimburse Borrower for reasonable costs and expenses incurred in order to correct Punch List Items and Deferred Maintenance Conditions, upon satisfaction by Borrower of each of the following conditions:  (a) Borrower shall submit a written request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Punch List Items and Deferred Maintenance Conditions to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all the Punch List Items and Deferred Maintenance Conditions to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Punch List Items and Deferred Maintenance Conditions, (ii) identifying each Person that supplied materials or labor in connection with the Punch List Items and Deferred Maintenance Conditions to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender may condition the making of a requested disbursement on (1) reasonable evidence establishing that Borrower has applied any amounts previously received by it in accordance with this Section 7.4 for the expenses to which specific draws made hereunder relate, (2) reasonably satisfactory site inspections, and (3) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts. Lender shall not be required to make disbursements from the Required Repair Account with respect to the Property unless such requested disbursement is in an amount greater than Twenty-five Thousand and 00/100 Dollars ($25,000.00) (or a lesser amount if the total amount in the Required Repair Account is less than Twenty-five Thousand and 00/100 Dollars ($25,000.00), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.4.2.

7.4.3             Release of Deferred Maintenance Funds.  Upon substantial completion (as reasonably determined by Lender) of any Punch List Item or Deferred Maintenance Condition, and provided no Event of Default is then continuing, Lender shall, on the first following Payment Date, release to Borrower the remainder of the portion of the Punch List and Deferred Maintenance Reserve Funds held for such Punch List Item or Deferred Maintenance Condition.

Section 7.5                      Intentionally Omitted.

Section 7.6                      Excess Cash Flow

1.1.19 .  Any Excess Cash Flow that, pursuant to the Cash Management Agreement, is required to be deposited to the Excess Cash Flow Reserve (such funds “Excess Cash Flow Funds”) shall be deposited in an account (the “Excess Cash Flow Reserve Account”) and held by Lender as additional security for the payment and performance by Borrower of its obligations hereunder and other the other Loan Documents.

Section 7.7                      Operating Reserve.

7.7.1             Deposit of Operating Reserve Funds.  In the event that, following the Completion of the Improvements, Lender determines that the Gross Income from Operations is not sufficient to pay the Operating Expenses of the Property and the Total Debt Service, Borrower shall deposit with Lender an amount equal Lender’s good faith estimate of the shortfall in Gross Income from Operations until such time that Lender determines that the Property will achieve a Debt Service Coverage Ratio of 1.20 to 1.0 (the “Operating Reserve Deposit”, such amounts so deposited shall hereinafter be referred to as the “Operating Reserve Funds”).  The account in which the Interest Reserve Fund are held shall hereinafter be referred to as the “Operating Reserve Account”.

7.7.2             Release of Operating Reserve Funds. Provide no Event of Default or monetary Default exists, in the event that the amounts on deposit in the Cash Management Account are not sufficient to make the payments required under Section 3.4(a) through (g), of the Cash Management Agreement on each Payment Date, Lender shall apply the Operating Reserve Funds to payments of the such items.

7.7.3             Application of Operating Reserve Funds.  Upon the occurrence of an Event of Default, Lender, at its option, may withdraw all the Operating Reserve Funds and if Lender does so, shall apply the Operating Reserve Funds toward payment of the Total Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply the Operating Reserve Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

7.7.4             Release of Operating Reserve Funds.  Provided that no Event of Default or Monetary Default then exists if Lender determines that the Property has achieved a Debt Service Coverage Ratio of 1.20 to 1.0 for two consecutive Debt Service Coverage Ratio Determination Dates, Lender shall release to Borrower any amount remaining in the Operating Reserve Account.

Section 7.8                      Reserve Funds, Generally.  Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt.  Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.  Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Total Debt in any order in its sole discretion.  The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.  The Reserve Funds shall be held in an Eligible Account in Permitted Investments in accordance with the terms and provisions of the Cash Management Agreement.  Interest earned on the Replacement Reserve Funds shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund.  Any interest on the Cash Collateral Reserve Funds, the Punch List and Deferred Maintenance Reserve Funds, the Operating Reserve Funds, the Interest Reserve Funds and the Tax and Insurance Escrow Funds shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender.  Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.  Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.  Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds.  Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established.  Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.9                      Letter of Credit Rights.  Any Letter of Credit delivered to Lender pursuant to this Agreement shall be held by Lender as additional security for the Loan.  Lender shall have the right to draw upon any Letter of Credit immediately and without further notice:

(a)           upon the occurrence and during the continuance of an Event of Default;

(b)           if Borrower fails to deliver to Lender, no less than thirty (30) days prior to the expiration of any Letter of Credit (including any renewal or extension thereof), a renewal or extension of such Letter of Credit or a replacement Letter of Credit; or

(c)           if the institution issuing the Letter of Credit ceases to be an Approved Bank and Borrower fails to deliver to Lender a replacement Letter of Credit from an Approved Bank within thirty (30) days of the date that such institution ceased to be an Approved Bank.

ARTICLE VIII.

DEFAULTS

Section 8.1                      Event of Default  (a)  Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)           if any portion of the Debt is not paid within five (5) days of the date when due (except that Borrower shall not be afforded such 5-day cure period for the portion of the Debt due and payable on the Maturity Date);

(ii)           if any of the Taxes (other than Taxes being contested pursuant to Section 5.1.2 of this Agreement) are not paid when the same are due and payable or Other Charges are not paid within five (5) days after Borrower receives notice of same;

(iii)           if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request;

(iv)           if Borrower Transfers or otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of this Agreement or the Mortgage;

(v)           if any material representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi)           if Borrower, Mezzanine Borrower, Guarantor or any other guarantor under any guaranty issued in connection with the Loan shall make an assignment for the benefit of creditors;

(vii)           if a receiver, liquidator or trustee shall be appointed for Borrower, Mezzanine Borrower, Guarantor or any other guarantor under any guarantee issued in connection with the Loan or if Borrower, Mezzanine Borrower, Guarantor or such other guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Mezzanine Borrower, Guarantor or such other guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Mezzanine Borrower, Guarantor or such other guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Mezzanine Borrower, Guarantor or such other guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)           if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)           if Borrower breaches any covenant contained in Section 4.1.30;

(x)           with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi)           if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii)           if Borrower fails to pay the Administration Fee, or any portion or installment thereof, within five (5) days of the date when due;

(xiii)           If Borrower fails to deposit with Lender the cash deposit or Letter of Credit required in accordance with Section 2.12.2 hereof;

(xiv)           if Borrower fails to materially comply with the Construction Schedule;

(xv)           if the Completion of the Improvements has not occurred on or prior to the Required Completion Date, subject to Force Majeure or if Lender or the Construction Consultant determines that Completion of the Improvements cannot occur on or prior to the Required Completion Date;

(xvi)           if any voucher or invoice is fraudulently submitted by Borrower or in connection with any Advance for services performed or for materials used in or furnished for the Property;

(xvii)           if there is any cessation at any time in construction of the Project Improvements for more than twenty (20) consecutive Business Days, other than as a result of Force Majeure;

(xviii)           if Borrower expressly confesses in writing to Lender its inability to continue or complete construction of the Project Improvements in accordance with this Agreement;

(xix)           if Lender, the Construction Consultant or their representatives are not permitted at all reasonable times upon not less than three (3) Business Days notice to enter upon the Property, inspect the Improvements and the construction thereof and all materials, fixtures and articles used or to be used in the construction and to examine all the Plans and Specifications, or if Borrower shall fail to furnish to Lender or its authorized representative, when requested upon not less than five (5) Business Days notice, copies of the Plans and Specifications;

(xx)           if a material adverse change in Borrower’s financial condition shall occur which would, in Lender’s reasonable determination, materially and adversely affect Borrower’s ability to perform its obligations under this Agreement or any other document evidencing or securing the Loan beyond any applicable notice and grace periods expressly set forth in the Loan Documents;

(xxi)           if the conditions precedent to the Final Advance have not been satisfied on or prior to the Required Completion Date;

(xxii)           If the Guarantor fails to maintain the Required Liquidity and the Required Net Worth covenants specified in the Guaranty of Completion or if the Guarantor shall default under the Guaranty of Completion or the Guaranty of Recourse Carveouts;

(xxiii)           if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xxiv)           if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, in either case for three (3) Business Days after notice to Borrower from Lender;

(xxv)           if an Event of Default (as defined in the Project Loan Agreement) shall have occurred;

(xxvi)           if there shall be default by Borrower or Guarantor under any of the other Loan Documents, beyond applicable cure periods, if any, contained in such documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such other default, event or condition is to accelerate the maturity of all or any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xxvii)                      if Guarantor shall dissolve or cease to exist during the term of the Loan, except in compliance with the provisions of Section 5.2.15 hereof;

(xxviii)                        if all of the Initial Advance Conditions, including, without limitation, the Unsatisfied Initial Advance Conditions, are not satisfied by the Required Initial Advance Date; or

(xxix)           if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxviii) above, for twenty (20) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days.

(b)           Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2                      Remedies.

(a)           Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) to Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)           With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt.  In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances:  (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect.  Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c)           Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

Section 8.3                      Remedies Cumulative; Waivers.  The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX.

SPECIAL PROVISIONS

Section 9.1                      Sale of Notes and Securitization.  Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).  At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a)           provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender, prospective investors and/or the Rating Agencies;

(b)           assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower and approved by Lender, Guarantor and their respective affiliates to obtain, collect, and deliver information requested or required by Lender, prospective investors and/or the Rating Agencies;

(c)           deliver (i) an Additional Insolvency Opinion and an opinion with respect to, due execution and enforceability with respect to the Property, Borrower, Guarantor and their respective Affiliates and the Loan Documents, and such other legal opinions as Lender may request including, without limitation, a so called “10b-5” opinion, and (ii) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender, prospective investors and/or the Rating Agencies;

(d)           if required by any prospective investor and/or any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender, prospective investors and/or the Rating Agencies;

(e)           make such representations and warranties as of the closing date of the Securitization with respect to the Property, Borrower, Guarantor and the Loan Documents as may be reasonably requested by Lender, prospective investors and/or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

(f)           execute such amendments to the Loan Documents as may be requested by Lender, prospective investors and/or the Rating Agencies to effect the Securitization;

(g)           if requested by Lender, review any information regarding the Property, Borrower, Guarantor, and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(h)           supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws.

9.1.2             Loan Components.

(a)           Borrower covenants and agrees that in connection with any Securitization of the Loan, upon Lender’s request, Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall initially have the same fully funded weighted average interest rate as the original note, but such new notes or modified note may subsequently change the weighted average spread and apply principal, interest rates and amortization of the Loan between the components in a manner specified by Lender in its sole discretion) and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan, provided that the same do not materially increase Borrower’s obligations and/or liabilities under the Loan Documents or materially decrease Borrower’s rights under the Loan Documents.

(b)           Borrower covenants and agrees that Lender may hereafter convert any portion of the Loan to subordinate financing, including one or more tranches of mezzanine debt, preferred equity, subordinate debt or participation in such loan, subordinate to such loan (collectively, “Subordinate Financing”), provided, however, such Subordinate Financing and the Loan following the creation of the Subordinate Financing shall, in the aggregate, initially have the same fully funded weighted average interest rate as the fully funded interest rate of the Loan prior to the creation of such Subordinate Financing, but such Subordinate Financing may subsequently change the weighted average spread and Lender may apply principal, interest rates and amortization of the Loan and the Subordinate Financing in a manner specified by Lender in its sole discretion.  If the Subordinate Financing takes the form of a mezzanine loan, a mezzanine borrower (the “Mezzanine Borrower”) may be created which will own one hundred percent (100%) of the equity interests in the Borrower.  One hundred percent (100%) of the ownership and economic interests in the Mezzanine Borrower may, at Lender’s discretion, be required to be pledged as security for such tranches of Subordinate Financing, if any.  A default with the related Loan shall be a default under the respective Subordinate Financing.  Such Subordinate Financing shall be subject to an intercreditor agreement by and between the Lender and the subordinate lender(s).

9.1.3             Costs of Subordinate Financing.  Borrower shall be responsible for all costs and expenses incurred by Lender in connection with any Subordinate Financing, (including reasonable attorneys’ fees and disbursements) including without limitation (i) the preparation, negotiation, execution and delivery of any mezzanine loan documents (“Mezzanine Loan Documents”) and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower and Mezzanine Borrower; (ii) Mezzanine Borrower’s and Lender’s ongoing performance under and compliance with the Mezzanine Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Mezzanine Loan Document and any other documents or matters requested by Lender; (iv) filing and recording of any Mezzanine Loan Documents; (v) title insurance (including any applicable mezzanine endorsements or UCC endorsements or policies), surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the collateral securing the Mezzanine Loan Documents (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Construction Consultant, surveys and engineering reports); and (vii) fees charged by Rating Agencies in connection with the creation of the Subordinate Financing, or any modification of the Loan or the Subordinate Financing.

Section 9.2                      Securitization Indemnification.  (a)  Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)           The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have carefully examined the Disclosure Documents, including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and (ii) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Properties, Borrower, Manager and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying Lender, BSCMI (whether or not it is the Lender), any Affiliate of BSCMI that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of BSCMI that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including without limitation legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities.  This indemnity agreement will be in addition to any liability which Borrower may otherwise have.  Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of the Indemnifying Persons whether or not an indemnification agreement described in clause (A) above is provided.

(c)           In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d)           Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2.  If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person.  After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons.  The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person.  No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e)           Without the prior written consent of BSCMI (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given BSCMI reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings.  As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(f)           The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient:  (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations.  Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan.

(g)           The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings.  The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h)           The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i)           Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3                      Exculpation.  Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents.  The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)           fraud or intentional misrepresentation by Borrower or Guarantor in connection with the Loan;

(ii)           the gross negligence or willful misconduct of Borrower;

(iii)           the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

(iv)           the removal or disposal of any portion of the Property after an Event of Default;

(v)           the misapplication or conversion by Borrower of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents following an Event of Default, or (D) any Rents paid more than one month in advance;

(vi)           failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property;

(vii)           any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof; or

(viii)           the breach of any representation, warranty, covenant or indemnification provision in the Guaranty of Completion or Guaranty of Recourse Carveouts.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of:  (a) Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, in which Borrower colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (c) Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; or (e) Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (ii) if the first full monthly payment of interest on the Note is not paid when due; ; (iii) if Borrower fails to maintain its status as a Single Purpose Entity, after the Guaranty Notice (as defined in the Guaranty of Recourse Carveouts) if Borrower fails to permit on-site inspections of the Property, fails to provide financial information, or fails to appoint a new property manager upon the request of Lender as permitted under this Agreement, each as required by, and in accordance with, the terms and provisions of this Agreement or the Mortgage; (iv) if Borrower fails to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering the Property; or (v) if Borrower fails to obtain Lender’s prior written consent to any Transfer as required by this Agreement or the Mortgage.

Section 9.4                      Intentionally Omitted.

Section 9.5                      Servicer.  At the option of Lender, the Loan may be serviced by a servicer/trustee (any such servicer/trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer.  Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement or the monthly servicing fee due to Servicer under the Servicing Agreement; provided, however, that Borrower shall be responsible for expenses incurred by Lender or Servicer as set forth in Section 10.13 hereof.

ARTICLE X.

MISCELLANEOUS

Section 10.1                      Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2                      Lender’s Discretion.  Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3                      Governing Law.

(B)           THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT:

National Registered Agents, Inc.
875 Avenue of the Americas, Suite 501
New York, New York  10001

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4                      Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5                      Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6                      Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Bear Stearns Commercial Mortgage, Inc.
383 Madison Avenue
New York, New York 10179
Attention: J. Christopher Hoeffel
Facsimile No.: (212) 272-7047

with a copy to:	Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attention: Paul A. Keenan, Esq.
Facsimile No.: (212) 808-7897

If to Borrower:	Acadia Atlantic Avenue LLC
c/o Acadia Realty Trust
1311 Mamaroneck Avenue, Suite 260
White Plains, New York 10605
Attention: Robert Masters, Esq., General Counsel
Facsimile No.: (914) 288-2162

If to MERS:	MERS Commercial
P.O. Box 2300
Flint, Michigan 48501-2300

A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7                      Trial by Jury.

BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8                      Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9                      Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10                                Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11                                Waiver of Notice.  Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12                                Remedies of Borrower.  In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13                                Expenses; Indemnity.  (1)  Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to a Default or Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.  Any cost and expenses due and payable to Lender may be paid from any amounts in the Clearing Account or Cash Management Account, as applicable.

(a)           Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(b)           Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14                                Schedules and Exhibits Incorporated.  The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15                                Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16                                No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)           Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17                                Publicity.  All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, BSCMI, or any of their Affiliates shall be subject to the prior written approval of Lender.

Section 10.18                                Waiver of Marshalling of Assets.  To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19                                Waiver of Counterclaim.  Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20                                Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21                                Brokers and Financial Advisors.  Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders, in connection with the transactions contemplated by this Agreement.  Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22                                Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Commitment Letter dated June 28, 2007 between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23                                Joint and Several Liability.  If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

Section 10.24                                Certain Additional Rights of Lender (VCOC).  Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a)           the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances.  Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b)           the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c)           the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d)           the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property and/or construction of the Project Improvements).

The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25                                MERS.  Mortgage Electronic Registration Systems, Inc., a Delaware corporation (“MERS”), serves as mortgagee of record and secured party solely as nominee, in an administrative capacity, for Lender and only holds legal title to the interests granted, assigned, and transferred in the Mortgage and the Assignments of Leases.  MERS shall at all times comply with the instructions of Lender.  If necessary to comply with law or custom, MERS (for the benefit of Lender) may be directed by Lender to exercise any or all of those interests, including without limitation, the right to foreclose and sell the Property, and take any action required of Lender, including without limitation, a release, discharge or reconveyance of the Mortgage.  Subject to the foregoing, all references in the Loan Documents to “Mortgagee” shall include Lender and its successors and assigns.  The relationship of Mortgagor and Lender under the Mortgage and the other Loan Documents is, and shall at all times remain, solely that of borrower and lender (the role of MERS thereunder being solely that of nominee as set forth above and not that of a lender); and Mortgagee neither undertakes nor assumes any responsibility or duty to Borrower or to any other Person with respect to the Property.

[SIGNATURE PAGE TO BUILDING LOAN AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER

ACADIA ATLANTIC AVENUE LLC,
a Delaware limited liability company

By: /s/ Robert Masters
Name: Robert Masters
Title: Senior Vice President

LENDER

BEAR STEARNS COMMERCIAL MORTGAGE, INC., a New York corporation

By: /s/ Joseph E. Geoghan
Name: Joseph E. Geoghan
Title: Authorized Signatory Managing Director

SCHEDULE I

ORGANIZATIONAL CHART OF BORROWER

(See Attached)

Schedule I

ACADIA ATLANTIC AVENUE LLC
a Delaware limited liability company
Managing Member
66.67%
33.33%
Acadia 3319 Atlantic Avenue LLC
a Delaware limited liability company
Slayton Properties Atlantic, LLC
a New York limited liability company
(Marc Slayton-25%; Doug Slayton-25%; Paul Slayton-25%; Greg Slayton-8.3%; Erik Slayton-8.3%; Jenny Slayton-8.3%)
Sole Member
ACADIA STRATEGIC OPPORTUNITY FUND II, LLC
a Delaware Limited Liability Company
Member
80%
Acadia Investors II, Inc.
a Maryland corporation
Managing Member
Acadia Realty Acquisition II, LLC
a Delaware limited liability company
University Endowment Funds, Foundations, Pension Funds
Sole Member
Acadia Realty Limited Partnership
a Delaware limited partnership
98%
2%
Acadia Realty Trust
a Maryland real estate investment trust
Individual Investors

SCHEDULE ll

DEVELOPMENT BUDGET

(See Attached)

Schedule II - Page l

BUILDING LOAN BUDGET

(See Attached)

Schedule II - Page 2

BUILDING LOAN
SITE COSTS
Sitework	1,177,800.12	33.32%
Demolition	502,000.00	0.00%
Asbestos Abatement	482,310.00	0.00%
Sheeting & Shoring	725,000 00	0.00%
SUB-TOTAL SITE COSTS	2,887,110.12	13.59%

HARD COSTS
Concrete	1,140,252.00	0.00%
Masonry	314,794.00	0.00%
Metals	1,958,716.00	0.00%
Wood & Plastic	139,908.00	0.00%
Thermal & Moisture Protection	279,817.00	0.00%
Doors & Windows	125,917.00	0.00%
Finishes	69,954.00	0.00%
Specialties	69,954.00	0.00%
Equipment	4,197.00	0.00%
Furnishings	1,399.00	0.00%
Specialty Construction	531,500.00	0.00%
Conveying Systems	300, 803, 00	0.00%
Mechanical, Plumbing	165,092.00	0.00%
Mechanical, Fire Protection	349,771.00	0.00%
Mechanical HVAC	300,803.00	0.00%
Electrical Systems	629,587.00	0.00%
Electrical Fire Alarms	53,165.00	0.00%
Electrical Security	83,945.00	0.00%
Overhead & Profit	289,396.00	3.73%
General Conditions	482,776,00	3.73%
SUB-TOTAL HARD COSTS	7,291,746.00	0.40%

SUBTOTAL HARD, SITE, AND PURCHASE PRICE	10,178,856.12	4.14%

Hard Cost Continency	1,050,404.21	0.91%

TOTAL BUILDING LOAN COSTS	11,229,260.33	3.84%

TOTAL COSTS	16,150,000.00	39.38%

PROJECT LOAN BUDGET

(See Attached)

Schedule II -- Page 3

Atlantic Avenue
Cost to Complete Summary

	Remaining to Fund	% Complete

PROJECT LOAN

PURCHASE PRICE

Purchase Price	-	#DIV/0!
Broker's Fee	-	#DIV/0!
Cellular Tower Relocation Cost	455,000.00	0.00%
SUB-TOTAL PURCHASE PRICE & RELOCATION	455,000.00	1164.84%

Pre-Structural Survey	100,000.00	0.00%
Legal - Partnership/Loan	50,000.00	0.00%
Legal - Contract/Zoning	(45,961.00)	-393.73%
Office Start-Up	75,000.00	0.00%
Legal - Lender	55,000.00	0.00%
Environmental Studies	74,159.00	102.27%
Appraisal	10,000.00	0.00%
Lender Consultants	20,000.00	0.00%
Loan Fee	80,750.00	0.00%
Interest & Carry (Debt Service, RE Taxes & Ins)	3,275 000.00	0.00%
Architectual & Civil Engineering	21,723.00	935.77%
Building Permit & Bonds	4,016.00	1145.02%
Independent Testing & Bonds	24,965.00	80.25%
Utility Hook-Up	(66,703.00)	-114.99%
Consulting	-	#D!V/0!
Insurance	-	#DIV/0l
Mortgage Recording Tax	442,617.22	0.00%

Developer Fee		#DIVI/01
Construction Fee	107,176.00	0.00%

Soft Cost Contigency	237,997.45	0.00%
	4,920,739.67	120.51%

SCHEDULE III

PLANS AND SPECIFICATIONS

(See Attached)

Schedule III

CONSTRUCTION SERVICES

83547.07R-001.058

4.2. CONSTRUCTION DOCUMENTATION

The Construction Documents provided for review consisted of Construction Drawing and Specifications. The following chart denotes the construction drawings and specifications received.

Description	Date	Sheet No.	Drawing Title
Cover	06/22/07	A-001	Consists of 1 sheet containing Index of Drawings, Vicinity Map, Engineers, Building Floor Tabulation, and Zoning Summary.
Civil	Varies	C1.0 thru C6.0; Site 1 thru Site 3	Consists of 9 drawings containing Demolition, Site Plans, Utilities Plans, Paving Plans, and Grading & Drainage Plans.
Architectural	06/22/07	A-030 thru A-504	Consists of 61 drawings containing Egress Plans, Floor Plans, Firestopping Schedule, Partition Schedule, Door and Hardware Schedule, Exterior Finish Schedule, Roof Plans, Elevations, Sections, Toilet Accessory Schedule, Interior Finish Schedule, Interior Elevations, Stair Sections, and Miscellaneous Details.
Structural	06/22/07	S-070 thru S-504	Consists of 12 drawings of Notes, Details, Foundation Plans, and Framing Plans.
Mechanical	06/22/07	M-001 thru M-400	Consists of 12 drawing containing Mechanical Plans, Notes, Details, Fan Schedule, Register Schedule, Diffuser Schedule, Furnace Schedule, and Condensing Unit Schedule.
Plumbing	06/22/07	P-001 thru P-400	Consists of 13 drawings containing Plumbing Plans, Plumbing Fixture Schedule, Notes, Details, and Riser Diagrams.
Electrical	06/22/07	E-001 thru E-400	Consists of 14 drawings containing General Notes, Panelboard Schedule, Power Riser Diagrams, Lighting/Power Plan, and Light Fixture Schedules.
Fire Alarm	06/22/07	FA-001 thru FA-400	Consists of 9 drawing containing Fire Alarm Riser Diagrams, Notes, and Fire Alarm Floor Plans.

4.3. SUPPORTING DOCUMENTATION

A copy of the Project Documentation Checklist used to request and collect documents for this review is included in Appendix A of this report and indicates those documents, which were received. EMG considers all documentation not received to be vital to the completion of our review, as we will not be able to offer an opinion on their adequacy for construction purposes.

Listed below are documents that may have been received, but were not specifically listed in the checklist.

- Certificate of Liability Insurance
- Availability of Utility Letters
- Summary of Preliminary Geotechnical Findings
- LIRR Conceptual Approval Letter
- Red Hook Construction Group Resume – AIA Form A305
- Resume of Key Stakeholders

DUE DILIGENCE FOR THE LIFE CYCLE OF REAL ESTATE.
800.733.0660 • www.emgcorp.com

EMG

6

SCHEDULE IV

CONSTRUCTION SCHEDULE

(See Attached)

Schedule IV

ACADIA ATLANTIC AVE., LLC
ATLANTIC SELF STORAGE
629 Amboy Avenue
2nd Floor
Edison, New Jersey 08837
Phone # 732-661-9740
Fax #732-661-9741

MILESTONE SCHEDULES FOR ATLANTIC SELF STORAGE
Designline Construction Services, Inc.
Revision III - 10/11/07

●	The Contractor shall carry on the work so as to complete all work under the Contract on or before the dates specified in Milestone Schedule.

●	Contract time shall start from the date of the "Notice to Proceed."

●	Final Completion of the work shall be not later than forty-five (45) consecutive calendar days from the date of Substantial Completion of the work.

●
Contractor warrants that the Milestone Dates contained herein are achievable subject to minor revisions as Contractor may deem appropriate and consist with standard practices of the industry. In no case will revisions to the Baseline Contract Schedule be considered after thirty (30) days from Notice to Proceed. Schedule updates will be provided as required by the progress of the work.

●	Letter of Intent (LOl)	08/30/07
●	Notice to Proceed (projected)	09/05/07
●	Mobilize and start asbestos abatement	09/19/07
●	Submit for utility disconnects and demo	11/1/07
●	Start demolition	12/17/07
●	Demolition completed	01/21/08
●	Completion of foundation & SOG	05/14/08
●	Completion of building (Walls Up & Roof On)	09/30/08
●	Completion of Mechanical Systems (rough)	I0/03/08
●	Completion of Corridor Systems & Doors	1I/04/08

1 of 2

Designline Construction Services, Inc.
Revision III - 10/11/07

Continued:

●	Completion of all Mechanical Finishes Including Fire Alarm & Security	11/18/08
●	Completion of all Finish Trades	12/04/08
●	Substantial Completion	12/18/08
●	Final Completion	01/15/09

SIGNATURE:______________________________________DATE:_______________________________
BY:______________________________________________
COMPANY:_______________________________________

2 of 2

SCHEDULE V

ATLANTIC AVENUE SELF STORAGE

RENT ROLL

Tenant	Date of Lease	Term	Base Rent

Celluar Telephone	November 19, 2001;	Five years with	$400.00 per
Company	First Amendment dated	five, five years	month for first
	May 22, 2002;	extension options	year;
	Second Amendment		increasing 3%
	dated August 20, 2004;		per annum
Third Amendment dated
February, 2007

Schedule V

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF BROOKLYN, COUNTY OF KINGS, CITY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS, TO WIT:

BEGINNING AT A POINT FORMED BY THE INTERSECTION OF THE NORTHERLY LINE OF ATLANTIC AVENUE (120 FEET IN WIDTH), WITH THE EASTERLY LINE OF EUCLID AVENUE (66 FEET IN WIDTH) AND FROM SAID POINT OF BEGINNING RUNNING THENCE;

1.        RUNNING ALONG SAID EASTERLY LINE OF EUCLID AVENUE, NORTH 11 DEGREES 00' 00" WEST, A DISTANCE OF 211 FEET AND 6 INCHES LOCAL STANDARD, 211 FEET AND 8 ½ INCHES UNITED STATES STANDARD, THENCE;

2.        ALONG A LINE RIGHT ANGLES TO SAID EUCLID AVENUE, NORTH 79 DEGREES 00' 00" EAST, A DISTANCE OF 100.00 FEET LOCAL STANDARD, 100 FEET 1 ¾ INCHES UNITED STATES STANDARD, THENCE;

3.        ALONG THE LINE BEING PARALLEL TO SAID EUCLID AVENUE, NORTH 11 DEGREES, 00' 00" WEST, A DISTANCE OF 330.00 FEET LOCAL STANDARD, 330 FEET AND 4 INCHES UNITED STATES STANDARD, THENCE;

4, ALONG A LINE AT RIGHT ANGLES TO SAID EUCLID AVENUE, NORTH 79 DEGREES, 00' 00" EAST, A DISTANCE OF 52 FEET AND 11 ¼ INCITES LOCAL STANDARD, 52 FEET AND 11 7/8 INCHES UNITED STATES STANDARD, THENCE;

5.       ALONG THE EASTERLY LINE OF SAID LOTS 23, 13 & 1 , BLOCK 4145, SOUTH 1 I DEGREES 03' 56" EAST, A DISTANCE OF 515 FEET AND 1 ½ INCHES LOCAL STANDARD, 515 FEET AND 6 5/8 INCHES UNITED STATES STANDARD TO THE NORTHERLY LINE OF SAID ATLANTIC AVENUE, THENCE;

6.     ALONG SAID NORTHERLY LINE OF ATLANTIC AVENUE, SOUI'I-I 69 DEGREES 13' 14" WEST, A DISTANCE OF 155 FEET AND 9 ¼ 1NCHES LOCAL S'T'ANDARD, 155 FEET AND 10 ¾ INCHES UNITED STATES STANDARD TO THE POINT AND PLACE OF BEGINNING.

TOGETHER WITH THE BENEFITS OF AN INGRESS AND EGRESS EASEMENT AGREEMENT RECORDED IN REEL 1974 PAGE 76.

Exhibit A

EXHIBIT B

INTENTIONALLY OMITTED

Exhibit B

EXHIBIT C

FORM OF DATE DOWN ENDORSEMENT

ENDORSEMENT

Attached to and forming a part of Policy No.________________

Issued By

COMMONWEALTH LAND TITLE INSURANCE COMPANY

herein called the Company

The Company has continued its title examinations and tax searches under the above Policy from____________________, 200__ to____________, 200___. There have been no changes to title and the tax search shows all items have been paid. The effective date of the above Policy set forth in Schedule A is changed to_______________________, 200___.

The Company acknowledges that the amount of this advance is $______________________________and that, with this advance, the total amount advanced to date and insured by the above Policy is $_________________.

This Endorsement is made a part of the Policy and is subject to all of the terms and provisions thereof and of any prior Endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the Policy and any prior Endorsements, nor does it extend the effective date of the Policy and any prior endorsements, nor does it increase the face amount thereof.

FIRST AMERICAN TITLE INSURANCE
COMPANY

By:
Name:
Title: Authorized Signature

Exhibit C - Page 1

EXHIBIT D

FORM OF
AFFIDAVIT PURSUANT TO SECTION 22 OF THE
LIEN LAW OF THE STATE OF NEW YORK

STATE OF NEW YORK                         )
) ss.:

COUNTY OF WESTCHESTER              )

ROBERT MASTERS, being duly sworn, deposes and says that:

1.           I reside in Westchester County, New York, and am the Senior Vice President of Acadia Atlantic Avenue LLC, a Delaware limited liability company ("Borrower").

2.           I give this Affidavit, on behalf of Borrower in my capacity as Senior Vice President of Borrower, in connection with that certain Building Loan Agreement, dated as of December 26, 2007, between Borrower and Bear Stearns Commercial Mortgage, Inc., as lender (the "Building Loan Agreement").

3.           The principal amount of the loan (the "Building Loan") under the Building Loan Agreement is $11,229,260.33.

4.           The consideration paid, or to be paid, by Borrower for the Building Loan described herein is $80,750.00*.

5.           All other expenses incurred or to be incurred in connection with the Building Loan for the Costs of the Improvements and to be advanced pursuant to the Building Loan Agreement during the construction of the Improvement are:

(a)	Interest on the Building Loan during construction	$-0-	*

(b)	Taxes, assessments, water rents and sewer rents, paid or to be
	paid for periods prior to or during construction	$-0-	*

(c)	Insurance during construction	$-0-	*

(d)	Commitment fee, if any, in addition to the consideration stated
	above which is allocable to the Building Loan	$-0-	*

(e)	Commitment fee for subsequent financing either (i) required
by Lender, or (ii) to be borrowed within four months after
	completion of the improvements	$-0-	*
* to the extent applicable, sums attributable to these items will be paid from sources other than the building loan

(f)	Title examination, insurance premium and recording fees
	which are allocable to the Building Loan	$-0-	*

(g)	Survey	$-0-	*

(h)	Engineer's and Architect's fees	$-0-	*

(i)	Bond premiums	$-0-	*

(j)	Legal fees of Lender's counsel which are allocable to the
	Building Loan	$-0-	*

(k)	Broker's commissions incurred with respect to obtaining the
	Building Loan	$-0-	*

(l)	Broker's commissions incurred with respect
obtaining subsequent financing either (i) required by Lender, or (ii) to be borrowed within four months after the completion
	of the improvements	$-0-	*

(m)	Brokerage Commissions for leases of space (other than
residential space) in the improvements with terms in excess
	of three (3) years	$-0-	*

(n)	Ground rents accruing during construction	$-0-	*

(o)	Morgage recording tax allocable to Building loan	$-0-	*

(p)	Appraisal	$-0-	*

(q)	Sums paid to take by assignment prior existing mortgages
which are consolidated with building loan mortgages and also
	the interest charges on such mortgages	$-0-	*

(r)	Sums paid to discharge or reduce the indebtedness under
mortgages and accrued interest thereon and other prior
	existing encumberances	$-0-	*
* to the extent applicable, sums attributable to these items will be paid from sources other than the building loan

(s)	Sums paid to discharge building loan mortgages whenever
	recorded	$-0-	*

(t)	Contingency cost of the improvement, other than the
	"improvement", as defined in subdivision 4 of Section 2 of the
	Lien Law	$1,050,404.21

	TOTAL	$1,050,404.21
* to the extent applicable, sums attributable to these items will be paid from sources other than the building loan

6.            In addition to the above items the following sums shall be disbursed to Borrower for the cost of the improvement incurred and paid for by Borrower subsequent to the commencement of construction of the improvement, but prior to the date of the initial advance of the Building Loan under the Building Loan Agreement:

$ -0-

7.            The net sum available to Borrower for the Improvement is Ten Million One Hundred Seventy-Eight Thousand Eight Hundred Fifty Six and 12/100 Dollars ($10,178,856.12) less such amounts as may not be advanced and disbursed under the Building Loan Agreement due to the nonsatisfaction of conditions to the advance and disbursement of such amounts contained in the Building Loan Agreement.

8.            This affidavit is made pursuant to and in compliance with Section 22 of the Lien Law of the State of New York and is hereby made a part of the Building Loan Agreement.

[No Further Text on This Page]

9.            The facts stated above and any costs itemized on this statement are true, to the knowledge of the undersigned.

/s/ Robert Masters
Name: ROBERT MASTERS

SWORN TO BEFORE ME this
26th day of December, 2007.

/s/ Dawn M. Portney
Notary Public

EXHIBIT E

AIA FORM G706
(CONTRACTOR’S AFFIDAVIT OF PAYMENT OF DEBTS AND CLAIMS)

[See Attached Form]

Exhibit E

AIA® Document G706™ – 1994

Contractor's Affidavit of Payment of Debts and Claims

PROJECT: *(Name and address)*	**ARCHITECT'S PROJECT NUMBER:**	OWNER: ☐ ARCHITECT: ☐ CONTRACTOR: ☐ SURETY: ☐ OTHER: ☐
TO OWNER: *(Name and address)*	**CONTRACT FOR:** General Construction **CONTRACT DATED:**	

STATE OF:
COUNTY OF:

The undersigned hereby certifies that, except as listed below, payment has been made in full and all obligations have otherwise been satisfied for all materials and equipment furnished, for all work, labor, and services performed, and for all known indebtedness and claims against the Contractor for damages arising in any manner in connection with the performance of the Contract referenced above for which the Owner or Owner's property might in any way be held responsible or encumbered.

EXCEPTIONS:

SUPPORTING DOCUMENTS ATTACHED HERETO:

1. Consent of Surety to Final Payment. Whenever Surety is involved, Consent of Surety is required. AIA Document G707, Consent of Surety, may be used for this purpose

Indicate Attachment ☐ Yes ☒ No

The following supporting documents should be attached hereto if required by the Owner:

1. Contractor's Release or Waiver of Liens, conditional upon receipt of final payment.
2. Separate Releases or Waivers of Liens from Subcontractors and material and equipment suppliers, to the extent required by the Owner, accompanied by a list thereof.
3. Contractor's Affidavit of Release of Liens (AIA Document G706A).

CONTRACTOR: *(Name and address)*

BY: ______________________________
(Signature of authorized representative)

____
(Printed name and title)

Subscribed and sworn to before me on this date:

Notary Public:
My Commission Expires:

AIA Document G706™ – 1994. Copyright © 1970 and 1994 by The American Institute of Architects. All rights reserved. [illegible]

1

EXHIBIT F

ARCHITECT'S CERTIFICATE

[See Attached Forms]

1.      Form of Architect's Certification and Consent to be delivered prior to the Initial Advance.

2.      Form of Architect's Completion Certificate to be delivered prior to the Final Advance.

Exhibit F - Page 1

ARCHITECT'S CERTIFICATION AND CONSENT

[Letterhead of Borrower's Architect]

December , 2007

Bear Steams Commercial Mortgage, Inc. 383 Madison Avenue
New York, New York 10179

Re:          Atlantic Avenue Self Storage,
3319 Atlantic Avenue, Brooklyn, New York

Ladies and Gentlemen:

The undersigned ("Architect") understands that Bear Stearns Commercial Mortgage, Inc., a New York corporation ("Lender") has made a loan (the "Loan") to Acadia Atlantic Avenue LLC, a Delaware limited liability company ("Borrower"), which Loan, among other things, will be used to finance construction and renovation by Borrower of the improvements (the "Improvements") on the land known as Atlantic Avenue Self-Storage, 3319 Atlantic Avenue, Brooklyn, New York (the "Land") and will be advanced pursuant to that certain Building Loan Agreement (the "Building Loan Agreement"), and that certain Project Loan Agreement, each entered into between Lender and Borrower and each dated as of December 26, 2007. Capitalized terms not defined herein shall have the meanings ascribed to them in the Building Loan Agreement.

Architect prepared certain Plans and Specifications in connection with the construction and renovation of the Improvements. In addition, Architect has been engaged to act as the architect for the Improvements and such engagement has been confirmed by that certain Professional Services Authorization between Borrower and Architect dated as of March 16 2007 (the "Contract").

In its professional opinion, the Architect states to Lender that (a) upon completion in accordance with the Plans and Specifications, the Improvements shall be available for occupancy in accordance with their contemplated uses, as identified to Architect by Borrower (that is, as a_______________), and will comply with applicable building codes and other governmental rules, laws and regulations relating to their design and engineering, to the extent applicable and in effect as of the date hereof, and a permanent certificate of occupancy for the use of the Improvements for their intended purposes will be able to be issued in due course upon review and inspection of the Improvements by the appropriate departments having jurisdiction over the Improvements, (b) the Land is zoned for use of the Improvements for their intended purposes, and there are sufficient development rights appurtenant to the Land in order to construct the Improvements in accordance with the Plans and Specifications as of right, and (c) all building permits and other approvals listed below (collectively, the "Approvals") required for the construction of the Improvements in accordance with the Plans and Specifications have been obtained and paid for and are in full force and effect (or, with respect to approvals not obtained by the date of this Certificate, are capable of being obtained within time periods consistent with the projected completion dates of the Improvements). Copies of those Approvals that have been obtained as of the date hereof and applications for those Approvals that are pending as of the date hereof are enclosed.

Exhibit F - Page 2

	Issuing Agency	Date Issued
Building Permit
Certificate of Occupancy
Special Permit

To the best of its professional knowledge, Architect states to Lender that there are no pending amendments or modifications of any laws, ordinances, regulations or permits relating to the Improvements.

To the best of its professional knowledge, Architect states to Lender that the Improvements shown on the Plans and Specifications will comply with applicable requirements of the applicable land use, zoning and building laws and ordinances which are in effect as of the date hereof.

To the best of its professional knowledge, Architect further states to Lender that (a) there will be sufficient access and egress to and from the Land and the Improvements for their use for their intended purposes, and (b) all utilities (including, if applicable, electric, gas, telephone, water and sewer services) necessary to service the Improvements are available to be delivered by the appropriate utility companies directly to the Property.

The Construction Schedule referenced in the Building Loan Agreement, a copy of which is enclosed, establishing a projected timetable for completion of the Improvements, appears realistic and, to the best of its professional experience, Architect believes that such schedule can be adhered to.

Architect understands that as additional security for the Loan, Borrower has assigned their interests under the Contract and in and to the Plans and Specifications to Lender pursuant to that certain Assignment of Agreements, Permits and Contracts made by Borrower to Lender dated as of December 26, 2007, and Architect hereby consents to such assignment. Architect acknowledges that Lender shall not be obligated to perform or discharge, nor has Lender undertaken to perform or discharge, any of the obligations of Borrower under the Contract and that so long as no Event of Default exists under the Building Loan Agreement or the Project Loan Agreement or the Contract, Borrower shall have the right to enjoy and utilize the rights and privileges of the contracting party under the Contract.

Exhibit F - Page 3

Architect agrees that from and alter the occurrence and during the continuance of an Event of Default (as defined in the Building Loan Agreement) by Borrower under any of the Loan Documents, Architect will, at Lender's request, continue performance on Lender's behalf under the Contract for all services rendered or to he rendered for the benefit of Lender, its nominee, wholly owned subsidiary or assign(s), provided that Lender shall pay Architect for all work and services rendered pursuant to the Contract, whether prior to or subsequent to such request, for which Architect has not otherwise received payment. Nevertheless, the time periods set forth in the Contract for the performance by owner of its obligations thereunder shall be deemed extended by the period of time necessary to allow Lender to obtain possession of the Property in the manner Lender decides pursuant to its remedies under the Loan Documents.

Architect hereby further agrees that if, at any time, Lender or its designee shall become the owner of the Property or otherwise requires the use of the Plans and Specifications in connection with the Property, Lender shall have the right to use the Plans and Specifications, together with any and all modifications thereof (including any additions, enlargements or extensions thereof) without any additional cost or expense, provided the scope of the project has not been substantively altered (should substantial changes to the scope or nature of the project be required by Lender, compensation of Architect shall be adjusted by mutual consent), other than payment of any balance and other sums that may be due or owing to Architect by Borrower for the preparation of the Plans and Specifications pursuant and subject to the terms of the Contract.

Architect's statements in this letter have been made to the best of Architect's knowledge and based upon Architect's performance of its service in accordance with the standards of care and skill of Architect's profession in the jurisdiction in which the Property is located for building projects of the scope and quality of the Improvements. This letter is being issued for the benefit of Lender, Lenders and their respective successors and assigns, in connection with the disbursements for the construction of the Improvements as contemplated by the Building Loan Agreement and the Project Loan Agreement and the other Loan Documents referenced therein, and any lender refinancing the Loan evidenced by the Loan Documents, and does not alter or increase the term, obligations or liabilities of the undersigned to Borrower or Lender and/or Lenders or their respective successor's and assigns under the Contract. No other party may rely thereon.

Exhibit F - Page 4

The provisions set forth in this letter shall be binding upon Architect and Architect's successors and assigns and shall inure to the benefit of Lender and Lenders and their successors and assigns, but to no other party.

a

By:
Name:
Title:

Exhibit F - Page 5

Exhibit 1

Plans and Specifications

Exhibit F - Page 6

EXHIBIT F-2

ARCHITECT'S COMPLETION CERTIFICATE

[Letterhead of Borrower's Architect]

_________________, 200_

Bear Stearns Commercial Mortgage, Inc. 383 Madison Avenue
New York, New York 10179

Re:           Atlantic Avenue Self-Storage,
3319 Atlantic Avenue, Brooklyn, New York

Ladies and Gentlemen:

The undersigned ("Architect") understands that Bear Stearns Commercial Mortgage, Inc., a New York corporation ("Lender") has made a loan (the "Loan") to Acadia Atlantic Avenue LLC, a Delaware limited liability company ("Borrower"), which Loan, among other things, was used to finance construction and renovation by Borrower of the improvements (the "Improvements") on the premises known as Atlantic Avenue Self-Storage, 3319 Atlantic Avenue, Brooklyn, New York (the "Land") and was advanced pursuant to that certain Building Loan Agreement (the "Building Loan Agreement") and that certain Project Loan Agreement, each entered into by Lender and Borrower and each dated as of December 26, 2007. Capitalized terms not defined herein shall have the meanings ascribed to them in the Building Loan Agreement.

Architect prepared certain Plans and Specifications in connection with the construction and renovation of the Improvements. In addition, Architect has been engaged to act as the architect for the Improvements and such engagement has been confirmed by that certain Professional Services Authorization between Borrower and Architect dated as of March 16 2007 (the "Contract").

Based on its on-site observation of the Improvements pursuant to the Contract, to the date of this Certificate, to its best professional knowledge, Architect states to Lender that (a) except as the same relates to Punch List Items (as hereinafter defined), the Improvements and their contemplated uses, as identified to Architect by Borrower (that is, as a) are in accordance with the Plans and Specifications and comply with applicable building codes and all other similar or necessary governmental rules, laws and regulations relating to their design and engineering, to the extent applicable and in effect as of the date hereof, and (b) a [permanent[ [temporary] certificate of occupancy for the Property, and all building permits and other approvals (collectively, the "Approvals") required for the construction and renovation of the Improvements in accordance with the Plans and Specifications have been obtained and paid for and are in full force and effect.

Exhibit F - Page 7

To the best of its professional knowledge, there is (and after the completion of the Punch List Items will be) sufficient access and egress to and from the Land and the Improvements for their use for their intended purposes.

Architect hereby states to the best of its professional knowledge to Lender that subject only to the completion of the Punch List Items, the Improvements have been completed in accordance with the Plans and Specifications. The term "Punch List Items" shall mean the work set forth on Exhibit 1 attached hereto.

This letter has been required in connection with the Lender's above referenced Loans made to Borrower. It is given for the benefit of Lender, its successors and assigns, and no other party may rely thereon.

The statements contained in this letter are an expression of the undersigned's professional opinion, are made to the best of the undersigned's knowledge, information and belief, and are based on the undersigned's performance of services under the Contract in accordance with generally accepted standards of professional practice. Accordingly, such statements do not constitute a guaranty or warranty of any sort.

Signed this__________day of_______________, 200_.

By:
Name:
Title:

By signing below, ____________hereby estimates, to the best of its professional knowledge, that the cost to complete the Punch List Items will not exceed $  in the aggregate and such work shall be limited to site work, interior finishes, mechanical adjustments, landscaping and decorative work. If the completion of the Punch List Items is diligently pursued, completion of all Punch List Items is expected within_______ (__ ) months after the date hereof.

[Construction Manager]

By:
Name:
Title:

Exhibit F - Page 8

Exhibit 1 to Architect's Completion Certificate

Punch List Items

Exhibit F - Page 9

EXHIBIT G

GENERAL CONTRACTOR'S CERTIFICATE

[Letterhead of General Contractor]

December_________, 2007

Bear Stearns Commercial Mortgage, Inc. 383 Madison Avenue
New York, New York 10179

Re:           Property Address: 3319 Atlantic Avenue, Brooklyn, New York
                Project Name:                             Atlantic Avenue Self-Storage
Change Order Amount: Two Percent (2%) of Contract Amount Aggregate Change Order Amount: $250,000.00

Ladies and Gentlemen:

The undersigned general contractor, Designline Construction Services, Inc. ("GC"), understands that Bear Stearns Commercial Mortgage, Inc. ("Lender") has made a loan (the "Loan") to Acadia Atlantic Avenue LLC, a Delaware limited liability company ("Borrower"), which Loan, among other things, will be used to finance construction and renovation by Borrower of the improvements (the "Improvements") on the premises known at Atlantic Avenue Self-Storage, 3319 Atlantic Avenue, Brooklyn, New York and will be advanced pursuant to that certain Building Loan Agreement (the "Building Loan Agreement") and.that certain Project Loan Agreement (the "Project Loan Agreement"), each entered into by Lender and Borrower and each dated as of December 26, 2007. GC has been engaged by Borrower to act as general contractor in connection with the construction and renovation of the Improvements as contemplated by those certain plans and specifications (the "Plans and Specifications") prepared by Butz Witbern, Ltd., as architect (the "Architect") and such engagement of GC has been confirmed by that certain Standard Form of Agreement between Owner and Contractor (Where the basis for payment is a STIPULATED SUM), dated as of October 18, 2007, (including the Conditions, if ally, attached thereto, the "Contract"), a true and complete copy of which is attached hereto.

1.           GC represents and warrants to Lender as follows:

(i)           GC has reviewed and agreed to the Plans and Specifications for the Improvements, as defined in the Building Loan Agreement, and the Plans and Specifications have been approved by GC;

(ii)           all building permits required for the construction of the Improvements in accordance with the Plans and Specifications have been obtained;

Exhibit G - Page 1

(iii)           there are no liens in connection with the Improvements in favor of GC or any contractor or subcontractor hired by GC or Borrower, who has performed work and/or supplied labor and/or materials, for the work in connection with the Improvements, for the work performed by GC or such contractor or subcontractor or for the labor and/or materials supplied by GC or such contractor or subcontractor except for such work or labor and/or materials for which payment thereof is requested; and

(iv)           GC has not sent or received any notice of default or any notice for the purpose of terminating the Contract, and there is no existing circumstance or event which, but for the lapse of time or otherwise, would constitute a default by GC or Borrower under the Contract.

In addition, GC hereby agrees with Lender as follows:

1.            GC shall not agree to any amendment, modification, release or discharge (in whole or in part) of the Contract, nor waive or claim any waiver in any respect of any provision thereof, without first obtaining the prior written consent of Lender, and no such amendment, modification, release, discharge or waiver, without such consent, shall be binding upon Lender.

2.            GC shall send to Lender copies of all notices of default sent by GC to Borrower or by Borrower to GC pursuant to the Contract and no such notice shall be effective for any purpose unless and until a copy thereof shall have been received by Lender.

3.            If Borrower shall default under the Contract, GC shall not exercise any remedies, including, but not limited to, any right to terminate the Contract.

4.            If Borrower defaults under the Loan Documents (as defined in the Building Loan Agreement), or if there is a foreclosure of any mortgage securing payment of the Loan, or if Borrower becomes insolvent, at the election and option of Lender by notice from Lender to GC, either (i) GC will complete its obligations under the Contract with respect to the construction of the Improvements as set forth in the Plans and Specifications for the benefit of Lender, its nominee, wholly owned subsidiary or assign(s), or (ii) the Contract shall terminate and at Lender's election GC shall immediately assign all of its rights under the subcontracts to Lender. hi the event that Lender elects to have GC continue performance on Lender's behalf under the Contract, the time periods set forth in the Contract for performance by owner of its obligations thereunder shall be deemed extended by the period of time necessary to allow Lender to obtain possession of the Property in the manner Lender decides pursuant to its remedies under the Loan Documents.

5.            GC further agrees that it shall not perform work pursuant to any change order which will result in a change in the contract price in excess of the change order amount, nor pursuant to any such change order which, together with the aggregate of change orders theretofore executed between the Borrower and GC, excluding those theretofore specifically approved by Lender, will result in an increase or decrease in such price in excess of the aggregate change order amount, unless in either case GC shall have received Lender's specific written approval of such change order.

Exhibig G - Page 2

6.            In the event any of the proceeds of the Loan are disbursed directly to GC, GC shall receive any such advances and shall hold the right to receive the same as a trust fund for the purpose of paying the costs of the Improvements as set forth in the Plans and Specifications and will apply the same first to such payment before using any part thereof for any other purpose.

7.            GC hereby acknowledges and consents to that certain Assignment of Agreements, Permits and Contracts dated as of December 26, 2007, by Borrower to Lender, which assigns all of Borrower's rights under the Contract. In the event Lender, its nominee, wholly owned subsidiary, successors) or assign(s) (the "Successor"), succeeds to the rights of Borrower under the Contract, then, at the request of the Successor, and upon the Successor's written agreement to accept GC's attornment, GC shall attorn and shall promptly execute and deliver any instalment the Successor may reasonably require to evidence such attornment. Upon such attornment, the Contract shall continue in full force and effect as if it were a direct agreement between the Successor and GC.

8.            GC shall send all notices to Lender, as required by this letter, to the address of Lender set forth above by registered or certified mail, return receipt requested (or at such other address as Lender shall specify in writing from time to time).

9.            The person executing this letter on behalf of GC hereby certifies that he or she has the authority to do so and that GC has full authority under all applicable state and local laws and regulations to perform all of its obligations under the Contract in accordance with the terms thereof.

10.          The provisions set forth in this letter shall be binding upon GC and GC's successors and assigns and shall inure to the benefit of Lender and their successors and assigns.

Very truly yours,

DESIGNLINE CONSTRUCTION SERVICES, INC.

By:
Name:
Title:

Exhibit G - Page 3

EXHIBIT H

FORM OF PERFORMANCE LETTER

[Letterhead of Major Contractor]

____________, 200__

Bear Stearns Commercial Mortgage, Inc. 383 Madison Avenue

New York, New York 10179

Re:            Property Address: 3319 Atlantic Avenue, Brooklyn, New York
Project Name:                            Atlantic Avenue Self-Storage
Change Order Amount: Two Percent (2%) of Contract Amount

Ladies and Gentlemen:

The undersigned, a contractor ("Contractor") on the captioned project (the "Project"), understands that Bear Stearns Commercial Mortgage, Inc. ("Lender") has made a loan (the "Loan") to Acadia Atlantic Avenue LLC ("Borrower"), which Loan, among other things, will be used to finance construction and renovation by Borrower of the improvements (the "improvements") at the Project and will be advanced pursuant to that certain Building Loan Agreement (the "Building Loan Agreement") and that certain Project Loan Agreement (the "Project Loan Agreement"), each entered into by Lender and Borrower and each dated as of December 26, 2007. Attached hereto is a true and complete copy of our agreement with Borrower, dated as of, 200, to constrict and/or renovate a portion of the

Improvements (including the Conditions attached thereto, the "Contract").

l .           Contractor represents and warrants to Lender as follows:

(i)           to the best of Contractor's knowledge, there are no liens in connection with the Improvements in favor of Contractor or any subcontractor hired by Contractor who has performed work and/or supplied labor and/or materials, for the work performed by Contractor or such subcontractor or for the labor and/or materials supplied by Contractor or such subcontractor, except for such work or labor and/or materials For which payment thereof is requested; and

(ii)           Contractor has not sent or received any notice of default or any notice for the purpose of terminating the Contract, and to the best of Contractor's knowledge, there is no existing circumstance or event which, but for the lapse of time or otherwise, would constitute a default by Borrower under the Contract.

Exhibit H - Page 1

In addition, Contractor hereby agrees with Lender as follows:

1.            Contractor shall not agree to any amendment, modification, release or discharge (in whole or in part) of the Contract, nor waive or claim any waiver in any respect of any provision thereof, without first obtaining the prior written consent of Lender, and no such amendment, modification, release, discharge or waiver, without such consent, shall be binding upon Lender.

2.            Contractor shall send to Lender copies of all notices of default sent by Contractor to Borrower or by Borrower to Contractor pursuant to the Contract and no such notice shall be effective for any purpose unless and until a copy thereof shall have been received by Lender.

3.            If Borrower shall default under the Contract, Contractor shall not exercise any remedies, including, but not limited to, any right to terminate the Contract, until and unless Contractor shall give notice of intention to do so to Lender, and Lender shall fail to either  (i)     remedy the default of Borrower within thirty (30) days after receipt of such notice or (ii)  deliver within such thirty (30) day period to Contractor an undertaking to remedy such default at the cost and expense of Lender and thereafter diligently pursue such remedy.

4.             If Borrower defaults under the Loan Documents (as defined in the Building Loan Agreement), or if there is a foreclosure of any mortgage securing payment of the Loan, or if Borrower becomes insolvent, at the election and option of Lender by notice from Lender to Contractor, either (i) Contractor will complete its obligations under the Contract with respect to the construction of the Improvements for the benefit of Lender, its nominee, wholly owned subsidiary or assign(s), [if the Contractor is not an Affiliate of Borrower, provided that, Lender shall pay Contractor for all work and services rendered, pursuant to the Contract whether prior to or subsequent to such election, for which Contractor has not otherwise received payment,] or (ii) the Contract shall terminate and at Lender's election Contractor shall immediately assign all of its rights under the subcontracts to Lender. In the event that Lender elects to have Contractor continue performance on Lender's behalf under the Contract, the time periods set forth in the Contract for performance by owner of its obligations thereunder shall be deemed extended by the period of time necessary to allow Lender to obtain possession of the Property in the manner Lender decides pursuant to its remedies under the Loan Documents.

5.             Contractor further agrees that it shall not perform work pursuant to any change order that will result in a change in the contract price in excess of the change order amount, unless Contractor shall have received specific written approval of such change order from Lender or Lender's consulting engineer.

6.             In the event any of the proceeds of the Loan are disbursed directly to Contractor, Contractor shall receive any such advances and shall hold the right to receive the same as a trust fund for the purpose of paying the costs of the Improvements as set forth in the Plans and Specifications and will apply the same first to such payment before using any part thereof for any other purpose.

7.            Contractor hereby acknowledges and consents to that certain Assignment of Agreements, Permits and Contracts dated as of December 26, 2007, by Borrower to Lender, which assigns all of Borrower's rights under the Contract. In the event Lender, its nominee, its wholly owned subsidiary, successor(s) or assign(s) (the "Successor") succeeds to the rights of Borrower under the Contract, then, at the request of the Successor, and upon the Successor's written agreement to accept Contractor's attornment, Contractor shall attorn and shall promptly execute and deliver any instrument the Successor may reasonably require to evidence such attornment, Upon such attornment, the Contract shall continue in full force and effect as if it were a direct agreement between the Successor and Contractor.

Exhibit H - Page 2

8.            Contractor shall send all notices to Lender, as required by this letter, to the address of Lender set forth above by registered or certified mail, return receipt requested (or at such other address as Lender shall specify in writing from time to time).

9.            The person executing this letter on behalf of Contractor hereby certifies that he or she has the authority to do so and that Contractor has full authority under all state and local laws and regulations to perform all of its obligations under the Contract in accordance with the terms thereof.

10.            The provisions set forth in this letter shall be binding upon Contractor and Contractor's successors and assigns and shall inure to the benefit of Lender and Lender's successors and assigns.

Very truly yours,

By:
Name:
Title:

Exhibit H - Page 3

EXHIBIT I
FORM OF ANTICIPATED COST REPORT

[Attached]

Exhibit I - Page 1

EXHIBIT J
FORM OF
LIEN WAIVER

THIS WAIVER OF LIEN dated as of_____________, 200_____,is made by _______________, a having an office at_________________("Contractor"), to and for the benefit of ACRS, INC, a New York corporation, having an office at c\o Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605 ("Construction Manager"), ACADIA ATLANTIC AVENUE LLC, a Delaware limited liability company, having its principal place of business at clo Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605 ("Owner"), and BEAR STEARNS COMMERCIAL MORTGAGE, INC., a New York corporation ("Lender"), having an address at 383 Madison Avenue, New York, New York 10179, pursuant to that certain Trade Contract dated as of______________, 200_, between Contractor and [Construction Manager] [Owner] (as amended and supplemented from time to time, the "Contract"). [Words and phrases defined in that certain Standard Form of Agreement between Owner and Construction Manager where Construction Manager is NOT a Constructor dated as of [____________________], between Construction Manager and Owner, as amended and supplemented from time to time, shall have the same meanings in this instrument.] [Words and phrases defined in the Contract shall have the same meanings in this instrument.]

This waiver of lien is given in connection with the construction of the Project and the payment to Contractor of sums in the amount of $_________, requisitioned by Contractor pursuant to its Requisition No.__________dated_________, 200__ (the "Requisition") for Work supplied, furnished, or performed for the Project to the date of the Requisition.

For the benefit of Construction Manager, Owner and Lender, Contractor does hereby certify and acknowledge that:

1.           Contractor has supplied [Construction Manager] [Owner] with a list of all subcontractors of Contractor supplying, furnishing, or performing Work or services, or furnishing materials or equipment, for the Project, and that such list is true and complete as of the date of the Requisition;

2.           Contractor has received all sums due and owing to Contractor, other than sums (if any) withheld by [Construction Manager] [Owner] pursuant to the Contract, for Work, materials and equipment performed, furnished, or supplied for the Project to the date of the Requisition immediately prior to the Requisition (the "Prior Requisition Date");

3.           In consideration of such payment, Contractor (for itself and its subcontractors and their respective successors and assigns) does hereby forever release and waive any and all rights, claims and demands which Contractor has, or may have, to file any lien or notice of lien against the Project or any property of Construction Manager or Owner, on account of, or deriving from, Work, materials and/or equipment supplied, furnished and/or performed for the Project to the Prior Requisition Date; and

Exhibit J

4. Contractor hereby agrees to indemnify and hold harmless Construction Manager, Owner and Lender from and against any and all rights, claims and demands of any of Contractor's subcontractors on account of, or deriving from, Work, materials and/or equipment supplied, furnished and/or performed by any of them for the Project to the Prior Requisition Date.

The following amounts are true and accurate as of the date hereof:

Original Contract Amount:	$
Change Order Amount:	$
Adjusted Contract Amount to Date:	$
Amount of Work Done to Date:	$
Retainage Amount Not Yet Due:	$
Net Amount Due to Date:	$

Total Payments Received to Date:	$

IN WITNESS WHEREOF, Contractor has caused this Waiver of Lien to be duly executed, and the seal of Contractor to be affixed, as of the date of the Requisition, by the undersigned officer of Contractor, who is duly authorized to do so.

By:
Name:
Title:

Subscribed and sworn to before
me this________day of ________, 200___.

________________________________________
Notary Public

Exhibit J

EXHIBIT K

FORM OF INSOLVENCY OPINION - TO BE DELIVERED UPON COMPLETION

December ____, 2007

Bear Stearns Commercial Mortgage, Inc.
383 Madison Avenue
New York, NY 10179

Re:           $11,229,260.33 Building Loan and $4,920,739.67 Project Loan (collectively the "Loan"), made as of December ___, 2007, by Bear Stearns Commercial Mortgage, Inc. (the "Lender") to Acadia Atlantic Avenue LLC, a  Delaware limited liability company (the "Borrower")

Ladies and Gentlemen:

We have acted as special counsel to the Borrower in connection with the Loan. We understand that the Lender has made the final advances under that certain Building Loan Agreement and the certain Project Loan Agreement, each between the Lender and Borrower, and, in connection therewith, the Guaranty of Completion from Guarantor (as hereinafter defined) in favor of Lender has been discharged (collectively the "Final Advance"). The Borrower has requested that we deliver this opinion letter to you and we understand that the Lender will rely on this opinion in making the Final Advance.

The members of the Borrower are Acadia 3319 Atlantic Avenue, LLC, a Delaware limited liability company (the "Managing Member"), that owns 66.67% of the membership interests in the Borrower and Slayton Properties Atlantic LLC, a New York limited liability company ("Slayton") that owns 33.33% of the membership interests in the Borrower. The sole member of the Managing Member is Acadia Strategic Opportunity Fund II, LLC, a Delaware limited liability company ("Acadia Strategic").

The Property (as hereinafter defined) will be managed by Post Management, LLC, a Delaware limited liability company (the "Property Manager", and together with Acadia Strategic, sometimes collectively referred to herein as the "Guarantor").

I.           OPINION REQUESTED

Bear Stearns Commercial Mortgage, Inc.

In connection with the Final Advance, we have been requested and authorized by Borrower to render an opinion on whether, in the event that any one or more of the Managing Member, Acadia Strategic or Property Manager (each, a "Relevant Entity" and collectively, the "Relevant Entities") were to be a debtor or debtor acting as a debtor-in-possession in a case under 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"), under present reported decisional authority and statutes applicable to federal bankruptcy cases, in a properly presented and competently argued case, a United States Bankruptcy Court or other United States court exercising jurisdiction of such case under the Bankruptcy Code (a "Bankruptcy Court") would disregard the separate existence of the Borrower and order substantive consolidation under the Bankruptcy Code of the assets and liabilities of Borrower with the assets and liabilities of one or more of such Relevant Entities and treat such assets and liabilities as though Borrower and such Relevant Entity or Relevant Entities were one entity (a "Substantive Consolidation").

II. ASSUMPTIONS

Our opinion herein is expressly predicated on the assumption that a party in interest or Lender or other holder(s) of the Loan would, within any and all applicable time limitations set forth in the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and any applicable local rules, (a) object to any written motion or other formal proceeding in Bankruptcy Court seeking a Substantive Consolidation, and (b) competently brief and argue such objection.

In rendering this opinion, we have reviewed the documents evidencing and relating to the Loan (as listed and identified on Schedule l hereto, the "Loan Documents"), and the Borrower's organizational documents (the "Organizational Documents", as listed on Schedule 1 attached hereto), and certificates or good standing for Borrower. As to matters of fact, we have relied, with your acknowledgement and without any independent confirmation, investigation, or inquiry, upon the representations, warranties and covenants contained in the Loan Documents and the Organizational Documents of Borrower in all material respects insofar as they are material to the separateness of the Borrower. As to matters of faet, we also have reviewed, and with your acknowledgement and without any independent confirmation, investigation or inquiry, relied upon the representations made by Borrower and the certifications of the Relevant Entities, in the Certificate annexed hereto as Exhibit A and incorporated herein (the "Certificate") in all material respects insofar as they are material to the separateness of the Borrower. We have further assumed that such statements, representations and warranties are true and accurate in all respects material to Borrower's separateness, and that such covenants will, to the extent they regard the future, be kept, observed and otherwise performed in all respects material to Borrower's separateness, until the Loan is paid in full and the lien and security interests of the Building Loan Leasehold Mortgage, and the other Loan Documents are discharged. We have no actual knowledge of any facts indicating that any such statements, representations, or warranties are Use or misleading or that our reliance thereon would be unreasonable. Notwithstanding anything to the contrary in this Opinion or the Certificate, we have not assumed that the Borrower: (i) will remain solvent, be able to pay its debts as they become due, or be adequately capitalized, (ii) will not become a debtor under the Bankruptcy Code or otherwise subject to bankruptcy proceedings, or (iii) will make any payment or discharge any obligation to the extent that Borrower does not have access to available funds that enable it to do so.

Bear Stearns Commercial Mortgage, Inc.

Additionally, in rendering this opinion, we have assumed, to the extent material to Borrower's separateness, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conforming to the originals of all documents submitted to us as copies and the authenticity of the originals thereto. We have assumed, to the extent material to Borrower's separateness, that all parties had the corporate, partnership or limited liability company power and authority, as the case may be, to enter into and perform all obligations under all such documents, and, as to such parties, we also have assumed, to the extent material to Borrower's separateness, the due authorization by all requisite corporate, partnership and limited liability company action, and the due execution and delivery, and validity, binding effect and enforceability of such documents, except as enforceability may be limited by (i) bankruptcy, insolvency or other similar laws affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) (such limitations, collectively referred to as the "Insolvency Exception"), provided, however, that our recitation of the Insolvency Exception herein is not intended to and does not alter or provide a defense to our opinion set forth in this opinion.

We have also assumed for purposes of this opinion that the facts outlined below, all of which are reflected in written agreements and instruments executed in connection with the transactions described herein, upon which facts we rely, are now and will remain accurate in all material respects insofar as they are material to the separateness of Borrower.

1.            The Borrower is a limited liability company organized on December 8, 2006 and validly existing under the laws of the State of Delaware.

2.            The sole member of the Borrower is the Managing Member.

3.            Borrower's Operating Agreement, dated as of December 8, 2006 ("Borrower's LLC Agreement") provides that Borrower's purposes shall be the acquisition, redevelopment, ownership, operation, management, leasing and financing of 3319 Atlantic Avenue, Brooklyn, New York (the "Property") and to perform such other activities as may be necessary, incidental or appropriate in connection therewith and to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

4.            The Loan Documents include certain obligations for which Lender has recourse to Borrower under certain limited circumstances as set forth more particularly therein (the "Recourse Obligations").

5.            To the extent material to Borrower's separateness, Borrower will comply with its obligations under the Borrower's LLC Agreement and the Loan Documents which are material for the purposes of this opinion, including without limitation, the requirement that, until the Loan is paid in full, Borrower shall observe the separateness criteria, as contained therein.

Bear Stearns Commercial Mortgage, Inc.

6.            To the extent material to Borrower's separateness, the provisions of the Loan Documents which are material for purposes of this opinion, including without limitation the separateness warranties and covenants contained herein, will not be changed from and after the date hereof.

7.            Lender has reasonably relied on, among other things, Borrower's separateness from each of the Relevant Entities in making the Final Advance.

8.            Lender would suffer prejudice from, or be harmed by, a Substantive Consolidation.

9.            Neither Borrower nor any Relevant Entity will engage in any type of fraudulent activity with respect to any matter that is material for purposes of this opinion.

10.            Except as set forth in the Loan Documents, none of the Relevant Entities will hold its credit out as available to pay the debts of Borrower or pay the debts of Borrower or commingle its assets with those of the Borrower.

III. LEGAL BACKGROUND

Substantive Consolidation Generally

Substantive consolidation is an equitable doctrine that permits a bankruptcy court, in appropriate circumstances, to disregard the legal separateness of a debtor and a related but distinct legal entity, which may or may not itself be a debtor in bankruptcy, and to merge their respective assets and liabilities for bankruptcy purposes. Substantive consolidation typically results in the pooling of liabilities and assets of the entities to be consolidated, the satisfaction of liabilities from the resultant common fund of assets, and the elimination of all duplicate and inter-entity claims. E.g., Union Sav. Batik v. Augie/Restivo Baking Co. (In re Augie/Restivo Baking Co.), 860 F.2d 515, 518 (2nd Cir. 1988) (citing 5 Collier on Bankruptcy § 1100.06, at 1100-32 n.l (L. King ed. 15th ed. 1988)); In re Ltd. Gaining of Ain., Inc., 228 B.R. 275, 286 (Bankr. N.D. Okla. 1998); In re Standard Brands Paint Co., 154 B.R. 563, 569 (Bankr. C.D. Cal. 1993). Substantive consolidation being an equitable remedy, however, its exact consequences vary from case to case. E.g. Moran v. Hong Kong & Shanghai Banking Corp. (In re Deltacoip, Ina), 179 B.R. 773, 777 (Bankr. S.D.N.Y. 1995) (noting that court is afforded great deal of discretion in constructing consolidation order and retains the power to order less than complete consolidation) (citing cases); 2 Collier on Bankruptcy P,105.09[2], at 105-88 - 105-89 (15th ed. rev. 2002) (stating that substantive consolidation cases are factually specific and must be decided on a case-by-case basis).

Because the entities sought to be consolidated frequently will have different debt-to-asset ratios, substantive consolidation usually redistributes wealth among the entities' creditors. E.g., Eastgroup Props. v. S. Motel Assn, Ltd., 935 F.2d 245, 248 (11th Cir. 1991) (quoting Drabkin v. Midland-Ross Co. (In re Auto-Train Corp.), 810 F.2nd 270, 276 (D.C. Cir. 1987)); In re Ltd. Gaining, 228 B.R. at 286-287. Thus, as courts have emphasized repeatedly, consolidation vitally affects parties' substantive rights and should be used only sparingly after careful scrutiny of the evidence. E.g., FDIC v. Colonial Realty Corp., 966 F.2d 57, 61 (2nd Cir. 1992) (quoting Chem. Bank N.Y. Trust Co. v. Kheel, 369 F.2d 845, 847 (2nd Cir. 1966)); In re Ltd. Gaming, 228 B.R. at 287. Some court decisions, however, have noted a "modern" or "liberal" trend toward allowing substantive consolidation. E.g. Eustgroup, 935 F.2d at 248-49 &.n.10 (citing cases); In re Walnut Equip. Leasing to., Inc., No. 97-19699-DWS, 1999 W1. 288651, at *3 n.9 (Bankr. E.D. Pa. May 4, 1999); In re Bonham, 226 B.R. 56, 83 (Bankr. D. Alaska 1998), zd `d, 229 F.3d 750 (9th Cir. 2000).

Bear Stearns Commercial Mortgage, Inc.

Substantive consolidation is analogous to the non-bankruptcy-law remedy of "piercing the corporate veil," which permits a plaintiff to disregard the corporate entity when necessary to prevent fraud or to enforce a paramount equity. In fact, early cases applied a test for substantive consolidation that was virtually identical to the test for piercing the corporate veil. In re Standard Brands, 154 B.R. at 567 (citing cases). Substantive consolidation was accomplished in early cases by finding that the entity with which consolidation was sought was the "alter-ego" or an "instrumentality" of the debtor which was used by the debtor to hinder, delay or otherwise defraud creditors. E.g., Mantle Indus., Inc. v. Gerstel, 232 F.2d 294, 297 (5th Cir. 1956) (citing Fish v. East, 114 F.2d 177, 191 (10th Cir. 1940)).

Although in early substantive consolidation cases courts looked to state corporate veil-piercing law for guidance, modern courts have increasingly looked to a growing body of federal common-law opinions decided under federal bankruptcy law. E.g., Eastgroup; In re Augie/Restivo Baking Co. Ltd., supra; In re Auto-Train, supra; In re Cont 7 Vending Machine Corp., 517 F.2d 997 (2nd Cir. 1975); In re Flora Mir Candy Corp., 432 F.2nd 1060 (2nd Cir. 1970); Kheel, supra; Soviero v. Franklin Nat '1 Bank, 328 F.2d 446 (2nd Cir. 1964); Stone v. Eacho (In re Tip Top Tailors, Inc.), 127 F.2d 284 (4th Cir.), cert. denied, 317 U.S. 635 (1942). But see In re Al/co Mining, Inc., 278 B.R. 586 (Bankr. M.D. Fla. 2002) (basing. substantive consolidation on alter-ego theory); In re Moran Pipe & Supply Co., Inc., 130 B.R. 588 (Bankr. F.D. Okla. 1991) (same). Consequently, federal courts rely almost uniformly on the federal common law instead of on state corporate law in deciding whether or not to substantively consolidate.

Substantive consolidation sounds in equity, and its general purpose is to ensure the equitable treatment of all creditors, not just a particular plaintiff. Colonial Realty, 966 F.2d at 61; In re Augie/Restivo, 860 F.2d at 518; In re Cooper, 147 B.R. 678, 684 (Bankr. D.N.J. 1992); (hut see discussion infra. at note 2). As a result, substantive consolidation does not require a finding of fraud or an intent to hinder or delay creditors, but a finding that consolidation would be more equitable to all parties under the circumstances. In the Matter of Munford, Inc., 115 B.R. 390, 394 (Bankr. N.D. Ga. 1990); see In re Tureaud, 59 B.R. 973, 975-76 (N.D. Okla. 1986). While later cases have relaxed the requirement of fraud in favor, of other factors warranting substantive consolidation, courts will still pierce the corporate veil to effect a substantive consolidation if fraud or similar activity is present. E.g., Carte Blanche (Singapore) Pte., Ltd. v. Diners Club hit 'I. Inc., 2 F.3d 24, 26 (2nd Cir. 1993) (noting that exceptions to corporate separateness are made "to prevent fraud or other wrong, or where a parent dominates and controls a subsidiary"); In re Daily, 107 B.R. 996 (Bankr. D. Haw. 1989), rev 'd on other grounds, 940 F.2d 1306 (9th Cir. 1991); In re Stop & Go of Am., Inc., 49 B.R. 743 (Bankr. D. Mass. 1985); Walter E. Heller & Co. v. Langenkamp (In re Tureaud), 45 B.R. 658, 662-63 (Bankr. N.D. Okla. 1985), aff'd, 59 B.R. 973 (N.D. Okla. 1986). In sum, however, substantive consolidation is different from piercing the corporate veil. E.g., Colonial Realty, 966 F.2d at 61; In re Bonham, 226 B,R. at 76-77; Helena Chem. Co. v. Circle Land & Cattle Corp. (In re Circle Land & Cattle Cotp.), 213 B.R. 870, 874-875 (Bankr. D. Kan. 1997).

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While the issue of substantive consolidation typically arises in the context of an affiliated group of corporations, one or more of which is in bankruptcy, the doctrine is equally applicable in cases involving non-corporate entities, such as partnerships and their individual partners. See, e.g., Colonial Realty, 966 F.2d at 60-61 (consolidating estates of general partnership and two of its general partners) (citing cases); Eastgroup, 935 F.2d at 252 (consolidating limited partnership with related management corporation); In re Ltd. Gaming, 228 B.R. at 287-88 (confirming liquidating plan which consolidated estates of limited partnership and its corporate partner); In re Palumbo Family Ltd. P 'ship, 182 B.R. 447, 471 (Bankr. E.D. Va. 1995) (consolidating estates of limited partnership and individual general partner); Sender v. Buchanan (In re Hedged-Ines. Assocs., Inc.), 163 B.R. 841, 844, 849-50 (Bankr. D. Colo. 1994) (finding "no logical reason" why estate of corporate entity, the general partner of at least two of three related limited partnerships, could not be substantively consolidated with the consolidated partnership estates), aff'd, 84 F.3d 1286 (10th Cir. 1996); Gill v. Sierra Pac. Constr., Inc. (In re Parkway Calabasas Ltd.), 89 B.R. 832, 534-35 (Bankr. C.D. Cal. 1988) (consolidating estates of four limited partnerships and one of their principals), aff'd, 94.9 F.2d 1058 (9th Cir. 1991).1

Court's Authority To Grant Substantive Consolidation

The authority of a bankruptcy court to substantively consolidate two or more bankruptcy debtors is well-established. That authority stems both from Section 105 of the Bankruptcy Code, which expressly empowers bankruptcy courts to issue any order necessary or appropriate to carry out the provisions of the Bankruptcy Code, and more generally from the bankruptcy court's being a so-called "court of equity." Colonial Realty, 966 F.2d at 60 (citing Pepper v. Litton, 308 U.S. 295, 304 (1939)); In re Bonham, 226 B.R. at 75; In re Standard Brands, 154 B.R. at 567 (citing cases).

Most courts have held that bankruptcy courts also have the power under Section 105 of the Bankruptcy Code to consolidate a bankruptcy debtor with an entity not in bankruptcy. See, e.g., In re Bonham, 226 B.R. at 75 ("[tIn what appears to be a slight majority of the cases

1 A few reported opinions involve substantive consolidation in which at least one oldie legal entities was a statutory limited liability company See eg., In re American Ilunicpalienl, Inc., 298 B.R. 152, 155 & ml, 156 (Bankr. M.D. Tenn. 2003) (substantive consolidation was appropriate tier a number of corporations and three limited liability companies involved in home health care scnvices) In re Erhrrn is Theatres Circuit, Inc., 281 H.R. 675, 677 & n.l , 078 (Bankr. C.D. Cal. 2002) (noting that bankruptcy estates of five Califnrnia corporations and two Delaware limited liability companies, and their affiliates, were substantively consolidated in confirmed chapter 1 I plan); In rc Summit Financial Services, Inc., 240 B. R. [05, 108 (Bankr. N.D. Ga. 1999) (three corporations and one limited liability company substantively consolidated in involuntary Chapter 7 of financial institutions). "Based on the developtoent of die vase law with respect to both corporations and partnerships, however, there does nut appear to be any reason why materially different standards or principles should apply to an analysis of these [substantive consolidation] issues as they relate to a limited liability company." 2 Collier on Bankruptcy P.105.09[1l[c], at 105.87 (15th ed. rev., Release 67. August 1998) (footnote unfitted). [he similarities between limited liability companies and limited partnerships suggest that the courts would view the substantive consolidation of limited partnerships by the same standards as the substantive consolidation of limited liability companies and corporations. Accordingly, the legal status of Borrower as a Delaware limited liability conipanydoes not change our substantive-consolidation analysis herein.

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which have decided the issue, courts have held that the estate of a non-debtor can be consolidated into that of a debtor under the appropriate circumstances."); White v. Creditors Serv. Corp. (In re Creditors Serv. Corp.), 195 B.R. 680, 689 (Bankr. S.D. Ohio 1996); Simon v. New Ctr. Hasp. (Matter of New Or. Hasp.), 187 B.R 560, 566-67 (E.D. Mich. 1995); Brucaglia v. Manzo (In re United Stairs Corp.), 176 B.R. 359, 368 (Bankr. D.N.J. 1995); In re Gucci, 174 B.R. 401, 413 (Bankr. S.D.N.Y. 1994) ("[Ijt is not a requirement that all the entities be debtors."); Munford, 115 B.R. at 396-97 (citing Sampsell v. Imperial Paper & Color Corp., 313 U.S. 215 (1941)). But see In re Circle Land & Cattle Corp., 213 Q.R. at 877 (reasoning that because bankruptcy court lacks subject-matter jurisdiction over non-debtor, it cannot consolidate debtor with non-debtor); In re Colfor, Inc., No. 96-60306, 1997 WL 605100, at *2 (Bankr. N.D. Ohio Sept. 4, 1997); In re Julien Co., 120 B.R. 930, 934 (Bankr. W.D. Team. 1990) (questioning bankruptcy court's power under Section 105 to consolidate a non-debtor); In re Alpha & Omega Realty, Inc., 36 B.R. 416, 417 (Bankr. D. Idaho 1984) (concluding that non-debtor status of entity precluded consolidation). In this connection, some courts have argued that the consolidation of a debtor with a non-debtor essentially circumvents the requirements in Section 303 of the Bankruptcy Code for filing an involuntary bankruptcy petition against the non-debtor. See In re Circle Land & Cattle Corp., 213 B.R. at 876-77; Morse Operations, Inc. v. Robins Le-Coca, Inc. (In re Lease-A-Fleet, Inc.), 141 B.R. 869, 875 (Bankr. E.D. Pa. 1992); Goldman v. Haverstraw Assocs. (In re R.H.N. Realty Corp.), 84 B.R. 356, 358 (Bankr. S.D.N.Y. 1988). Other courts, however, have rejected this argument. E.g., In re Alico Mining, Inc., 278 B.R. at 588, 589 (rejecting involuntary-bankruptcy limitation, but requiring party seeking substantive consolidation of debtor with non-debtor to establish debtor nothing more than alter ego of non-debtor); Matter of Munford, 115 B.R. at 397-398.

Standards for Substantive Consolidation

The standards for substantive consolidation have evolved exclusively through case law, not by statute. Although Sections 302 and 1123(a)(5)(C) of the Bankruptcy Code refer to "consolidation," they do not articulate a legal standard for substantive consolidation.2 Additionally, Rule 1015(b) of the Federal Rules of Bankruptcy Procedure expressly permits the "joint administration" of separate debtors' estates, but the Official Advisory Committee Note to Rule 1015(b) makes it clear that Rule 1015(b) has nothing to do with substantive consolidation, In re Bonham, 226 B.R. at 76.

In determining whether substantive consolidation is appropriate, courts have assayed a multitude of factors in lieu of applying a rigid, bright-line test. These factors are as follows:

(a)            Common Ownership or Control.

Common ownership or control of the debtor and the entities sought to be consolidated increases the likelihood of consolidation, but will not by itself result in consolidation. E.g.,

2 Though a provision for merger or consolidation of the debtor with one or nmre persons may he a permissible means for the mandatory adequate implementation of a chapter 11 plan. 11 U.S.C. § 1123(a)(5)(C), the there inclusion of a substantive-consolidation provision in a chapter 11 plan does not automatically mean that such a provision will be or can be automatically confirmed over proper objection. See In rep Stolle & Webster, hie., 286 B.R. 532, 542, 545 n.8, 546 (Bankr. D. Del. 2002) (reserving examination of facts of chapter 11 case bearing upon numerous suhstantive-consolidation factors and concomitant determination whether substantive consolidation warranted).

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Bruce Energy Ctr. Ltd. v. Otfa Corp. of Am. (In re Orfa Corp, of Ph la.), 129 B.R 404, 415 (Bankr. E.D. Pa. 1991) (citing cases); In re DR W Prop. Co. 82, 54 B.R. 489, 495 (Bankr. N.D. Tex. 1985).

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(b)           Identical or Overlapping Officers or Directors.

When the debtor and the entities sought to be consolidated have identical or overlapping officers or directors, this increases the likelihood of consolidation, but is not controlling. See, e.g., In re Ltd. Gaming, 228 B.R. at 288; In re Lease-A-Fleet, 141 B.R. at 871, 877; In re Thickhead Am. Corp., No. 91-978, 1992 Bankr. LEXIS 2506 (Bankr. D. Del. Aug. 13, 1992); In re Drexel Burnham Lambert Group Inc., 138 B.R. 723, 766 (Bankr. S.D.N.Y. 1992).

(c)           Consolidated Tax Returns or Financial Reporting.

When the debtor and its affiliates file consolidated tax returns, or report their assets and liabilities on a consolidated basis in financial statements or Securities and Exchange Commission documents, consolidation becomes more likely. See, e.g., In re Richton Int'l, Corp., 12 B.R. 555 (Bankr. S.D.N.Y. 1981); In re Food Fair, Inc., 10 B.R. 123 (Bankr. S.D.N.Y. 1981); Sow-ern, 328 F.2d 446; compare Saccurato v. Shawmut Bank N.A. (In re Mars Stores, Inc.), 150 B.R. 869, 880 (Bankr. D. Mass. 1993) (consolidated financials in 10-Q weighed in favor of consolidation), with In re Auto-Train, 810 F.2d at 278 (S-1 registration statement supported creditor's claim of reliance on separate credit of entity sought to be consolidated).

The presentation of consolidated financial statements and tax returns to the public and creditors can factor significantly into a court's decision to consolidate. See In re Murray Indus., Inc., 119 B.R. 820 (Bankr. M.D. Fla. 1990); In re Richton Int'l, Corp., 12 B.R. at 557. Consolidated tax returns and financial statements can form a basis from which a cote can decide that the practical impossibility of reconstructing a debtor's financial records makes substantive consolidation necessary. See In re Drexel Burnham Lambert Group, Inc., 138 B.R. 723. Still, a court may not consolidate a debtor with its related entities if the existence of consolidated financial statements or tax returns does not raise a substantial difficulty or expense in separating the finances of the entities. In re World Access, Inc., 301 B.R. 217 (Bankr. N.D. Ill. 2003); In re Snider Bros., Inc., 18 B.R. 230, 239 (Bankr. D. Mass. 1982) (consolidation not warranted because debtor kept separate books and the allegation that it would take considerable time and expense to verify accounting entries was not sufficient). Moreover, entities not employing consolidated records may still be substantively consolidated when their affairs are greatly entangled in a functional sense. In re Standard Brands Paint Co., 154 B.R. at 572-73.

(d)           Inter-Affiliate Debts or Guarantees.

The presence of numerous inter-affiliate debts or guarantees among the affiliates sought to be consolidated typically weighs strongly in favor of consolidation, particularly ifsuch debts or guarantees are very extensive so that untangling would be difficult or costly. See In re GC Cos., 274 B.R. 663, 673 (Bankr. D. Del. 2002) (significant loans of parent guaranteed by subsidiaries reinforced necessity for substantive consolidation), rev 'd in part on other grounds, 298 B.R. 226 (D. Del. 2003); Ira re Standard Brands Paint Co., 154 B.R. at 572 (multiple interdebtor guarantees and interdebtor debts pointed towards substantive consolidation even though the debtors were not "entangled in a records sense"); In re Drexel Burrrharn Lambert Group, Inc., 138 B.R. at 766 (numerous and well known intercompany guarantees a factor in allowing substantive consolidation of debtor and subsidiaries); In re Food Fair, 10 B.R. at 126 (extensive cross corporate guarantees factor in the interrelationship of the companies and in approving substantive consolidation); In re Richton Irnt'I Co., 12 B.R. at 558 (same); In re Vecco Constr. Indus., Inc., 4 B.R. 407, 411 (Bang. E.D. Va. 1980) (existence of inter-company guarantee on major secured obligation added support to substantive consolidation).

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However, courts have found that the presence of inter-affiliate guarantees and loans does not demand the imposition of substantive consolidation without the existence of other factors such as commingling of assets and one set of records. In re World Access, Inc., 301 B.R. 217 (intercotporate guarantees were one of several factors that had relevance to the propriety of consolidation, but other, more important factors such as commingling of assets and poor record keeping, had not been established to justify consolidation); In re Donut Queen, Ltd., 41 B.R. 706, 711-12 (Bankr. E.D.N.Y. 1984) (guarantees were not of such a character as to mandate consolidation because they related to one specific transaction and did not evidence a great commonality of business purpose); In re Snider Bros., inc., 18 B.R. at 239 (consolidation not warranted despite the frequency of intercorporate transactions, loans, direct sales and guarantees because debtor kept separate books and the allegation that it would take considerable time and expense to verify accounting entries was not sufficient).

(e)           Undercapitalization.

When the affiliates sought to be consolidated are grossly undercapitalized for their business undertakings, the likelihood of consolidation increases. See, e.g., In re 1438 Meridian Place, N. W , Inc., 15 B.R. 89, 96 (Bankr. D.D.C. 1981).

(i)            Commingling of Assets or Business Functions.

The debtor's commingling of assets or business functions with its affiliates weighs in favor of consolidation, but generally is not dispositive unless the commingling is so extensive as to make the separation of the entities' assets impossible or not cost-effective. See, e.g., Soviero v. Franklin Nat'l Bank, 328 F.2d at 448. Consolidation may also he appropriate where the debtor and its affiliates are merely functionally integrated, if other factors favoring consolidation are present. E.g., In re Standard Brands, 154 B.R. at 572.

(g)           Failure To Maintain Corporate and Other Formalities.

The failure of the debtor to maintain corporate formalities, particularly in dealings with its affiliates, weighs in favor of substantive consolidation; but without more, this will not warrant consolidation except in the most egregious cases. See, e.g., In re Snider Bros., 18 B.R. at 234; In re Buckhead Am. Corp., supra; see also Soviero, 368 F.2d at 448 (featuring flagrant disregard of corporate forms); In re Tureaud, 45 B.R. at 660-61 (featuring egregious disregard of corporate formalities).

(h)             Fraudulent or Preferential Transfers.

When significant fraudulent or preferential transfers exist between the debtor and the entity sought to be consolidated, courts sometimes will grant consolidation to obviate the  cost of avoiding or recovering such transfers. See, e.g., In re Tureaud, 59 B.R, at 977; In re Standard Brands, 154 B.R. at 571. Other courts, however, have held that the traditional statutory methods for avoiding and recovering such transfers expressly provided in the Bankruptcy Code are always preferable to the more radical remedy of substantive consolidation. See, e.g., hi re Lease-A-Fleet, 141 B.R. at 875-76.

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(i)           Fraudulent or Inequitable Use of an Affiliate.

When the debtor uses an affiliate to hide or perpetrate fraud, to hinder creditors, or otherwise to advance an inequitable result, consolidation is likely. See, e.g., Sampsell, 313 U.S. at 216-17; Manle Indus., 232 F.2d at 297; In re Tureaud, 45 B.R. at 663.

(j)    Economic Benefits of Consolidation.

A factor frequently considered by courts is the potential profitability of consolidating the debtor and its related entities. See, e.g., In re Vecco Constr. htdus., Inc., 4 B.R. at 410. Consolidation has been granted where it improved the debtor's chances for a successful financial reorganization. See, e.g., In re Orfa Coip., 129 B.R. at 414-15 (citing In re F.A. Potts & Co., Inc., 23 B.R. 569, 572 (Bankr. E.D. Pa. 1982)).

(k)             Degree of Difficulty in Segregating Assets and Liabilities.

An extremely probative and sometimes decisive factor in consolidation decisions is the degree of difficulty in segregating the various entities' respective assets and liabilities. Consolidation probably will be granted if the entities' assets and liabilities are so entangled that their segregation is impossible or can only be achieved at great expense. See, e.g., In re Augie/Restivo, 860 F.2d at 519; In re Drexel Burnham, 138 B.R. at 766. But see In re DRW Prop., 54 B.R. at 496-497 (refusing to grant consolidation even though it would cost over $2 million to disentangle the various entities).

(1)           Reliance on Separate Credit of Entities To Be Consolidated.

In honoring settled commercial expectations, courts frequently eschew consolidation where objecting creditors have reasonably relied on the separate credit of one of the entities sought to be consolidated. See, e.g., In re Augie/Restivo, 860 F.2d at 515; In re Auto-Train, 810 F.2d at 277-78. A creditor may be estopped from asserting such reliance, however, where the creditor knew or should have known of the close association of the debtor and the entities sought to be consolidated. Eustgroup, 935 F.2d at 249 n.l I (citing In re Snider Bros., 18 B.R. at 235, 237, 233). Alternatively, if creditors have dealt with the debtor and its related entities as a single integrated entity, that fact weighs in favor of consolidation but is not controlling. Compare In re Leslie Fay Cos., Inc., 207 B.R. 764, 780 (Bankr. S.D.N.Y. 1997) (granting consolidation), and In re Munjbrd, 115 B.R. at 395-96 (granting consolidation), with In re Crown Mach. & Welding, Inc., 100 B.R. 25, 28 (Bankr. D. Mont. 1989) (refusing to consolidate even though creditors believed they were dealing with one entity).

(m) Prejudice or Benefit to Creditors.

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Inequitable prejudice to creditors generally precludes consolidation. See, e.g., In re Augie/Restivo, 860 F.2d at 517-19 (refusing to consolidate where secured lender's unsecured deficiency claim would have been subordinated as a result). However, that some creditors will be adversely affected by consolidation is not controlling. In re Murray Indus., Inc., 119 S.R. at 828. See In re Owens Corning, 419 F. 3d 195 at 214 (3d Cir. 2005) (noting that "mere benefit to some creditors...falls far short" of justifying consolidation.) Thus, if consolidation would directly benefit certain creditors, it may be granted over the objections of other creditors. E.g., Eastgroup, 935 F.2d at 251 (permitting consolidation in part because it would increase the pro rata distribution to priority creditors).

(n)           Individual or Non-Debtor Status of Entities To Be Consolidated.

A number of courts have expressed reluctance to consolidate a debtor with individuals or with entities that are not themselves bankruptcy debtors. Accordingly, in such cases a higher standard for consolidation may be imposed. See, e.g., In re Lease-A-Fleet, 141 B.R. at 874, 875-76 (noting that consolidation of a non-debtor "should be reserved for unusual circumstances"); In re Julien Co., 120 B.R. at 935 (noting that the bankruptcy trustee's attempt to consolidate assets of individual contemplated a "broader and more invasive result").

Methodologies for Applying Substantive Consolidation Factors

As the overriding concern guiding the application of the above factors is the equitable treatment of creditors, the central inquiry in evaluating a motion for substantive consolidation is whether the economic prejudice resulting from continued recognition of the entities' separateness outweighs the economic prejudice that would be caused by the entities' consolidation. E.g., Eastgroup, 935 F.2d at 249 (quoting In re Snider Bros., 18 B.R. at 234). Nevertheless, the federal courts have implemented different approaches for assaying the numerous factors discussed above. While our opinion is not limited to the application of any specific methodology, three basic methodologies have emerged. See generally In re Bonham, 226 B.R. at 81-83. They are as follows:

(a)            First Methodology.

The first methodology relies on the factors listed above, or some subset thereof', as a means for measuring the equities, benefits, and detriments of consolidation. See, e.g., In re Creditors Sere., 195 B.R. at 690 ("The factors merely provide the framework to assist the Court's inquiry whether harm will result in the absence of consolidation."); In re IJecco Constr., 4 B.R. at 410. According to this view, no one factor is decisive, and not all of the factors favoring consolidation need be present in order for consolidation to be justified. Eg., In re Orfa Corp., 129 B.R. at 415. In situations where some factors favoring consolidation are present to a significant degree, but other critical factors are absent or are in conflict, a court nonetheless may conclude that substantive consolidation is sufficiently beneficial to be appropriate. Ibid. Courts following this approach, however, generally place the burden on the proponent of consolidation of proving that the benefits from consolidation outweigh any resulting prejudice. E.g., In re Crown Mach., 100 S.R. at 27 (citing Matter of Steuiy, 94 B.R. 553, 554 (Bankr. N.D. Ind. 1988)); In re Snider Bros., 18 B.R. at 238.

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(b)            Second Methodology.

The United States Court of Appeals for the Second Circuit has articulated a similar, but not identical, methodology that has gained acceptance in a number of courts. This standard treats the relevant factors outlined above as mere variants of two critical criteria: (i) whether creditors dealt with the entities sought to be consolidated as a single economic unit and did not rely on their separate identity in extending credit, and (ii) whether the affairs of the entities sought to be consolidated are so entangled that consolidation will benefit all creditors because segregating the entities' respective affairs is impossible or so costly as to threaten the realization of any net assets for creditors. In re Augie/Restivo, 860 F.2d at 518-19; see also Colonial Realty, 966 F.2d at 61 (affirming the Augie/Restivo standard). If the proponent of consolidation establishes that either of these criteria is satisfied, consolidation may be granted. In re Standard Brands, 154 B.R. at 569. See also In re Bonham, 226 B.R. at 97. More recently, in In re Owens Corning, 419 F.3d 195 (3d Cir. 2005), the United States Court of Appeals for the Third Circuit articulated the following five principles in determining whether to order consolidation:

(I) Limiting the cross-creep of liability by respecting entity separateness is a `fundamental ground [ ].' As a result, the general expectation of state law and of the Bankruptcy Code, and thus of commercial markets, is that courts respect entity separateness absent compelling circumstances calling equity (and even then only possibly substantive consolidation) into play.

(2)           The harms substanstive consolidation addresses are nearly always those caused by debtors (and entities they control) who disregard separateness. Harms caused by creditors typically are remedied by provisions found in the Bankruptcy Code (e.g., fraudulent transfers  548 and 544(b)(1), and equitable subordination, § 510(c)).

(3)           Mere benefit to the administration of the case (for example, allowing a court to simplify a case by avoiding other issues or to make postpetition accounting more convenient) is hardly a harm calling substantive consolidation into play.

(4)           Indeed, because substanitve consolidation is extreme (it may affect profoundly creditors' rights and recoveries) and imprecise, this 'rough justice' remedy should be rare and, in any event, one of the last resort after considering and rejecting other remedies (for example, the possibility of more precise remedies conferred by the Bankruptcy Code).

(5)           While substantive consolidation may be used defensively to remedy the identifiable harms caused by entangled affairs, it may not be used offensively (for example, having a primary purpose to disadvantage tatically a group of creditors in the plan or to alter creditor rights).

Id. at 211(citations omitted).

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(c)           Third Methodology.

The third methodology has been adopted in the Eleventh Circuit, the District of Columbia Circuit and Third Circuit and may constitute the prevailing standard for substantive consolidation in many jurisdictions. This standard allows the proponent of consolidation to establish a prima facie case for consolidation by demonstrating (i) a substantial identity between the entities sought to he consolidated, and (ii) that consolidation is necessary to avoid some harm or to realize some benefit. The proponent of consolidation may rely upon the usual factors relied on in substantive consolidation cases, or some subset thereof, to prove either or both elements of the prima facie case. Upon establishing a prima facie case, the burden shifts to objecting creditors to prove that they reasonably relied on the separate credit of one of the entities sought to be consolidated in extending credit and that they would be prejudiced by consolidation. If a creditor proves reasonable reliance and prejudice, consolidation may be granted only if its benefits "heavily outweigh" its detriments. If such a creditor fails to prove either reasonable reliance or prejudice, however, consolidation may be granted regardless of whether the benefits of consolidation "heavily outweigh" its detriments. E.g., In re New Ctr. Hasp., 187 B.R. at 569 ("Since reliance and prejudice have not been shown, the Court need not reach the issue of whether the benefits of consolidation `heavily' outweigh the harm."). See also Eastgroup, 935 F.2d at 249; In re Auto Train, 810 F.2d at 276; In re Ltd Gaming, 228 B.R. at 287; In re Standard Brands, 154 B.R. at 568-69; In re Lewellyn, 26 B.R. 246, 251-252 (Bankr. S.D. Iowa 1982).

Because the disregard of separate corporate existences is not generally favored, there is a presumption against substantive consolidation, and the party seeking it has the burden of establishing the necessity for it. E.g., In re Auto-Train, 810 F.2d at 276. Courts have generally treated substantive consolidation as the exception rather than the rule because of the "possibility of unfair treatment of creditors who have dealt solely with the corporation having a surplus as opposed to those who have dealt with the related entities with deficiencies." In re Con''1 Vending Mach. Corp., 517 F.2d at 1001; see also Kheel, 369 F.2d at 847 (it should be the "rare case" where substantive consolidation is granted); In re DRW Prop., 54 B.R. at 494 (courts should grant substantive consolidation sparingly because of the possibility of unfair treatment of some creditors). Thus, although "the term [consolidation] has a disarmingly innocent sound, ... [it] is no mere instrument of procedural convenience ... but a measure vitally affecting substantive rights" in equity. In re Flora Mir Candy Corp., 432 F.2d at 1062. Furthermore, because the rules for substantive consolidation are not statutorily provided, courts must examine the facts and circumstances of each ease to determine if such an order is warranted.

The factors weighed by the federal courts in determining whether substantive consolidation is appropriate fall within two general categories. First, courts have evaluated the internal relationships of the affiliated entities to determine whether "there is substantial identity between the entities to be consolidated." Eastgroup, 935 F.2d at 249. Second, courts have evaluated whether "consolidation is necessary to avoid some harm or to realize some benefit" with respect to the creditors of the entities to be consolidated. Id. This second factor relates to whether "creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit." hr re Augie/Restivo, 860 F.2d at 518.

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Substantive Consolidation as Applied Substantial Identity.

In analyzing the pre-bankruptcy interrelationship between the parties with an eye toward their potential substantial identity, many federal courts have articulated an objective list of factors to be applied in substantive consolidation eases. For example, the court in In re Vecco Construction set forth seven factors for determining whether substantive consolidation is appropriate:

1.            The commingling of assets and business functions.
2.	The degree of difficulty in segregating and ascertaining individual assets and liabilities.
3.            The existence of parent and intercorporate guarantees on loans.
4.            The transfer of assets without observance of corporate formalities.
5.            The presence or absence of consolidated financial statements.
6.	The unity of interests and ownership between the various corporate entities.
7.            The profitability of consolidation at a single physical location.

In re Vecco Constr., 4 B.R. at 410. Accord In re Murray Indus., Inc., 119 B.R. at 830; In re Mortgage Irrv. Co., 1 l 1 B.R. 604, 610 (Bankr. W.D. Tex. 1990). See also Fish, 114 F.2d at 191 (setting forth a list of ten substantially similar factors). It must be stressed, however, that the factors set forth in In re Vecco Construction, along with additional factors formulated in other cases, are merely "examples of information that may be useful to courts charged with deciding whether there is a substantial identity between the entities to he consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit." Eastgroup, 935 F.2d at 250. Therefore, although a proponent of consolidation may want to frame his argument using the seven factors outlined in In re Vecco Construction, the existence or absence of any number of those factors is not necessarily determinative. Eastgroup, 935 F.2d at 249.

Benefit or harm to creditors.

In considering whether or not to impose substantive consolidation, courts have also weighed the potential harm or benefit to creditors. The United States Court of Appeals for the Second Circuit has stated that the "sole purpose of substantive consolidation is to ensure the equitable treatment of all creditors," In re Augie/Restivo, 860 F.2d at 518, and that the Vecco Construction factors are "merely variants on two critical factors: (i) whether creditors dealt with the entities as a single economic unit and `did not rely on their separate identity in extending credit,' . . . or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors." In re Augie/Restivo, 860 F.2d at 518. Where creditors rely on the separate existence of corporate entities in extending credit, or would suffer more than minimal harm from disregarding such separate existence, the balance of equities weighs against substantive consolidation. In re Donut Queen, 41 B.R. at 710, The United States Court of Appeals for the Eleventh Circuit, like the Court of Appeals for the Second Circuit, has stressed creditor reliance and prejudice as the key factors in any consolidation analysis: if a party opposing substantive consolidation establishes that "(1) it has relied on the separate credit of one of the entities to be consolidated; and (2) it will be prejudiced by substantive consolidation," then substantive consolidation may be ordered only if the "demonstrated benefits of consolidation `heavily' outweigh the harm." Eastgroup, 935 F.2d at 249 (citing In re Auto-Train, 810 F.2d at 276). Courts have relied upon the existence of such prejudice as grounds for denying substantive consolidation. In re Ai.1gie/Restivo, 860 F.2d 515; In re Auto-Train, 810 F.2d at 277-78; In re Flora Mir Candy, 432 F.2d at 1062-63; Anaconda Bldg. Materials Co. v. Newland, 336 F.2d 625, 628 (9th Cir. 1964).3

Bear Stearns Commercial Mortgage, Inc.

Some courts have considered whether substantive consolidation increases the likelihood of the debtor's rehabilitation and reorganization. Factors considered include the potential savings in cost and time, the elimination of duplicate claims, and whether there is a question who among potentially consolidated parties is liable. Cont 'I Vending, 517 F.2d at 1001.4 Eliminating the need to disentangle assets, however, does not, without more, justify consolidation. "[S]ubstantive consolidation should be used only after it has been determined that all creditors will benefit because untangling is either impossible or so costly as to consume the assets." In re Augie/Restivo, 860 F.2d at 519.

IV. ANALYSIS

Based on the representations, warranties, assumptions, and covenants relied upon for purposes of this opinion as specified in Section II above, the accuracy in all respects material to Borrower's separateness of such representations and warranties and the compliance in all respects material to Borrower's separateness, with such covenants we have assumed for purposes of this opinion, we believe it would be difficult for a creditor or other party in interest (a) to establish a prima facie case for Substantive Consolidation, (b) to prove that Borrower is so entangled with any Relevant Entity as to cause any difficulty in segregating their respective assets and liabilities, or (c) to establish that any of such parties has been organized or used for any illicit or illegal purpose, or for the purpose of working any injustice upon their creditors.

More specifically, none of the seven factors recited in In re Vecco Construction, 4 B.R. at 410, would militate in favor of substantial identity behveen the Borrower and any Relevant Entity,

 Conversely, courts have also rioted the absence of objecting parties as a factor favoring consolidation. Standard Brands, 154 B.R at 571-572 (inferring lack of harm to creditors from lack of objection to consolidation); In re Buckhead Am.Corp., No. 91-978, 1992 Bankr. LliXIS 2506 (order granting substantive consolidation of a special-purpose subsidiary with its parent after all objections from the subsidiary's creditors had been resolved through settlement): In re Drexel Burnham Lambert, 138 B.R. at 766 (citing lack of objections from creditors in approving a plan of reorganization premised on substantive consolidation); In re Frontier Airlines, inc.. 9)3 B.R. at 1016 (granting substantive consolidation where "complete financial separation of the entities would he difficult to accomplish" and Into party in interest" had objected). Accordingly, we express no opinion as to whether a bankruptcy court would order substantive consolidation should none of the parties to these transactions object to consolidation.

4 See also In re Drexel Ilarnhanr Lambert, 138 B.R. at 766 (approving a plan of reorganization premised on substantive consolidation where no creditors had objected and where establishing to whom actual liability, if any, should he allocated would be a "[H]erculean task consurning years oleostly professional services, thereby draining signiticnlt amounts of value from the Deblors' estates ").

Bear Stearns Commercial Mortgage, Inc.

given such representations, warranties, and covenants set forth above with respect to the Loan Documents, the Organizational Documents, and the Certificate. We note that Acadia Startegic has, pursuant to that certain Environmental Indemnity Agreement, agreed to indemnify Lender for any Losses (as defined therein) incurred by Lender as a result of certain environmental conditions with respect to the Property, as set forth therein (the "Environmental Indemnity"); and the Guarantor has, pursuant to that certain Guaranty Agreement, indemnified Lender for certain "bad boy" acts as set forth therein (the `"Non-Recourse Guaranty", and together with the Environmental Indemnity, and the Non-Recourse Guaranty, collectively referred to herein as the "Guaranty"), implicating Vecco 's guaranty factor. However, this factor should not be sipificant with respect to the Environmental Indemnity and Non-Recourse Guaranty, given that the applicable Guarantor's obligations pursuant to said Environmental Indemnity and Non-Recourse Guaranty are limited in scope in the following manner: (a) the Environmental Indemnity extends only to liability of the Lender as a result of the presence of Hazardous Substances on the Property or the release of Hazardous Substances (each as defined therein); (b) the Non-Recourse Guaranty extends only to what we believe to be customary liability for such matters as fraud, intentional misrepresentation, misapplication or conversion of security deposits, insurance proceeds, condemnation awards and other "bad boy acts", as specifically set forth in the Non-Recourse Guaranty. Further, given Lender's reasonable reliance upon Borrower's identity as a legal entity separate from all Relevant Entities. Lender has relied upon Borrower's assets as separate from the Relevant Entities in making the Loan. Lender's reasonable reliance upon the Borrower's separateness from the Relevant Entities militates strongly against Substantive Consolidation. See In re Cent. European Indus. Del,. Co., 288 B.R. 572 (Bankr. N.D. Cal. 2003); see also In re Owens Corning 419 F.3d 195 (3d Cir. 2005).

Further, with respect to the Guaranty, we note that the presence or absence of potential liability of Guarantor pursuant to the Guaranty is one factor in evaluating whether a bankruptcy court would order substantive consolidation of the assets and liabilities of the Borrower with those of Guarantor or with those of any other Relevant Entity. The presence of this potential liability might be found to blur the separate identity of the subject entities and to indicate that in making the Loan the Lender relied on the combined assets of Borrower and its affiliated entities, but would not in it of itself, in our opinion, cause the Bankruptcy Court to consolidate.

We fully recognize that Substantive Consolidation can potentially benefit unsecured and undersecured creditors of a Relevant Entity by rendering such creditors' claims payable pan prism with those of Borrower's unsecured or undersecured creditors out of any net equity in the Property or other assets of Borrower. Such benefit is offset, however, by the inequitable prejudice such substantive consolidation would work upon Borrower's unsecured and undersecured creditors, if any, whose ability to recover upon Borrower's obligations would be diluted by the availability of the net equity in the Property or other assets of Borrower to unsecured and undersecured creditors of such Relevant Entity.

With respect to potential harm to the Lender or other holder of the Loan from a Substantive Consolidation, we acknowledge that bankruptcy courts have ordered substantive consolidation over the objection of a fully-secured creditor on the ground that such a creditor is not harmed by substantive consolidation. See In re F.A. Potts, 23 B.R. at 573; see also In re

Bear Stearns Commercial Mortgage, Inc.

Mortgage Inv. Co., 111 B.R. 601, 610 (Bankr. W.D. Tex. 1990) (overruling secured creditor's objection to reorganization plan calling for substantive consolidation of affiliates where secured creditor was receiving "indubitable equivalent" of its secured claim). However, the facts of those bankruptcy cases, and the legal conclusions flowing from the facts of those cases, are materially distinguishable from the facts and legal principles that underlie the Loan. Contrary to the assumptions set forth in Section II above and the Certificate with respect to Borrowers' separateness, upon which we rely, the entities in In re F.A. Potts had always closely interrelated their financial affairs, had engaged in inter-entity loans, and had formed "essentially one operation." In re F.A. Potts, 23 B.R. at 573. The entities in In re Mortgage Investment had unitary ownership, had commingled assets and business functions, and had transferred assets among themselves without observing corporate formalities. In re Mortgage Ijiv., 111 B.R. at 610. As we assume, to the extent set forth above, that Borrower will comply with the Loan Documents and Borrower's LLC Agreement regarding compliance by it with respect to the separateness of Borrower, and as the separateness covenants contained therein forbid the abovementioned conduct committed by the entities in In re P.A. Potts and in In re Mortgage Investment, Substantive Consolidation should not occur nor be countenanced under the holdings of In reF.A. Potts or In re Mortgage Investment.

Though Lender is secured, it would foreseeably be harmed by Substantive Consolidation of Borrower with a Relevant Entity. In such event, the various assets of Borrower would be pooled with the assets of the Relevant Entity to form a unitary bankruptcy estate from which allowed claims of creditors and allowed interests of equity security interest holders would receive distributions (if and to the extent the estate contains assets) in accordance with the distributional and priority schemes in the Bankruptcy Code. In such event, the Lender also would likely be enjoined from foreclosing upon its Security Instrument on the Property by the automatic stay provisions of Section 362 of the Bankruptcy Code, and would then have to meet the standard enunciated in Section 362(d) of the Bankruptcy Code, and thereby obtain relief from the automatic stay, in order to foreclose upon its Security Instrument on the Property.

There can be no assurance that the Loan will be deemed fully secured as of the date of Borrower's bankruptcy, if any, or a proceeding for Substantive Consolidation. If the Loan is undersecured, by definition no equity exists in the Lender's collateral of the Borrower for the Loan. This may eliminate the incentive for creditors to seek the substantive consolidation of Borrower with any Relevant Entity, as Borrower would have no assets that are not collateral for the Loan and that remain after satisfaction of the Lender's security interest to which unsecured creditors may look for satisfaction of their own claims.

The Loan is a non-recourse obligation of Borrower except to the extent of the Recourse Obligations specifically set forth in the Loan Documents, which we believe to be customary recourse carve-outs for loss suffered by Lender as a result of "bad acts". No Relevant Entity has any liability for repayment of the Loan, except pursuant to the Guaranty, as discussed above. Accordingly, all in all, it appears that Lender relied, among other things, primarily upon the creditworthiness of Borrower and the value of the Property in making the Loan. Moreover, we conclude that Lender would not have made the Loan on the same favorable terms if Borrower were not organized as a single purpose entity for the

Bear Stearns Commercial Mortgage, Inc.

express purpose of insulating its assets from liabilities external to the Property. Thus, it is clear that Substantive Consolidation, with its attendant imposition on Borrower of liabilities external to the Property, would frustrate one of the primary considerations of Lender in making the Loan.

Finally, it should be noted that if Borrower is not a debtor under the Bankruptcy Code at the time substantive consolidation is sought, a bankruptcy court likely would impose a significantly higher standard for its substantive consolidation. The eases in which courts have permitted the substantive consolidation of a non-debtor have been characterized either by fraud, see, e.g., Sainpsell, 313 U.S. 215, or by an egregious disregard for corporate formalities,extensive commingling of assets, and a complete failure to maintain separate books and records, rendering the segregation of the entities' respective assets and liabilities virtually impossible. See, e.g., Soviero, 328 F.2d 446; Tureaud, 45 B.R. 658. Inasmuch as the assumptions above, with respect to the separateness covenants of Borrower, forbid such activities, it is even more unlikely that a bankruptcy court would order Substantive Consolidation when Borrower is not itself a debtor under the Bankruptcy Code. See In re Lease-A-Fleet, 141 B.R. at 877 (noting that common ownership, overlapping as opposed to identical directorships, common use of space, and the existence of a "substantial yet informal" debtor-creditor relationship as opposed to an intermingling of assets are "patently insufficient" to establish the degree of entanglement necessary to render substantive consolidation of a non-debtor an appropriate remedy). Our opinion, however, is not affected by whether the Borrower is itself a debtor under the Bankruptcy Code.

V.           OPINION

Based on the foregoing and subject to the qualifications and assumptions set forth in this opinion, it is our opinion that in the event that any one or more of the Relevant Entities were to be a debtor or a debtor acting as a debtor-in-possession in a case under the Bankruptcy Code, under present reported decisional authority and statutes applicable to federal bankruptcy cases, in a properly presented and competently argued case, a United States Bankruptcy Court or other United States court exercising jurisdiction of such case under the Bankruptcy Code would not, in the proper exercise of its equitable discretion, disregard the separate existence of the Borrower so as to order substantive consolidation of the assets and liabilities of Borrower with the assets and liabilities of such Relevant Entity or Relevant Entities and treat such assets and liabilities as though Borrower and such Relevant Entities were one entity, regardless of whether Borrower was also a debtor under the Bankruptcy Code.

VI.           QUALIFICATIONS

We note that a bankruptcy court, as a court of equity, has the express power to issue any order or process necessary to carry out the purposes and provisions of the Bankruptcy Code. Substantive consolidation analysis requires an extremely fact-intensive inquiry, and so substantive consolidation eases are largely srri generis. Accordingly, it is difficult to ascertain a consistent factual pattern upon which legal precedent of general applicability may be based. The foregoing opinion, therefore, necessarily is based upon a reasoned analysis of cases decided by courts under the laws of various jurisdictions, which cases would not necessarily

Bear Stearns Commercial Mortgage, Inc.

be controlling in all jurisdictions.

The opinion expressed herein does not constitute an empirical prediction as to the actual result or holding in any particular litigation, but is, rather, our considered legal judgment as to the proper application of legal and equitable principles applicable in bankruptcy cases to the facts set forth herein and relied upon for purposes of this opinion. We note that legal opinions on bankruptcy law matters unavoidably have inherent limitations that generally do not exist in respect of other legal issues on which opinions to third parties typically are given. These inherent limitations exist primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subjugated, the potential relevance to the exercise of judicial discretion of future-arising facts and circumstances, and the nature of the bankruptcy process. These limitations should be taken into account in analyzing the bankruptcy-related risks associated with the Loan.

We do not purport to express an opinion on any laws other than the laws of the United States of America under the Bankruptcy Code (including reported decisions thereunder) in effect as of the date this opinion is given. This opinion is given only on the date hereof, and we assume no obligation to inform you of changes in the facts or law bearing on this opinion even if such changes are brought to our attention.

The opinion expressed herein is given only for the benefit of, and may be relied upon by, Lender, its successors and assigns (including, without limitation, any assignee of Lender's interest in the Loan and any participant of Lender's interest in the Loan), Lender's counsel in connection with the Loan, any servicer of the Loan, any purchaser of the Loan or any portion thereof in any securitization, any rating agency which rates any securities in connection with the Loan, the issuer of securities in a securitization of the Loan, and any trustee, servicer or special servicer appointed in connection with a securitization of the Loan, solely in connection with the transactions contemplated by the Loan Documents, and may not ,be relied upon by any other party or for any other pumose without our prior written consent.

Very truly yours,

Bear Stearns Commercial Mortgage, Inc.

SCHEDULE I

A)Documents relating to the Loan:

A.             Building Loan Agreement Between Borrower and Lender;

B.             Project Loan Agreement Between Borrower and Lender;

C.             Building Loan Promissory Note from Borrower in favor of Lender;

D.             Project Loan Promissory Note in favor of Lender;

E.              Building Loan Mortgage and Security Agreement from Borrower in favor of Mortgage Electronic Registration Systems, Inc.;

F.              Project Loan Mortgage and Security Agreement from Borrower in favor of Mortgage Electronic Registration Systems, inc. (Documents (F) and (G) collectively referred to as the "Mortgages");

G.             Building Loan Assignment of Leases and Rents from Borrower in favor of Mortgage Electronic Registration Systems, Inc.;

H.            Project Loan Assignment of Leases and Rents from Borrower in favor of Mortgage Electronic Registration Systems, Inc. (Documents (H) and (I) collectively referred to as the "Assignments");

I.             Administration Fee Letter from Borrower to Lender;

J.             Cash Management Agreement among Borrower, Lender, Agent and Manager;

K.            Assignment of Management Agreement and Subordination of Management Fees from Borrower in favor of Lender;

L.            Assignment of Agreements, Permits and Contracts from Borrower to Lender;

M.           Guaranty of Completion from Acadia Strategic in favor of Lender;

N.            Guaranty of Recourse Carve Outs from Guarantor in favor of Lender;

O.             Environmental indemnity Agreement from Borrower and Acadia Strategic to Lender; and

P.             Deposit Account Control Agreement between Borrower, Lender and Bank of America, N.A.

Bear Stearns Commercial Mortgage, Inc.

B)           Organizational Documents.

(1)	Certificate of Formation of Borrower, dated as of December 8, 2006, as amended on January 25, 2007;
(2)	Operating Agreement of Borrower, dated as of December 8, 2006.

Bear Stearns Commercial Mortgage, Inc.

EXHIBIT A
CERTIFICATE

With respect to the non-consolidation opinion dated December , 2007 (the "Opinion") to be delivered by Wachtel & Masyr, LLP ("W&M") in connection with the $11,229,260.33 Building Loan and $4,920,739.67 Project Loan (collectively, the "Loan") from Bear Stearns Commercial Mortgage, Inc. (the "Lender") to Acadia Atlantic Avenue, LLC, a Delaware limited liability company, the undersigned hereby certifies that, after due inquiry and review of the Opinion.

The undersigned hereby certify that, after due inquiry and review of the Opinion:

  1.            The undersigned has personal knowledge of the matters set forth herein.

2.
The undersigned acknowledges that (i) Wachtel & Masyr, LLP will rely on the representations contained in this Certificate in rendering the Opinion, (ii) the Lender and its successors and assigns will rely on the Opinion in granting the Loan to Borrower, and (iii) the representations contained in this Certificate may also be relied on by nationally recognized statistical rating organizations in connection with such rating organizations' rating of the Note and others as set forth in the Opinion Letter.

3.	The facts and assumptions contained in the Opinion are true and correct in all material respects with respect to the undersigned, as of the date hereof.

4.	The undersigned has no reason to believe that any statement or fact expressed in the Opinion Letter is untrue, inaccurate or incomplete in any material respect.

5.	The individual signing below has been duly authorized by the undersigned entity to execute this Certificate on its behalf.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date of the Opinion.

Exhibit K - Page 1

Bear Stearns Commercial Mortgage, Inc.

ACADIA ATLANTIC AVENUE, LLC

By: /s/ Robert Masters
Name: Robert Masters
Title: Senior Vice President

ACADIA 3319 ATLANTIC AVENUE, LLC

By: /s/ Robert Masters
Name: Robert Masters
Title: Senior Vice President

ACADIA STRATEGIC OPPORTUNITY FUND II, LLC

By: Acadia Realty Acquisition II, LLC,
its managing member

By: Acadia Realty Limited Partnership,
its sole member

By: Acadia Realty Trust,
its general partner

By: /s/ Robert Masters
Name: Robert Masters
Title: Senior Vice President

POST MANAGEMENT, LLC

By:_____________________
Name:
Title:

Exhibit K - Page 2

Bear Stearns Commercial Mortgage, Inc.

EXHIBIT L

BORROWER'S REQUISITION

(Building Loan)

[Letterhead of Borrower]

_______, 200__

Bear Stearns Commercial Mortgage, Inc. 383 Madison Avenue
New York, New York 10179

Re:            Atlantic Avenue Self-Storage, 3319 Atlantic Avenue, Brooklyn, New York

Ladies and Gentlemen:

In accordance with that certain [Building Loan Agreement (the "Building Loan Agreement")] [Project Loan Agreement (the "Project Loan Agreement")] dated as of December 26, 2007, between Bear Stearns Commercial Mortgage, Inc. ("Lender") and Acadia Atlantic Avenue LLC ("Borrower"), this letter will serve as the Borrower's Requisition requesting an Advance in the amount of $under the [Building Loan Agreement] [Project Loan Agreement]. All capitalized terms used herein and not defined herein have the same meaning as in the Building Loan Agreement.

Please wire the requested Advance on_____, 200__, as follows:

Amount: Bank:
ABA#:

Account:
Account Number:

The support for the above Advance is provided in the attached draw schedules. Please advise the undersigned as soon as the Advance has been credited.

Borrower hereby acknowledges that it has no outstanding defenses, claims, counterclaims or offsets against Lender under the Loan Documents.

Borrower represents and warrants to Lender as of the date hereof as follows:

(i)
All amounts shown on all previous Borrower's Requisitions have been paid in full and all amounts requested herein have been paid or will be paid in full from the proceeds of the disbursement requested hereby.

(ii)
All work on the Property to the date of this Requisition has been performed in accordance with the Plans and Specifications, and there have  been no changes to the Plans and Specifications except as approved by Lender or as authorized by the Building Loan Agreement.

Exhibit L

Bear Stearns Commercial Mortgage, Inc.

(iii)
All labor, materials, and/or services shown on each draw schedule, for which funds have been or are requested, are incorporated into the Property at this date, or in the case of Stored Materials, have been stored in accordance with, and otherwise satisfy the requirements of, the Building Loan Agreement.

(iv)	None of the amounts for which payment is requested in this Requisition have been included in any prior Borrower's Requisition.

(v)	All required Governmental Approvals of the Plans and Specifications by any Govenunental Authority have been obtained.

(vi)
There have been obtained all required Governmental Approvals by all Governmental Authorities required to complete the work described in the Plans and Specifications which work is now in progress or was previously completed.

(vii)	To the best knowledge of Borrower, all work on the Property, which has been completed or which is in progress as of this date, does not violate any applicable Legal Requirement.

(viii)	There is no Default or Event of Default under the Building Loan Agreement.

(ix)
The representations and warranties reaffirmed by this Draw Request pursuant to Section 2J L3 of the Building Loan Agreement are true and correct in all material respects on and as of the date of this Borrower's Requisition and will be true and correct in all material respects on and as of the date of such disbursement.

(x)	The Improvements have not been injured or damaged by fire, explosion, accident, flood or other casualty.

(xi)
There has been, since the date of the Building Loan Agreement, no change in the respective properties, business prospects, profits or conditions (financial or otherwise) of Borrower or any Guarantor, except changes occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

Very truly yours,

By:
Name:
Title:

Exhibit L

Bear Stearns Commercial Mortgage, Inc.

EXHIBIT M

AIA DOCUMENT NO. 6702

(FORM OF APPLICATION AND CERTIFICATE FOR PAYMENT)

[See Attached Form]

Exhibit L

AIA® Document G702™ – 1992

Application and Certificate for Payment

TO ~~OWNER~~ CONTRACTOR:	PROJECT:	APPLICATION NO: 001	Distribution to:
		PERIOD TO:	OWNER: ☐
		SUBCONTRACT FOR: General Construction	ARCHITECT: ☐
FROM SUBCONTRACTOR:	~~VIA ARCHITECT:~~ Not Applicable	SUBCONTRACT DATE:	CONTRACTOR: ☐
		PROJECT NOS: / /	FIELD: ☐
			OTHER: ☐

SUBCONTRACTOR'S APPLICATION FOR PAYMENT

Application is made for payment, as shown below, in connection with the Subcontract. Continuation Sheet, AIA Document G703, is attached.

1. ORIGINAL SUBCONTRACT SUM .... $ 0.00
2. Net change by Change Orders .... $ 0.00
3. SUBCONTRACT SUM TO DATE (Line 1 ± 2) .... $ 0.00
4. TOTAL COMPLETED & STORED TO DATE (Column G on G703) .... $ 0.00
5. RETAINAGE:
   a. 0 % of Completed Work (Column D + E on G703) $ 0.00
   b. 0 % of Stored Material (Column F on G703) $ 0.00
   Total Retainage (Lines 5a + 5b or Total in Column I of G703) .... $ 0.00
6. TOTAL EARNED LESS RETAINAGE .... $ 0.00
   (Line 4 Less Line 5 Total)
7. LESS PREVIOUS CERTIFICATES FOR PAYMENT .... $ 0.00
   (Line 6 from prior Certificate)
8. CURRENT PAYMENT DUE .... $ 0.00
9. BALANCE TO FINISH, INCLUDING RETAINAGE
   (Line 3 less Line 6) $ 0.00

CHANGE ORDER SUMMARY	ADDITIONS	DEDUCTIONS
Total changes approved in previous months by Owner	$ 0.00	$ 0.00
Total approved this Month	$ 0.00	$ 0.00
TOTALS	$ 0.00	$ 0.00
NET CHANGES by Change Order	$	0.00

The undersigned ~~Contractor~~ Subcontractor certifies that to the best of the ~~Contractor's~~ Subcontractor's knowledge, information and belief the Work covered by this Application for Payment has been completed in accordance with the ~~Contract~~ Subcontract Documents, that all amounts have been paid by the ~~Contractor~~ Subcontractor for Work for which previous Certificates for Payment were issued and payments received from the ~~Owner,~~ Contractor, and that current payment shown herein is now due.

SUBCONTRACTOR:

By: ____________________ Date: ____________________

State of:

County of:

Subscribed and sworn to before me this day of

Notary Public:

My Commission expires:

~~ARCHITECT'S CERTIFICATE FOR PAYMENT~~ NOT APPLICABLE

~~In accordance with the Contract Documents, based on on-site observations and the data comprising this application, the Architect certifies to the Owner that to the best of the Architect's knowledge, information and belief the Work has progressed as indicated, the quality of the Work is in accordance with the Contract Documents, and the Contractor is entitled to payment of the AMOUNT CERTIFIED.~~

~~AMOUNT CERTIFIED~~ .... $ ____________

~~(Attach explanation if amount certified differs from the amount applied. Initial all figures on this Application and on the Continuation Sheet that are changed to conform with the amount certified.)~~

~~ARCHITECT:~~

~~By:~~ ____________________ ~~Date:~~ ____________________

~~This Certificate is not negotiable. The AMOUNT CERTIFIED is payable only to the Contractor named herein. Issuance, payment and acceptance of payment are without prejudice to any rights of the Owner or Contractor under this Contract.~~

AIA Document G702™ – 1992. Copyright © 1953 and 1992 by The American Institute of Architects. All rights reserved.

1

User Notes:

AIA Document G702™ - 1992

Application and Certificate for Payment

TO OWNER:	PROJECT:	APPLICATION NO: 002 PERIOD TO: CONTRACT FOR: General Construction	Distribution to: OWNER ☐ ARCHITECT ☐
FROM CONTRACTOR:	VIA ARCHITECT:	CONTRACT DATE: PROJECT NOS:	CONTRACTOR ☐ FIELD ☐ OTHER ☐

CONTRACTOR'S APPLICATION FOR PAYMENT

Application is made for payment, as shown below, in connection with the Contract. Continuation Sheet, AIA Document G703, is attached.

1. ORIGINAL CONTRACT SUM .... $ 0.00
2. Net change by Change Orders .... $ 0.00
3. CONTRACT SUM TO DATE (Line 1 ± 2) .... $ 0.00
4. TOTAL COMPLETED & STORED TO DATE (Column G on G703) .... $ 0.00
5. RETAINAGE:
   a. 0 % of Completed Work (Column D + E on G703) $ 0.00
   b. 0 % of Stored Material (Column F on G703) $ 0.00

   Total Retainage (Lines 5a + 5b or Total in Column I of G703) .... $ 0.00
6. TOTAL EARNED LESS RETAINAGE .... $ 0.00
   (Line 4 Less Line 5 Total)
7. LESS PREVIOUS CERTIFICATES FOR PAYMENT .... $ 0.00
   (Line 6 from prior Certificate)
8. CURRENT PAYMENT DUE .... $ 0.00
9. BALANCE TO FINISH, INCLUDING RETAINAGE
   (Line 3 less Line 6) $ 0.00

CHANGE ORDER SUMMARY	ADDITIONS	DEDUCTIONS
Total changes approved in previous months by Owner	$ 0.00	$ 0.00
Total approved this Month	$ 0.00	$ 0.00
TOTALS	$ 0.00	$ 0.00
NET CHANGES by Change Order	$	0.00

The undersigned Contractor certifies that to the best of the Contractor's knowledge, information and belief the Work covered by this Application for Payment has been completed in accordance with the Contract Documents, that all amounts have been paid by the Contractor for Work for which previous Certificates for Payment were issued and payments received from the Owner, and that current payment shown herein is now due.

CONTRACTOR:

By: ______________________ Date: ______________

State of:

County of:

Subscribed and sworn to before me this day of

Notary Public:

My Commission expires:

ARCHITECT'S CERTIFICATE FOR PAYMENT

In accordance with the Contract Documents, based on on-site observations and the data comprising this application, the Architect certifies to the Owner that to the best of the Architect's knowledge, information and belief the Work has progressed as indicated, the quality of the Work is in accordance with the Contract Documents, and the Contractor is entitled to payment of the AMOUNT CERTIFIED.

AMOUNT CERTIFIED .... $ 0.00

(Attach explanation if amount certified differs from the amount applied. Initial all figures on this Application and on the Continuation Sheet that are changed to conform with the amount certified.)

ARCHITECT:

By: ______________________ Date: ______________

This Certificate is not negotiable. The AMOUNT CERTIFIED is payable only to the Contractor named herein. Issuance, payment and acceptance of payment are without prejudice to any rights of the Owner or Contractor under this Contract

AIA Document G702™ – 1992. Copyright © 1953, 1963, 1965, 1978 and 1992 by The American Institute of Architects. All rights reserved. This draft was produced by AIA software

User Notes:

1